Exhibit 10.83

Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) if disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with “[***]” to indicate where omissions have been made.

Execution Version

VENTURE GLOBAL CALCASIEU PASS, LLC,

as Issuer,

and

TRANSCAMERON PIPELINE, LLC,

as the Guarantor,

AND EACH GUARANTOR THAT MAY BECOME PARTY HERETO

INDENTURE

Dated as of August 5, 2021

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

i

EXHIBITS

Exhibit A-1	FORM OF 2029 NOTE
Exhibit A-2	FORM OF 2029 REGULATION S TEMPORARY GLOBAL NOTE
Exhibit A-3	FORM OF 2031 NOTE
Exhibit A-4	FORM OF 2031 REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	ADDITIONAL NOTES AND SUPPLEMENTAL INDENTURES FOR ADDITIONAL NOTES
Exhibit G	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit H	FORM OF NET SHORT REPRESENTATION
Exhibit I	COMMON SECURITY AND ACCOUNT AGREEMENT

v

INDENTURE dated as of August 5, 2021 among Venture Global Calcasieu Pass, LLC, a Delaware limited liability company (the “Company”), TransCameron Pipeline, LLC (“TCP”) and any other Guarantors (as defined herein) that may become a party hereto from time to time, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of Notes (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“2029 Notes” means the $1,250,000,000 aggregate principal amount of the Company’s 3.875% senior secured notes due 2029, issued under this Indenture on the date hereof.

“2031 Notes” means the $1,250,000,000 aggregate principal amount of the Company’s 4.125% senior secured notes due 2031, issued under this Indenture on the date hereof.

“Abandonment” has the meaning given in Schedule A of the CSAA.

“Acceptable Bank” has the meaning given in Schedule A of the CSAA.

“Acceptable Debt Service Reserve LC” has the meaning given in Schedule A of the CSAA.

“Account Bank” has the meaning given in Schedule A of the CSAA.

“ACQ” means annual contract quantity as set forth in the applicable LNG SPA.

“Additional Debt Service Reserve Account(s)” has the meaning given in Schedule A of the CSAA.

“Additional Notes” means Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.01(d) and Exhibit F.

“Additional Proceeds Prepayment Account” has the meaning given in Schedule A of the CSAA.

“Additional Qualifying LNG SPA” means any LNG SPA that meets each of the following conditions but does not meet the conditions to be a Qualifying LNG SPA:

(a)	such LNG SPA has a term of at least three (3) years;

(b)	such LNG SPA either has “free on board” or “delivered ex ship” terms;

(c)

such LNG SPA is entered into with a counterparty that either (i) has an Investment Grade rating (or has its obligations guaranteed by an entity that has an Investment Grade rating) or (ii) has consolidated net tangible assets of at least $3 billion for each MTPA or portion thereof (or has its obligations guaranteed by an entity that has such consolidated net tangible assets); and

(d)	no Material Adverse Effect occurs, or could reasonably be expected to occur, as a result of entering into such LNG SPA, taken as a whole;

provided that, no Additional Qualifying LNG SPA shall constitute a Qualifying Indenture LNG SPA unless the Company or its Restricted Subsidiaries have other Qualifying LNG SPAs for at least 8.0 MTPA of ACQ.

“Administrative Service Agreements” has the meaning given in Schedule A of the CSAA.

“Advance” has the meaning given in Schedule A of the CSAA.

“Affiliate” has the meaning given in Schedule A of the CSAA.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Law” means, except as the context may otherwise require, all applicable laws (including common law), rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any Governmental Authority.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Owner” has the meaning given in Schedule A of the CSAA.

“Asset Sale” means:

(a)

the sale, lease, conveyance or other disposition of any assets or rights; provided that, except in connection with a Permitted Pipeline Sale, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or of TCP and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Section 5.01 and not by the provisions of Section 4.12; and

(b)	the issuance of Equity Interests in TCP or any of the Company’s or TCP’s Restricted Subsidiaries or the sale of Equity Interests in TCP or any of the Company’s or TCP’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50,000,000;

(ii)

a transfer of assets between or among the Company, TCP and/or its respective Restricted Subsidiaries; provided that, this clause (ii) shall not apply to any transfer of assets by the Company and/or its Restricted Subsidiaries, on the one hand, to TCP and/or its Subsidiaries, on the other hand, made following or in contemplation of a Permitted Pipeline Sale;

(iii)	dispositions in compliance with any applicable court or governmental order;

(iv)

an issuance of Equity Interests by a Restricted Subsidiary to the Company or TCP or to any other Restricted Subsidiary; provided that, this clause (iv) shall not apply to an issuance of Equity Interests by a Restricted Subsidiary of the Company to TCP and/or its Subsidiaries entered into following or in contemplation of a Permitted Pipeline Sale;

(v)

the sale, lease or other disposition of (A) products, services, inventory or accounts receivable in the ordinary course of business or (B) obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Development;

(vi)	the sale, transfer or other disposition of cash or Authorized Investments;

(vii)	the settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Indenture;

(viii)	a Restricted Payment made in accordance with this Indenture, a Permitted Investment or a Permitted Payment;

(ix)	the sale or other disposition of LNG (or other commercial products);

(x)	the sale of Gas in the ordinary course of business;

(xi)	the sale or other disposition of Permitted Investments;

(xii)	the sale of LNG, liquefaction and other services in the ordinary course of business;

(xiii)	the transfer or novation of Permitted Hedging Instruments in accordance with the Finance Documents;

(xiv)

conveyance of gas interconnection or metering facilities to gas transmission companies and conveyance of electricity substations to electricity providers pursuant to its electricity purchase arrangements for operating the Project Facilities;

(xv)	any transaction or series of transactions permitted by Section 4.27 or Section 4.28;

(xvi)	any single transaction or series of related transactions pursuant to the terms of an agreement existing on the Notes Issue Date; and

(xvii)	the sale, transfer, conveyance or other disposition of carbon credits, tax credits or similar attributes or credits.

“Authorized Investments” has the meaning given in Schedule A of the CSAA.

“Authorized Officer” has the meaning given in Schedule A of the CSAA.

“Bankruptcy” has the meaning given in Schedule A of the CSAA.

“Bankruptcy Code” has the meaning given in Schedule A of the CSAA.

“Bankruptcy Law” means the Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Base Committed Quantity” means eight (8) MTPA, being the aggregate ACQ under the Qualifying LNG SPAs as at the Notes Issue Date; provided, in each case, that following the full payment of the required amount upon any LNG SPA Mandatory Prepayment and/or LNG SPA Mandatory Offer, the Base Committed Quantity will be equal to the aggregate ACQ under the Qualifying LNG SPAs used to calculate the amount of Senior Debt that the Company is not required to repay upon an Indenture LNG SPA Prepayment Event under Section 4.21; provided, further, that upon incurrence of any Expansion Senior Debt, the Base Committed Quantity shall be adjusted to take into account the aggregate ACQ under the Qualifying LNG SPAs that have been taken into account for debt sizing purposes in order to incur such Expansion Senior Debt, with such adjustment becoming effective at financial close of such Expansion Senior Debt.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“BP” means BP Gas Marketing Limited.

“BHGE” means Baker Hughes Energy Services LLC (f/k/a GE Oil & Gas, LLC).

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the board of directors, members or managers of the general partner of the partnership;

(c)	with respect to a limited liability company, the managing member or members or managers or any controlling committee of managing members or managers thereof; and

(d)	with respect to any other Person, the board, managers or committee of such Person serving a similar function.

“Business Day” has the meaning given in Schedule A of the CSAA.

“Business Interruption Insurance Proceeds” has the meaning given in Schedule A of the CSAA.

“Calculation Date” means the last day of the month immediately preceding the date on which a Restricted Payment is made.

“Calculation Period” means, on any Calculation Date, for purposes of calculating Historical DSCR or Projected Fixed DSCR in connection with a Restricted Payment:

(a)

in the case of Historical DSCR, the period commencing 12 months prior to, and ending on, the applicable Calculation Date; provided that, prior to the first anniversary of Facility Substantial Completion, the Calculation Period shall mean the period beginning on the first day of the first full month following Facility Substantial Completion, and ending on the Calculation Date; and

(b)

in the case of Projected Fixed DSCR, the period commencing on the first day after the applicable Calculation Date through the following 12 month period (with such ratio being calculated on a pro forma basis giving effect to such Restricted Payment).

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited or membership interests (however designated)); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such instrument includes any right of participation with Capital Stock, shall not be deemed to be Capital Stock unless and until such instrument is so converted or exchanged.

“Cash Flow” means, with respect to any period, all funds received or, as applicable in the relevant context, projected to be received by the Obligors during such period, without duplication, including:

(a)

amounts received by the Company under the LNG SPAs (including in respect of Supplemental Quantities sold by the Company as permitted under Section 8.4 of the Common Terms Agreement and in respect of quantities of LNG sold by the Company prior to the Commercial Operation Date as permitted under Section 8.5 of the Common Terms Agreement;

(b)

earnings on funds held in the Secured Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Facilities Debt Service Reserve Account or any account established to prefund interest on any Senior Debt), if any, in any case, that are not transferred to the Revenue Account pursuant to the CSAA;

(c)

any amounts deposited in the Insurance/Condemnation Proceeds Account to the extent applied to the payment of Operation and Maintenance Expenses or Project Costs in accordance with Article 5 of the CSAA;

(d)	all cash paid to the Obligors during such period as Business Interruption Insurance Proceeds;

(e)

proceeds from the transfer, sale or disposition of assets or rights of the Obligors in the ordinary course of business in accordance with Section 12.17 of the Common Terms Agreement (other than as set forth in sub-clause (vi) below) to the extent such proceeds have been or will be used to pay Operation and Maintenance Expenses;

(f)	amounts paid to each Obligor under any Material Project Agreement;

(g)	amounts received by each Obligor under Permitted Hedging Instruments other than in respect of interest rates;

(h)

solely with respect to the calculation of Historical DSCR, (I) all cash paid to the Company and/or its Restricted Subsidiaries during the applicable period from any direct or indirect owner of the Company and/or its Restricted Subsidiaries by way of equity contribution or Subordinated Debt (as permitted pursuant to the terms of the Senior Debt Instruments then in effect) and (II) in the case of the first Restricted Payment made after the expiry or termination of any period during which the making of Restricted Payments has been restricted, any cash then on deposit in the Secured Accounts (without double counting any other amounts of Cash Flow taken into account in the calculation of the Historical DSCR);

(i)

with respect to the calculation of Projected Fixed DSCR for any purpose other than such calculation under Section 11 of the Common Terms Agreement, and for any period, any cash projected to be on deposit in the Secured Accounts at the commencement of such period as a result of a restriction on the making of Restricted Payments applicable prior to such period (without double counting any other amounts of Cash Flow taken into account in the calculation of the Projected Fixed DSCR); and

(j)

with respect to the calculation of Projected Fixed DSCR for any purpose other than such calculation under Section 4.06(a)(2), any cash projected to be on deposit in the Secured Accounts at the commencement of such period as a result of a restriction on making of Restricted Payments applicable prior to such period (without double counting any other amounts of Cash Flow taken into account in the calculation of the Projected Fixed DSCR);

but excluding, in each case:

(i)	all amounts required to be deposited in the Insurance/Condemnation Proceeds Account used to reimburse Equity Funding;

(ii)	all proceeds of Senior Debt that are used to reimburse Drawstop Equity Contributions;

(iii)	proceeds of the final Advance on the Project Completion Date;

(iv)	the proceeds of the Project Completion Date Distribution;

(v)	proceeds of third-party liability insurance;

(vi)

proceeds from the sale, lease or other disposition of obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Development, as described in sub-clause (B) of clause (v) under the definition of “Asset Sale” hereunder and dispositions of Project Property if an Obligor replaces such Project Property within 180 days following such disposition or has obtained a commitment to replace such Project Property within 180 days following such disposition and replaces such Project Property within 270 days following such disposition;

(vii)

proceeds of Senior Debt and other Indebtedness (and corresponding amounts received by the Obligors pursuant to any guarantees) permitted by Section 4.08 other than amounts received under Permitted Hedging Instruments included under clause (g) above;

(viii)	except as provided in clause (h) above, Equity Funding received from the Sponsor or any direct or indirect holders of equity interests of the Company; and

(ix)	any cash deposited into the Additional Proceeds Prepayment Account.

“Cash Flow Available for Debt Service” means, for any Calculation Period, the amount equal to (a) Cash Flow for such period minus (b) Operation and Maintenance Expenses, for such period; provided that Operation and Maintenance Expenses included in the calculation of Historical DSCR and Projected Fixed DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising prior to the Project Completion Date that are Project Costs and, in the case of an Expansion, arising prior to the completion date of such Expansion and that are pre-completion project costs of such Expansion, (ii) that portion of Operation and Maintenance Expenses that are Required Capital Expenditures and (iii) Operation and Maintenance Expenses arising from and after the Project Completion Date or the completion date of an Expansion, as applicable, relating to expenditure on items that were, as of the Project Completion Date or the completion date of such Expansion, as applicable, outstanding or punch list items under the Material Construction Contracts (and for which sufficient reserves are on deposit in the Completion Reserve Account), or Expansion engineering, procurement and/or construction contract, as applicable, that are paid out of Senior Debt or Equity Funding.

“Catastrophic Casualty Event” means any Event of Loss where Insurance Proceeds or Condemnation Proceeds are received in an aggregate amount for a single loss or related series of losses exceeding $500,000,000.

“CB&I” means CB&I LLC.

“Change of Control” means (a) at any time prior to the Project Completion Date, the Sponsor, any person who is a shareholder (including, for the avoidance of doubt, Falcon LNG LLC and any of its affiliates) of the Sponsor as of the Notes Issue Date, any Approved Owner or any of their respective Affiliates, collectively, shall fail to own, directly or indirectly in the aggregate, more than 50% of the equity ownership interests in the Company and TCP, or control, directly or indirectly, more than 50% of the aggregate ordinary voting power of the Company and TCP, (b) on or following the Project Completion Date, (i) the Sponsor, any Approved Owner or any of their respective Affiliates, collectively, or (ii) a Qualified Owner shall fail to control, directly or indirectly, more than 50% of the aggregate ordinary voting power in the Company and TCP; or (c) at any time, the Pledgor shall cease to directly maintain 100% of the voting and economic interests in the Company or TCP; provided that, (A) a Permitted Pipeline Sale shall not be a Change of Control and (B) from and after the occurrence of any Permitted Pipeline Sale, any references to TCP in the foregoing shall no longer apply.

“Change of Control Triggering Event” means the occurrence of a Change of Control; provided that, on and following the Project Completion Date, a Change of Control shall not be deemed to have occurred if the Company shall have received letters from any two Recognized Credit Rating Agencies (or if only one Recognized Credit Rating Agency is then rating the Notes of such series, the Company shall have received a letter from that Recognized Credit Rating Agency) to the effect that the Recognized Credit Rating Agency has considered the contemplated Change of Control and that, if such event occurs, there would be no downgrading in the rating such Recognized Credit Rating Agency would provide for the Notes of such series as of the date of such event.

“Clearstream” means Clearstream Banking, S.A.

“Closing Date Equity Funding” has the meaning given in Schedule A of the CSAA.

“Collateral” means any property right or interest subject to a Security Interest.

“Collateral Agent” means Mizuho Bank (USA) as the trustee named under the CSAA as collateral agent for the Secured Parties.

“Commercial Operation Date” has the meaning given in the applicable LNG SPA.

“Common Terms Agreement” has the meaning given in Schedule A of the CSAA.

“Company” has the meaning set forth in the recitals hereto.

“Completion Reserve Account” means the account described in Section 4.3(a)(xiv) (Accounts) of the CSAA.

“Condemnation Proceeds” has the meaning given in Schedule A of the CSAA.

“Constitutional Documents” means certificates of formation, limited liability company agreements, partnership agreements, certificates of incorporation, bylaws or any similar entity organizational or constitutive document.

“Construction Account” has the meaning given in Schedule A of the CSAA.

“Construction Contractors” means the EPC Contractor, WHC, BHGE, UOP, Weeks Marine and CB&I.

“Contingency Reserve Account” has the meaning given in Schedule A of the CSAA.

“Continuing” (including, with its corresponding meaning, the terms “Continuance” and “Continuation”) means:

(a)

with respect to any Loan Facility Declared Default, Declared Event of Default or other comparable event of default or termination event under any other Senior Debt Instrument or Permitted Hedging Instrument, that such event of default or termination event has occurred without the need for declaration, or been declared by required Senior Creditor action, in each case in conformity with the requirements of the Common Terms Agreement or such other Senior Debt Instrument or Permitted Hedging Instrument, as the case may be, and no Cessation Notice or similar notice shall have been given with respect thereto;

(b)

with respect to any Unmatured Loan Facility Event of Default, Unmatured Event of Default or other unmatured default or termination event under any other Senior Debt Instrument or Permitted Hedging Instrument, that such unmatured default or termination event has occurred and has not been waived or cured; and

(c)

with respect to any Loan Facility Event of Default, Indenture Event of Default or other event of default or termination event under any other Senior Debt Instrument or Permitted Hedging Instrument, that such event of default or termination event has occurred and has not been declared, waived or cured.

“Control Agreements” has the meaning given in Schedule A of the CSAA.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business in Pittsburgh, Pennsylvania shall be principally administered, which office as of the date of this instrument is located at the address specified in Section 13.02, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 601 Travis Street, 16th Floor, Houston, Texas 77002; Attention: Corporate Trust Administration, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Company.

“Covered Modification” means any modification, consent or waiver under any Finance Document requiring the vote of the Trustee as a Senior Creditor Group Representative, including, for the avoidance of doubt, those set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) of the CSAA.

“Credit Facilities Closing Date” means the date on which the conditions precedent set forth in Section 4.1 (Conditions to Closing Date and Initial Advance) and Section 4.2 (Conditions to Each Advance) of the Common Terms Agreement have been satisfied or waived.

“Credit Facility Agent” means Natixis, New York Branch, as facility agent under the Credit Facility Agreement.

“Credit Facility Agreement” is the Credit Facility Agreement, dated as of the Credit Facilities Closing Date, by and among Company as the borrower, TCP, the Credit Facility Lender Parties party thereto from time to time, the Credit Facility Agent and, solely for purposes of Section 3.06 thereof, the Collateral Agent.

“Credit Facility Lender Parties” means the Credit Facility Lenders and the Issuing Banks under the Credit Facility Agreement.

“Credit Facility Lenders” means the “Lenders” under the Credit Facility Agreement.

“CSAA” means the Common Security and Account Agreement, dated as of August 19, 2019, among the Company, TCP, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group party thereto from time to time, the Intercreditor Agent, the Collateral Agent and the Account Bank. For purposes of this Indenture, references to the CSAA refer to the CSAA, attached as Exhibit I hereto, as in effect on the Notes Issue Date.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Date Certain” has the meaning given in Schedule A of the CSAA.

“Debt Service” has the meaning given in Schedule A of the CSAA.

“Debt Service Reserve Account” has the meaning given in Schedule A of the CSAA.

“Decision” has the meaning given in Schedule A of the CSAA.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof, issued in accordance with Section 2.06, and, in the case of Initial Notes, substantially in the form of Exhibit A-1 and Exhibit A-3 except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means a common depositary for Euroclear and Clearstream.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company.

“Development” means the financing, development, engineering, acquisition, ownership, occupation, construction, equipping, testing, commissioning, completing, debottlenecking, insurance, repair, operation, maintenance and use of the Project Facilities and the purchase, transportation and sale of Gas and the production, storage and sale of LNG, the export of LNG from the Project Facilities, the transportation of Gas to the Project Facilities by an Obligor or third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto (including, without limitation, carbon capture and sequestration), in each case in accordance with the Transaction Documents. “Develop” and “Developed” shall have corresponding meanings.

“Development Expenditures” means, for any period, the aggregate amount of all expenditures of the Obligors payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Obligors.

“Direct Agreements” has the meaning given in Schedule A of the CSAA.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or TCP to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or TCP, as applicable, may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the requirements of Section 4.06. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Obligors may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company or TCP that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or TCP.

“Drawstop Equity Contributions” has the meaning given in Schedule A of the CSAA.

“Edison” means Edison S.p.A.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“EPC Contract” has the meaning given in Schedule A of the CSAA.

“EPC Contract Guaranty” has the meaning given in Schedule A of the CSAA.

“EPC Contractor” means Kiewit Louisiana Co.

“Equity Funding” has the meaning given in Schedule A of the CSAA.

“Equity Interests” has the meaning given in Schedule A of the CSAA.

“Euroclear” means Euroclear Bank S.A./N.V.

“Event of Loss” means any event that causes any Project Facilities, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, and, in each case, shall include an Event of Taking.

“Event of Taking” has the meaning given in Schedule A of the CSAA.

“Excess Capacity LNG SPA” means the LNG Sales and Purchase Agreement (FOB) between the Company and Venture Global Commodities, LLC, dated as of November 14, 2018, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement, dated as of June 24, 2019, and as supplemented by Notice of CP Satisfaction Date, dated as of August 19, 2019.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Authorization” has the meaning given in Schedule A of the CSAA.

“External LNG/CCS Assets” means one or more pipelines, trains, and related storage, loading and other ancillary infrastructure (including, without limitation, carbon capture and sequestration facilities), if any, constructed at or adjacent to the site of, the Development and is not owned by the Company or a Restricted Subsidiary.

“External LNG/CCS Entity” means the entity undertaking development of External LNG/CCS Assets.

“Facility Agent” has the meaning given in Schedule A of the CSAA.

“Facility Agreements” has the meaning given in Schedule A of the CSAA.

“Facility Debt Commitment” has the meaning given in Schedule A of the CSAA.

“Facility Lenders” has the meaning given in Schedule A of the CSAA.

“Facility Substantial Completion” has the meaning given to that term in the EPC Contract.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, board of managers or similar body, or the member(s) of the Company (unless otherwise provided in this Indenture).

“FERC Order” has the meaning given in Schedule A of the CSAA.

“Finance Documents” has the meaning given in Schedule A of the CSAA; provided that such term shall include any other document designated as a Finance Document by the Company and the Collateral Agent (on instruction from Requisite Secured Parties).

“Fitch” has the meaning given in Schedule A of the CSAA.

“FTA Authorization” has the meaning given in Schedule A of the CSAA.

“GAAP” has the meaning given in Schedule A of the CSAA.

“Galp” means Galp Energia E&P B.V.

“Gas” has the meaning given in Schedule A of the CSAA.

“Gas Hedge Provider” has the meaning given in Schedule A of the CSAA.

“Gas Supply Agreement” has the meaning given in Schedule A of the CSAA.

“Gas Transportation Agreements” means:

(a)

Precedent Agreement for Firm Natural Gas Transportation Service, dated as of August 22, 2016, by and between ANR Pipeline Company and Venture Global Calcasieu Pass, LLC, as superseded by the Amended and Restated Precedent Agreement for Firm Natural Gas Transportation Service, dated as of December 21, 2018 (as supplemented by FTS-1 Service Agreement (Contract No. 133755), dated January 22, 2020, with respect to the Phase I Project and FTS-1 Service Agreement (Contract No. 133756), dated January 22, 2020, with respect to the Phase II Project);

(b)

Precedent Agreement for Firm Natural Gas Transportation Service, dated as of May 13, 2019, between EnLink Midstream Operating LP, Venture Global Calcasieu Pass, LLC, Bridgeline Holdings, L.P., and Sabine Pipe Line LLC (as supplemented by the Service Agreement for Firm Transportation Service, dated as of August 19, 2019, between Venture Global Calcasieu Pass, LLC and Sabine Pipe Line LLC);

(c)

Service Agreement, dated as of September 8, 2020, by and between Texas Eastern Transmission, LP and Venture Global Calcasieu Pass, LLC, together with the Negotiated Rate Letter, dated as of September 8, 2020, between Venture Global Calcasieu Pass, LLC and Texas Eastern Transmission, LP; and

(d)	after a Permitted Pipeline Sale, each PPS Gas Agreement.

“Global Note Legend” means (i) in the case of the Initial Notes, the legend set forth in Section 2.06(g)(2) and (ii) in the case of any Additional Notes, a legend required or permitted by Section 2.01(d).

“Global Notes” means, individually and collectively, each of the Restricted Global Notes, the Unrestricted Global Notes and any Additional Notes issued as a Global Note, deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in accordance with Section 2.01 and Section 2.06.

“Governmental Authorities” has the meaning given in Schedule A of the CSAA.

“Government Securities” means securities that are:

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantor” means TransCameron Pipeline, LLC, a limited liability company organized under the laws of the State of Delaware, which is a direct wholly owned Subsidiary of the Pledgor, and any Subsidiary of the Company or TCP that accedes to the CSAA from time to time as permitted under the Finance Documents then in effect as a Guarantor for the benefit of all Senior Creditors, pursuant to Section 11.15 (Additional Guarantors) of the CSAA.

“Hedging Bank” has the meaning given in Schedule A of the CSAA.

“Hedging Instruments” has the meaning given in Schedule A of the CSAA.

“Hedging Termination Amount” has the meaning given in Schedule A of the CSAA.

“Historical DSCR” means for any Calculation Period, the ratio of:

(a)	the Cash Flow Available for Debt Service for such period; to

(b)

Debt Service for such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) LC Costs, (iii) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (iv) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, (v) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates, (vi) Hedging Termination Amounts, and (vii) Working Capital Debt and any Debt Service payable thereunder).

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note issued in accordance with 2.01(c)(1)(B) hereof.

“Impairment” has the meaning given in Schedule A of the CSAA. “Impair” and “Impaired” shall have a corresponding meaning.

“Indebtedness” has the meaning given in Schedule A of the CSAA.

“Indenture Payment Date” means this Indenture payment dates of February 15 and August 15.

“Independent Accountants” means any independent firm of accountants of recognized standing in the relevant jurisdiction.

“Independent Engineer” means Lummus Consultants International LLC and any replacement thereof appointed (a) pursuant to the terms of the Common Terms Agreement if Loans or Senior Debt Commitments in connection therewith are outstanding or (b) if no Loans or Senior Debt Commitments in connection therewith are outstanding, by the Requisite Secured Parties, and if no Event of Default shall then be Continuing, after consultation with the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial LNG Buyers” means (a) Shell, Edison, Galp, BP, Repsol and PGNiG and (b) for purposes of this Indenture, Venture Global Commodities, LLC.

“Initial LNG SPA Guarantees” means:

(a)	the Guarantee, dated as of February 4, 2016, by Shell Oil Company in favor of the Company, as amended by First Amendment to Guarantee, dated as of March 5, 2018;

(b)	the Guarantee, dated as of May 17, 2018, by BP International Limited in favor of the Company;

(c)	the Guarantee, dated as of May 18, 2018, by Galp Energia, SGPS, S.A. in favor of the Company;

(d)	the Guarantee, dated as of August 14, 2018, by Repsol Exploracion, S.A. in favor of the Company; and

(e)	any other guarantee delivered to the Company under an Initial LNG SPA.

“Initial LNG SPAs” means the following LNG SPAs entered into between the Company and the Initial LNG Buyers on or before the Credit Facilities Closing Date:

(a)

the Amended and Restated LNG Sales and Purchase Agreement (FOB) between the Company and Shell, dated as of April 4, 2018, as amended by First Amendment to Amended and Restated LNG Sales and Purchase Agreement (FOB), dated as of August 10, 2018, and Second Amendment to Amended and Restated LNG Sales and Purchase Agreement (FOB), dated as of June 14, 2019, and as supplemented by Notice of CP Satisfaction Date, dated as of August 19, 2019;

(b)

the LNG Sales and Purchase Agreement (FOB) between the Company and Edison, dated as of September 25, 2017, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of February 28, 2018, Amendment No. 2 to LNG Sales and Purchase Agreement (FOB), dated as of June 13, 2018, Amendment No. 3 to LNG Sales and Purchase Agreement (FOB), dated as of December 13, 2018, and Amendment No. 4 to LNG Sales and Purchase Agreement (FOB), dated as of June 10, 2019, and supplemented by Waiver of Condition Precedent, dated as of September 4, 2018, by Edison;

(c)

the LNG Sales and Purchase Agreement (FOB) between the Company and Galp, dated as of April 30, 2018, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of December 20, 2018 and as supplemented by Notice of CP Satisfaction Date, dated as of August 19, 2019;

(d)	the LNG Sales and Purchase Agreement (FOB) between the Company and BP, dated as of May 17, 2018 and as supplemented by Notice of CP Satisfaction Date, dated as of August 19, 2019;

(e)

the LNG Sales and Purchase Agreement (FOB) between the Company and Repsol, dated as of August 14, 2018, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of June 10, 2019 and Amendment No. 2 to LNG Sales and Purchase Agreement (FOB) dated as of June 10, 2020, and as supplemented by Notice of CP Satisfaction Date dated as of August 19, 2019;

(f)

the LNG Sales and Purchase Agreement (FOB) between the Company and PGNiG, dated as of September 28, 2018, as supplemented by letter agreement dated June 24, 2019, and as supplemented by Notice of CP Satisfaction Date dated as of August 19, 2019 (collectively, the LNG Sales and Purchase Agreements described in clauses (a) – (f) of this definition, the “Foundation LNG SPAs”); and

(g)	the Excess Capacity LNG SPA.

“Initial Notes” means, collectively, the 2029 Notes and the 2031 Notes.

“Initial Permitted Senior Debt Hedging Instruments” has the meaning given in Schedule A of the CSAA.

“Initial Purchasers” means, with respect to the Initial Notes, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC, ING Financial Markets LLC, Mizuho Securities USA LLC, Natixis Securities Americas LLC, Nomura Securities International, Inc., RBC Capital Markets, LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., ICBC Standard Bank Plc and with respect to any Additional Notes, the purchaser or purchasers of such Additional Notes from the Company.

“Initial Senior Debt” has the meaning given in Schedule A of the CSAA.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Insurance/Condemnation Proceeds Account” has the meaning given in Schedule A of the CSAA.

“Insurance Proceeds” has the meaning given in Schedule A of the CSAA.

“Intercreditor Agent” has the meaning given in Schedule A of the CSAA.

“Intercreditor Agreement” has the meaning given in Schedule A of the CSAA.

“Interest Payment Date” means February 15 and August 15 of each year, commencing on February 15, 2022, or if any such day is not a Business Day, the next succeeding Business Day.

“Investment” means, for any Person:

(a)

the acquisition (whether for cash, property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b)

the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c)	the entering into of any guarantee of, or other contingent obligation (other than an indemnity which is not a guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under any engineering, procurement and construction contract then in effect.

“Investment Grade” means one long-term unsecured credit rating equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations.

“Investment Grade LNG Buyer” means an LNG Buyer that:

(a)	has, or has its obligations guaranteed by an entity that has, at least two Investment Grade ratings;

(b)

has, or has its obligations guaranteed by an entity that has, one Investment Grade rating and a tangible net worth of at least $3.0 billion per MTPA of LNG committed to be purchased by such LNG Buyer pursuant to its LNG SPA; or

(c)

for the purposes of LNG SPAs under Section 4.06, Section 4.21, or Section 4.29, has its obligations under the applicable LNG SPA in an amount equal to the greater of (i) 50% of the total undiscounted present value of the projected payments thereunder during the remaining term of such LNG SPA and (ii) 100% of the total undiscounted present value of its projected payments thereunder during the lesser of (A) the succeeding five (5) years under such LNG SPA and (B) the remaining term of such LNG SPA, supported by a letter of credit issued by an Acceptable Bank.

“LC Costs” has the meaning given in Schedule A of the CSAA.

“Leases” means:

(a)

the Amended and Restated Ground Lease Agreement, dated as of June 20, 2019, by and between the Company and Henry Venture, LLC, amending and restating the Ground Lease Agreement dated as of March 11, 2019, as amended by that certain First Amendment to Ground Lease Agreement dated as of March 25, 2019; and

(b)

the Amended and Restated Ground Lease Agreement, dated as of July 15, 2019, by and between the Company and JADP Venture, LLC, amending and restating the Ground Lease Agreement dated as of March 14, 2019, as amended by that certain First Amendment to Ground Lease Agreement dated as of March 25, 2019.

“Lien” has the meaning given in Schedule A of the CSAA.

“LNG” has the meaning given in Schedule A of the CSAA.

“LNG Buyer” has the meaning given in Schedule A of the CSAA.

“LNG Facility” or “Facility” means the approximately 10 MTPA nameplate LNG liquefaction and export project located alongside the Calcasieu Ship Channel in Cameron Parish, Louisiana, consisting of nine integrated single mixed refrigerant liquefaction blocks and supporting facilities, three natural gas pre-treatment units to remove water and acid gases from feed gas prior to liquefaction (each capable of supporting 50% of the nameplate capacity), two 200,000 cubic meter cryogenic LNG storage tanks, a marine terminal with two LNG berthing docks that can accommodate vessels up to at least 185,000 cubic meters in capacity, a 620 megawatt air-cooled combined-cycle gas-fired power plant with an additional 25 megawatt gas- fired turbine with selective catalyst reduction, in each case (i) with related onsite utilities and supporting infrastructure and (ii) as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“LNG Production System” means LPS1, LPS2 or LPS3, as applicable.

“LNG Production System RFSU” means, with respect to an LNG Production System, all of the following conditions are satisfied: (a) Kiewit has completed all applicable Work in accordance with the EPC Contract, including Exhibit S to the EPC Contract, to ensure that such LNG Production System is ready to receive and utilize feed gas, (b) Kiewit has achieved mechanical completion with respect to such LNG Production System, and (c) Kiewit has delivered to the Company an LNG Production System RFSU certificate in accordance with the EPC Contract.

“LNG Production System Substantial Completion” has the meaning assigned to such term in the EPC Contract.

“LNG SPA” has the meaning given in Schedule A of the CSAA.

“LNG SPA Mandatory Prepayment” has the meaning given in Schedule A of the CSAA.

“Loan Facility Declared Default” has the meaning given in Schedule A of the CSAA.

“Loan Facility Event of Default” has the meaning given in Schedule A of the CSAA.

“Loan Participant” means each Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) to whom a Facility Lender may sell participations from time to time.

“Loans” has the meaning given in Schedule A of the CSAA.

“Long Derivative Instruments” means, as to any person, a Derivative Instrument (i) the value of which to such person generally increases, and/or the payment or delivery obligations of such person under which generally decrease, with positive changes in the financial performance and/or position of the Company and/or (ii) the value of which to such person generally decreases, and/or the payment or delivery obligations of such person under which generally increase, with negative changes in the financial performance and/or position of the Company.

“LPS1” means the systems and sub-systems comprising a portion of the Facility and including the first four (4) blocks.

“LPS2” means the systems and sub-systems comprising a portion of the Facility and including two (2) blocks.

“LPS3” means the systems and sub-systems comprising a portion of the Facility and including the final three (3) blocks.

“LTS Purchase Order” means that certain the Purchase Order Contract for the Sale of Liquefaction Train System, dated as of September 25, 2018, by and between the Company and BHGE, as amended by Change Order No. 1 dated as of June 24, 2019, Letter Agreement dated June 24, 2019, Letter Agreement dated August 12, 2019, Change Order No. 2 dated as of December 11, 2019, Change Order No. 3 dated as of March 31, 2020, Change No. 4 dated as of September 24, 2020, Change Order No. 5 dated January 14, 2021, Change Order No. 6 dated November 24, 2020, Change Order No. 7 dated as of December 16, 2020, and Change Order No. 8 dated April 12, 2021.

“Manager” has the meaning given in Schedule A of the CSAA.

“Marine Works Construction Agreement” means that certain Construction Agreement relating to Marine Works, dated as of January 24, 2017, by and between the Company and Weeks Marine, as amended by Amendment No. 1 to Construction Agreement, dated as of December 13, 2017, Amendment No. 2 to Construction Agreement, dated as October 5, 2018, Amendment No. 3 to Construction Agreement, dated as of March 5, 2019, Amendment No. 4 to Construction Agreement, dated as of June 28, 2019, and Amendment No. 5, dated as of July 3, 2019, as supplemented by the letter agreement dated July 3, 2019, and as amended by Change Order No. 1, dated October 17, 2019, between the Company and Weeks Marine (Marine Works), Change Order No. 2, dated as of July 1, 2020, Change Order No. 3, dated as of October 20, 2020, Change Order No. 4, dated January 27, 2021, Change Order No. 5, dated April 2, 2021, Change Order No. 6, dated as of April 27, 2021, and Change Order No. 7, dated as of July 9, 2021.

“Material Adverse Effect” has the meaning given in Schedule A of the CSAA.

“Material Construction Contracts” means, together, each of the following documents:

(a)	the EPC Contract;

(b)	the Pipeline Construction Agreement;

(c)	the LTS Purchase Order;

(d)	the PIS Purchase Order;

(e)	the Pretreatment Contract;

(f)	the Marine Works Construction Agreement;

(g)	the Storm Surge Wall Construction Agreement; and

(h)	the Storage Tanks EPC Contract.

“Material Project Agreements” means:

(a)	the Initial LNG SPAs;

(b)	the Initial LNG SPA Guarantees;

(c)	the Material Construction Contracts;

(d)	the Gas Transportation Agreements;

(e)	from and after LNG Production System RFSU (as defined in the EPC Contract) with respect to LPS1, the Gas Supply Agreement;

(f)	the Service Agreements (other than the agreement described in clause (e) of the definition thereof);

(g)	from and after the entry into such agreement, the agreement described in clause (e) of the definition of “Service Agreements;”

(h)	the Leases;

(i)	the Parent Guarantees;

(j)	the Access License Agreements;

(k)	the Pipeline Service Agreements;

(l)

any additional contract with obligations and liabilities thereunder (A) equal to or in excess of $20 million per year and a committed term of at least five (5) years, with respect to any contract for the purchase of natural gas by, or supply of natural gas to, the Company, (B) equal to or in excess of $50 million per year and a committed term of at least five (5) years, with respect to any contract for the delivery and sale of LNG by the Company, and (C) equal to or in excess of $50 million per year and a committed term of at least two (2) years, with respect to any other contract;

(m)	any parent guarantee related to any agreement described in (e) or (l) above or, to the extent not described in (b) above, related to any Initial LNG SPA or Qualifying LNG SPA; and

(n)	any replacement of any existing agreement described in (a) through (m) above.

“Material Project Counterparties” means each of the Construction Contractors, the Initial LNG Buyers, Shell Oil Company, Galp Energia, SGPS, S.A., BP International Limited, Repsol Exploracion, S.A., Texas Eastern Transmission, LP, ANR Pipeline Company, Bridgeline Holdings, L.P., EnLink Midstream Operating, LP, Sabine Pipe Line LLC, Indigo Minerals LLC, Calcasieu Pass Operations, LLC, Venture Global Services, LLC, TransCameron Operations, LLC, Henry Venture, LLC, JADP Venture, LLC, General Electric Company, McDermott International, Inc., Honeywell International Inc., CP Marine Offloading, LLC and each other party (other than an Obligor) to a Material Project Agreement.

“Moody’s” has the meaning given in Schedule A of the CSAA.

“Mortgage” has the meaning given in Schedule A of the CSAA.

“MTPA” means million tonnes per annum.

“Net Cash Proceeds” has the meaning given in Schedule A of the CSAA.

“Net Short” means, with respect to a noteholder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company immediately prior to such date of determination.

“Non-FTA Authorization” has the meaning given in Schedule A of the CSAA.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and any Additional Notes, unless the context otherwise requires.

“Notes Issue Date” means the first date of the original issuance of the Notes under this Indenture.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, as set forth in the provisions of this Indenture.

“O&M Agreement” has the meaning given in Schedule A of the CSAA.

“Obligors” means the Company, TCP and any other Guarantor; provided that, from and after a Permitted Pipeline Sale, TCP shall not be an Obligor under this Indenture.

“Offering Memorandum” means that certain confidential offering memorandum, dated as of July 29, 2021, pursuant to which the Initial Notes were first offered to eligible purchasers in a private placement.

“Officer’s Certificate” means a certificate signed by one Authorized Officer of the Company, which officer must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, that meets the requirements of Section 13.05 hereof.

“Operation and Maintenance Expenses” has the meaning given in Schedule A of the CSAA.

“Operational” has the meaning give in Schedule A of the CSAA.

“Operator” has the meaning give in Schedule A of the CSAA.

“Opinion of Counsel” means an opinion or opinions from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05. The counsel may be an employee of, or counsel to, the Company, any Subsidiary of the Company or the Trustee.

“Parent Guarantees” means:

(a)	Seller Parent Guaranty Agreement, dated as of September 28, 2018, by General Electric Company for the benefit of Company, relating to the LTS Purchase Order;

(b)	Seller Parent Guaranty Agreement, dated as of September 28, 2018, by General Electric Company for the benefit of the Company, relating to the PIS Purchase Order;

(c)	Parent Guarantee, dated as of August 5, 2019, by McDermott International, Inc., in favor of the Company;

(d)	Parent Guarantee, dated as of December 21, 2018, by Honeywell International Inc. in favor of the Company; and

(e)	the EPC Contract Guaranty.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Performance Liquidated Damages” has the meaning given in Schedule A of the CSAA.

“Permit” has the meaning given in Schedule A of the CSAA.

“Permitted Business” means (a) the development, construction, operation, expansion, reconstruction, debottlenecking, improvement, maintenance and ownership of the Development (including, without limitation, any carbon capture and sequestration facilities relating to the Development) or related to or using by-products of the Development, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance, financing and ownership of any facilities reasonably related to the Development or related to or using by-products of the Development and (b) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Development or related to or using by-products of the Development.

“Permitted Completion Amount” has the meaning given in Schedule A of the CSAA.

“Permitted Development Expenditures” means Development Expenditures that:

(a)	are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development; or

(b)	are otherwise used for the Development; or

(c)

are incurred in connection and in compliance with Section 4.27 or Section 4.28; and are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 of the CSAA or proceeds of dispositions to the extent permitted by Section 12.17 of the Common Terms Agreement while in effect or any equivalent provision of any other Senior Debt Instrument or if no Senior Debt Instrument is then in effect, the provisions of such Senior Debt Instrument immediately prior to its termination, (iii) Retained Excess Cash Flow, (iv)Cash Flow permitted to be used for Operation and Maintenance Expenses (pursuant to clauses (c) and (k) of the definition thereof) or (v) PDE Senior Debt permitted to be incurred pursuant to Section 4.09(d), Expansion Senior Debt permitted to be incurred pursuant to Section 4.09(c) or other Indebtedness permitted to be incurred under Section 4.08, in the case of each of the foregoing sub-clauses (i), (ii) and (iv), which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect.

“Permitted Finance Costs” means, for any period, the sum of all amounts of principal, interest, fees and other amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by Section 12.14(b) (including guarantees thereof permitted under Section 12.15 of the Common Terms Agreement during such period) plus all amounts payable during such period pursuant to Permitted Hedging Instruments that are not secured, plus any amounts required to be deposited in margin accounts pursuant to Permitted Hedging Instruments; provided that Permitted Finance Costs will not include funds categorized as Operation and Maintenance Expenses under the last sentence of the definition thereof. For purposes of this Indenture, “Permitted Finance Costs” shall include amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by this Indenture, and shall not include funds categorized as Operation and Maintenance Expenses under the exception thereunder for obligations to repay advances in relation to secured Permitted Hedging Instruments or Indebtedness permitted by this Indenture.

“Permitted Hedging Instrument” means (a) each Initial Permitted Senior Debt Hedging Instrument; or (b) a Hedging Instrument entered into by the Company in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider or any other party that is a counterparty to a Hedging Instrument, and (ii) is entered for non-speculative purposes and is on arm’s-length terms.

“Permitted Investment” means:

(a)	Authorized Investments;

(b)	by way of trade credit in the ordinary course of business;

(c)

as specifically contemplated under the Finance Documents to which the Trustee is a party or by the terms of a Material Project Agreement as long as (i) such Material Project Agreement was in place on the Notes Issue Date, but only to the extent permitted by such Material Project Agreement on the Notes Issue Date, (ii) such Material Project Agreement was approved by the Intercreditor Agent at a time when at least $1 billion of Loans or Senior Debt Commitments in connection therewith were outstanding or (iii) such Investment does not exceed $15,000,000 in the aggregate with all other Investments permitted under this clause (c)(iii);

(d)	advance payments to contractors in the ordinary course of business on usual commercial terms;

(e)	Investments among and between the Company, TCP and/or their Restricted Subsidiaries;

(f)

any Investment by the Company, TCP and/or their Restricted Subsidiaries in a Person, if as a result of such investment such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company, TCP and/or their Restricted Subsidiaries;

(g)	Investments existing on the Notes Issue Date;

(h)	repurchases of the Senior Notes;

(i)	Investments received as a result of a foreclosure by the Company, TCP and/or their Restricted Subsidiaries with respect to any secured investment in default;

(j)

surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with Gas purchases;

(k)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Equity Interests that constitute Indebtedness) of the Company or TCP;

(l)

amounts deposited pursuant to the escrow agreement entered into with respect to disputed amounts under any engineering, procurement and construction contract or another construction contract with respect to development of the Project Facilities as permitted under the Finance Documents;

(m)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(n)	guarantees of Indebtedness pursuant to Section 4.08;

(o)	Investments pursuant to Permitted Hedging Instruments;

(p)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.12;

(q)

any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company, TCP and/or their Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(r)

(i) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; and (ii) loans or advances to employees made in the ordinary course of business of the Company, TCP and/or their Restricted Subsidiaries in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(s)

advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company, TCP and/or their Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business; and

(t)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (t) that are at the time outstanding not to exceed $50,000,000.

“Permitted Liens” means:

(a)

Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;

(b)	deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;

(c)

deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under the Material Construction Contracts and any other engineering, procurement or construction contracts), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with Gas purchases;

(d)

mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;

(e)

servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Project Facilities’ land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements;

(f)	Liens to secure Indebtedness permitted by clauses (h) and (p) of Section 4.08;

(g)	the Security Interests;

(h)	Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law;

(i)	Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $100,000,000);

(j)

contractual or statutory rights of set-off (including netting) granted to the Obligors’ bankers, (i) under any Permitted Hedging Instrument or any Material Project Agreement as long as (A) such Material Project Agreement was in place on the Notes Issue Date but only to the extent permitted by such Material Project Agreement on the Notes Issue Date, (B) such Material Project Agreement was approved by the Intercreditor Agent at a time when at least $1 billion of Loans or Senior Debt Commitments in connection therewith were outstanding or (C) the amount of collateral affected by such Lien does not exceed $15,000,000 in the aggregate with all other Liens permitted under this clause (C); and (ii) that could not reasonably be expected to cause a Material Adverse Effect;

(k)

deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by an Obligor and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;

(l)	Liens that are scheduled exceptions to the coverage afforded by a Title Policy on the Notes Issue Date or later date of amendment of a Title Policy or delivery of a new Title Policy;

(m)

legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;

(n)	the Liens created pursuant to the Real Property Documents;

(o)	Liens created by any fee owner under a Lease, to the extent permitted by such Lease;

(p)	Liens by any Obligor in favor of any other Obligor;

(q)

Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible); and

(r)	Liens arising from Sharing Arrangements permitted as described in Section 4.28.

“Permitted Payment” means, without duplication as to amounts allowed to be distributed under any other provision of the Common Terms Agreement:

(a)

payments to an Affiliate of the Company to permit such Affiliate to pay its reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $5,000,000 per calendar year (escalating annually in accordance with the applicable Material Project Agreements); and

(b)

(i) with respect to any periods (or portions thereof) ending before the Project Completion Date, the amount necessary for payment to an Affiliate of the Company to enable it (or, if such Affiliate is a flow-through entity for U.S. federal income tax purposes, its beneficial owners) to pay its (or such beneficial owners’) income tax liability with respect to income generated by the Obligors as a result of sales pursuant to the LNG SPAs for any periods (or portions thereof) ending prior to the Project Completion Date and (ii) with respect to any periods (or portions thereof) ending after the Project Completion Date, the amount necessary for payment to an Affiliate of the Company to enable it (or, if such Affiliate is a flow-through entity for U.S. federal income tax purposes, its beneficial owners) to pay its (or such beneficial owners’) income tax liability with respect to income generated by the Obligors, provided that such income tax liability shall be determined hypothetically based on the aggregate net taxable income of the Obligors and the highest combined tax rate applicable to an individual residing in New York, New York for the applicable period.

“Permitted Pipeline Sale” means any sale of the Capital Stock of TCP or the TransCameron Pipeline to a Qualified Pipeline Owner which satisfies the following conditions: (a) after giving effect to any such sale, and taking into account any payments to be made by the Company to TCP or the owner of the TransCameron Pipeline through the terms of the Qualifying LNG SPAs, the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to such sale, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Projected Fixed DSCR that is not less than 1.40:1.00 through the terms of such Qualifying LNG SPAs, with such calculations using such Qualifying LNG SPAs in respect of which there is in effect their Required Export Authorizations which are not Impaired, and using an interest rate equal to the weighted average interest rate of all Senior Debt (other than Working Capital Debt) then outstanding; (b) no Event of Default or Unmatured Event of Default has occurred and is Continuing or would reasonably be expected to occur as a result of such sale; (c) the Company has (i) retained existing gas transportation agreements in place between the Company and TCP prior to giving effect to such sale, or (ii) entered into one or more binding agreements with TCP (or the owner of the TransCameron Pipeline) relating to the Company’s use of the TransCameron Pipeline so that the Company is able to perform its obligations in accordance with the Qualifying LNG SPAs through the last to terminate of such Qualifying LNG SPAs, in each case, through the terms of such Qualifying LNG SPAs (each such agreement contemplated by this clause (c), a “PPS Gas Agreement”); (d) a Direct Agreement is in place with respect to each PPS Gas Agreement; (e) each PPS Gas Agreement entered into pursuant to clause (c)(ii) above (if any) is undertaken on fair and commercially reasonable terms that are not less favorable in the aggregate to the Company than would be obtained in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the Board of Directors (or equivalent governing body) of the Company to be fair and reasonable); (f) such sale is consummated in compliance with the FERC Order and, after giving effect to such sale, the FERC Order remains in full force and effect; (g) the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that no Material Adverse Effect will occur, or would reasonably be expected to occur, as a result of such sale; (h) the Company shall have received letters from any two Recognized Credit Rating Agencies (or if only one Recognized Credit Rating Agency is then rating the Notes of such series, the Company shall have received a letter from that Recognized Credit Rating Agency) to the effect that the Recognized Credit Rating Agency has considered the contemplated sale and that, if such sale occurs, there would be no downgrading in the rating such Recognized Credit Rating Agency would provide for the Notes of such series as of the date of such sale; and (i) the Trustee has received a certificate of an Authorized Officer of the Company confirming that each of the conditions set forth in clauses (a) through (h) above has been satisfied and setting forth the calculation of Projected Fixed DSCR in clause (a) above.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company, TCP or any of their Restricted Subsidiaries incurred under clauses (i) or (j) of the definition of “Permitted Indebtedness,” issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company, TCP or any of their Restricted Subsidiaries (other than intercompany Indebtedness); provided that the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses, including premiums and discounts incurred in connection therewith).

“Permitted Senior Debt Hedging Instrument” means a Permitted Hedging Instrument in respect of which the Hedging Banks have acceded to the CSAA.

“Person” has the meaning given in Schedule A of the CSAA.

“PGNiG” means Polskie Goìrnictwo Naftowe I Gazownictwo Spółka Akcyjna.

“Pipeline Construction Agreement” means that certain Pipeline Construction Agreement, dated as of January 23, 2019, by and between TCP and WHC, as amended by Change Order No. 1 dated June 13, 2019, Change Order No. 2 dated June 14, 2019, Change Order No. 3 dated July 19, 2019, Change Order No. 4 dated September 27, 2019, Change Order No. 5 dated as of April 9, 2020, Change Order No. 6 dated as of January 14, 2021, Change Order No. 7 dated as of January 27, 2021, Change Order No. 8, dated as of February 10, 2021, Change Order No. 9 dated as March 4, 2021, Change Order No. 10 dated March 26, 2021, and Change Order No. 11 dated June 9, 2021 and Amendment No. 1 to Pipeline Construction Agreement dated as of June 28, 2019.

“Pipeline Service Agreements” has the meaning given in Schedule A of the CSAA.

“PIS Purchase Order” means that certain Purchase Order Contract for the Sale of Power Island System, dated as of September 25, 2018, between the Company and BHGE, as amended by Change Order No. 1 dated June 24, 2019, Change Order No. 2 dated as of December 23, 2019, Letter Agreement dated June 24, 2019, Change Order No. 3 dated as of February 26, 2020, Change Order No. 4 dated as of April 27, 2020, Change Order No. 5 dated as of June 24, 2020, Change Order No. 6 dated as of December 29, 2020, Change Order No. 7 dated as of February 10, 2021, Change Order No. 8 dated as of March 24, 2021 and Software License Addendum dated as of December 9, 2020, Change Order No. 9 dated as of May 26, 2021, Change Order No. 10 dated as of June 30, 2021 and Change Order No. 11 dated as of June 30, 2021.

“Pledge Agreement” is the pledge agreement, dated as of the Credit Facilities Closing Date, between Pledgor and Collateral Agent for the Secured Parties.

“Pledgor” means Calcasieu Pass Pledgor, LLC, a limited liability company organized under the laws of the State of Delaware.

“PPS Gas Agreement” has the meaning given in the definition of Permitted Pipeline Sale.

“Pre-LNG Production System Fixed Amount” means an amount equal to $[***].

“Pretreatment Contract” means that certain Engineering and Procurement Agreement, dated as of December 21, 2018, by and between the Company and UOP as amended by Amendment No. 1 dated as of June 28, 2019, Amendment No. 2 dated as of August 16, 2019, Change Order No. 1 dated as of September 11, 2019, Change Order No. 2 dated as of December 6, 2019, Change Order No. 3 dated June 11, 2020, Change Order No. 4 dated December 1, 2020, Change Order No. 5 dated as of March 24, 2021, Change Order No. 6, dated as of March 8, 2021, and Change Order No. 7, dated as of April 12, 2021, and supplemented with that certain Amended and Restated Natural Gas Integrated Pretreatment Block License Agreement, dated as of July 17, 2019, by and between the Company and UOP

“Private Placement Legend” means (a) in the case of the Initial Notes, the legend set forth in Section 2.06(g)(1) and (b) in the case of any Additional Notes any legend required or permitted by Section 2.01(d).

“Project Completion Date” means the date upon which all of the conditions set forth in Section 14.1 of the Common Terms Agreement have been either satisfied, or, in each case, waived by the requisite parties to the Intercreditor Agreement.

“Project Completion Date Distribution” means an amount equal to the sum of (a) 25% of the amount remaining on deposit in the Contingency Reserve Account after giving effect to the application of clauses (ii)(A) through (ii)(D) of Section 14.2(c) of the Common Terms Agreement and the amounts available for distribution pursuant to clause (b) of this definition, plus (b) 100% of any Cash Flows of the Obligors received prior to the Project Completion Date that are deposited into the Pre-Completion Revenues Account.

“Project Costs” has the meaning given in Schedule A of the CSAA.

“Projected Fixed DSCR” means, unless otherwise provided in this Indenture (a) for purposes of Section 4.06 during the Calculation Period; and (b) for all other purposes, during the applicable period beginning no earlier than (i) the first Indenture Payment Date to occur after the ”facility substantial completion deadline” (as defined in the applicable engineering, procurement and/or construction contracts), or (ii) if the Commercial Operation Date with respect to all of the Foundation LNG SPAs has occurred, the first Indenture Payment Date to occur after the incurrence of Indebtedness, entering into of a Sharing Arrangement, commencement of an LNG SPA Mandatory Offer, or consummation of a merger, consolidation, conversion, continuance or sale, assignment, transfer, lease, conveyance or other disposition of assets, as applicable, the ratio of:

(a)	in all cases other than Section 4.06:

(i)

the Cash Flow Available for Debt Service projected for such period, provided that, Cash Flow is calculated solely to reflect (A) the fixed price component under applicable Qualifying LNG SPAs (or, in the case of Additional Senior Debt, Expansion Senior Debt or Replacement Senior Debt, the applicable Qualifying Indenture LNG SPAs), (B) expected interest and investment earnings paid to the Company, TCP and/or its respective Restricted Subsidiaries (other than, following a Permitted

Pipeline Sale, TCP and its Restricted Subsidiaries) during such period, (C) amounts expected to be paid to the Company, TCP and/or its respective Restricted Subsidiaries (other than, following a Permitted Pipeline Sale, TCP and its Restricted Subsidiaries) during such period as Business Interruption Insurance Proceeds and (D) the fixed expenses that could reasonably be expected to be incurred by the Company, TCP and/or its respective Restricted Subsidiaries (other than, following a Permitted Pipeline Sale, TCP and its Restricted Subsidiaries) if the Material Project Counterparties were not lifting any cargoes under the Qualifying LNG SPAs (or, in the case of Additional Senior Debt, Expansion Senior Debt or Replacement Senior Debt, the applicable Qualifying Indenture LNG SPAs); provided, that the “fixed price component” shall be the price component identified as such in the applicable LNG SPA or such other price component approved by the Intercreditor Agent (at any time when Loans or Senior Debt Commitments remain outstanding) as the fixed price component; to

(ii)

Senior Debt Obligations projected to be paid in such period (taking into account Permitted Hedging Instruments) (other than (A) pursuant to voluntary prepayments or mandatory prepayments, (B) with respect to Senior Debt that has bullet maturities or balloon payments at maturity or scheduled principal payments in the final year prior to maturity, such balloon payments and such scheduled principal payments in such final year, (C) Working Capital Debt and any Debt Service payable thereunder, (D) LC Costs, (E) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (F) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, and (G) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates); and

(b)	in the case of Section 4.06:

(i)	the Cash Flow Available for Debt Service projected for such period; to

(ii)

Senior Debt Obligations projected to be paid in such period (other than (A) pursuant to voluntary prepayments or mandatory prepayments, (B) with respect to Senior Debt that has bullet maturities or balloon payments at maturity or scheduled principal payments in the final year prior to maturity, such balloon payments and such scheduled principal payments in such final year, (C) Working Capital Debt and any Debt Service payable thereunder, (D) LC Costs, (E) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (F) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, and (G) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

“Project Facilities” has the meaning given in Schedule A of the CSAA.

“Project Property” has the meaning given in Schedule A of the CSAA.

“Prudent Industry Practice” has the meaning given in Schedule A of the CSAA.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Owner” has the meaning given in Schedule A of the CSAA.

“Qualified Pipeline Operator” means any Person that, directly or indirectly through a Subsidiary or a controlled Affiliate, within the last five (5) years, is engaged in the business of procuring or transporting at least 1.0 Bcf of natural gas per day.

“Qualified Pipeline Owner” means any Person that directly or through an affiliate, (i) is (or is a Subsidiary or a controlled Affiliate of) a Qualified Pipeline Operator, (ii) has engaged a Qualified Pipeline Operator to operate the TransCameron Pipeline, (iii) has engaged with one or more Affiliates of the Sponsor to operate the TransCameron Pipeline or (iv) has provided the Intercreditor Agent with a certificate from the Independent Engineer stating that such Person (or its designated operator) is qualified to operate the TransCameron Pipeline.

“Qualified Transporter” has the meaning given in Schedule A of the CSAA.

“Qualifying Indenture LNG SPAs: means, collectively the Qualifying LNG SPAs and Additional Qualifying LNG SPAs.

“Qualifying Term” means (a) with respect to the Initial LNG SPAs, a term at least longer than the expected amortization term of the Initial Senior Debt, (b) with respect to any LNG SPA replacing an LNG SPA that was previously a Qualifying LNG SPA, a term at least as long as the remaining term of the Initial LNG SPA it is replacing and (c) with respect to any other Qualifying LNG SPA, the term of such LNG SPA used in the relevant Projected Fixed DSCR calculation when determining the quantum of Senior Debt that could be incurred based on the revenues projected to be generated under such LNG SPA.

“Rating Reaffirmation” means, with respect to any matter under this Indenture requiring a Rating Reaffirmation, that any two Recognized Credit Rating Agencies that are then rating the Notes (or, if only one Recognized Credit Rating Agency is then rating the Notes, such agency) have considered the matter and confirmed that, if implemented (or if such matter is an Event of Default, if such event continued), they would reaffirm the then current rating or provide a more favorable rating.

“Real Estate” has the meaning given in Schedule A of the CSAA.

“Real Property Documents” has the meaning given in Schedule A of the CSAA.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the SEC.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note issued in accordance with the second paragraph of Section 2.01(c).

“Regulation S Temporary Global Note” means a temporary Global Note issued in accordance with the first paragraph of Section 2.01(c).

“Replacement Assets” means (a) non-current assets that will be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or a majority of the voting stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Repsol” means Repsol LNG Holding, S.A.

“Required Capital Expenditures” has the meaning given in Schedule A of the CSAA.

“Required Export Authorization” means with respect to a Required LNG SPA at any time, (a) the Non-FTA Authorization, (b) the FTA Authorization and (c) any other Export Authorization which the Company designates as a “Required Export Authorization” pursuant to this Indenture, to the extent that at such time, the volumes permitted to be exported under the FTA Authorization, the Non-FTA Authorization or such other Export Authorization, as the case may be, are required in order to enable the sale of such Required LNG SPA’s share of the then-applicable Base Committed Quantity of LNG in accordance with the terms of such Required LNG SPA. For the avoidance of doubt, the Non-FTA Authorization is a Required Export Authorization for each of the Initial LNG SPAs in effect on the Notes Issue Date and until otherwise determined in accordance with Section 4.21.

“Required LNG SPA” means any of the Qualifying LNG SPAs required to be maintained as described in Section 4.29.

“Requisite Secured Parties” means the requisite percentage of Senior Creditors required under the CSAA with respect to a specific Decision in order to make such Decision and provide the required instruction to the Collateral Agent.

“Reserve Amount” means, as of any date, an amount necessary to pay principal and interest in respect of the Notes projected to be due and payable on the next Payment Date (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of the Notes outstanding for the covered six month period; provided that (a) the Notes projected to be due and payable for purposes of this calculation shall not include any voluntary or mandatory prepayment; and (b) for purposes of the calculation of the scheduled principal payments in respect of any Notes of any series, any scheduled principal or final balloon payments in respect of the Notes of any series in the final year prior to maturity shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date for payment of principal prior to such payment shall be taken into account.

“Responsible Officer”, means, when used with respect to the Trustee, any officer within the Corporate Trust Division - Corporate Finance Unit of the Trustee (or any successor division or unit of the Trustee) located at the Corporate Trust Office of the Trustee, who has direct responsibility for the administration of this Indenture and also means, in the case of Section 7.01(c)(2) and the second sentence of Section 7.05, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payment” means (a) any dividend or other distribution by the Company (in cash, property of the Company, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company of, any portion of any membership interest in the Company and (b) all payments (in cash, property of the Company, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company of, any Indebtedness owed to Pledgor or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include (i) payments under the Service Agreements (which shall be paid in accordance with Section 4.7 of the CSAA), (ii) Permitted Payments (which shall be paid in accordance with Sections 4.5(b)(ii)(C) and/or 4.7 of the CSAA) and (iii) any of the payments in (a) or (b) above (whether in cash, securities, obligations or otherwise) made among any of the Obligors.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. As of the Notes Issue Date, neither the Company nor TCP has any Subsidiaries.

“Revenue Account” has the meaning given in Schedule A of the CSAA.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means a Global Note issued in accordance with Section 2.01(c)(1)(A).

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.

“Screened Affiliate” means any Affiliate of a noteholder (i) that makes investment decisions independently from such noteholder and any other Affiliate of such noteholder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such noteholder and any other Affiliate of such noteholder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such noteholder or any other Affiliate of such noteholder that is acting in concert with such noteholder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such noteholder or any other Affiliate of such noteholder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Accounts” has the meaning given in Schedule A of the CSAA.

“Secured Parties” means the Senior Creditors, the Senior Creditor Group Representatives, the Intercreditor Agent, the Collateral Agent and the Account Bank.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the CSAA and any other document, agreement, notice, mortgage, instrument or filing creating and/or perfecting any Lien required to be created or perfected by the CSAA or any other Finance Document and shall include the Pledge Agreement, any deed of trust or mortgage entered into pursuant to Section 3.2(f) of the CSAA, including the Mortgage, any Patent or Trademark security agreement entered into pursuant to Section 3.5(g) of CSAA, and any account control agreement (including the Control Agreements) entered into pursuant to Section 4.12(a) of the CSAA.

“Security Enforcement Action” has the meaning given in Schedule A of the CSAA.

“Security Interests” means the Liens created or purported to be created by or pursuant to the Security Documents.

“Senior Creditor” means a provider of Senior Debt that benefits from the CSAA, including the Facility Lenders, any Senior Noteholders and each Hedging Bank that is party to, or accedes to, the CSAA.

“Senior Creditor Group” has the meaning given in Schedule A of the CSAA.

“Senior Creditor Group Representative” has the meaning given in Schedule A of the CSAA.

“Senior Debt” has the meaning given in Schedule A of the CSAA.

“Senior Debt Commitments” has the meaning given in Schedule A of the CSAA.

“Senior Debt Instrument” has the meaning given in Schedule A of the CSAA.

“Senior Debt Obligations” has the meaning given in Schedule A of the CSAA, provided that, for the avoidance of doubt, Senior Debt Obligations shall include the Company’s obligations to pay: (a) all principal, interest and premiums on the Notes; and (b) all commissions, fees, reimbursements, indemnities, prepayment premiums and other amounts payable to the Holders hereunder; in each case whether such obligations are present, future, actual or contingent and including the payment of amounts that would become due under the Senior Debt Instruments or the Permitted Senior Debt Hedging Instruments but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code.

“Senior Facilities Debt Service Reserve Account” has the meaning given in Schedule A of the CSAA.

“Senior Facilities Reserve Amount” has the meaning given in Schedule A of the CSAA.

“Senior Noteholder” has the meaning given in Schedule A of the CSAA.

“Senior Notes” means the notes to be issued (or Facility Agreement to be entered into in the case of a “term loan B” financing that the Company has elected to be treated as an Indenture) pursuant to any Indenture.

“Service Agreements” means:

(a)

the Operation and Maintenance Agreement relating to the LNG Export and Liquefaction Facility to be located at the Calcasieu Pass Site in Cameron Parish, Louisiana, dated as of August 9, 2019, by and between the Company and Calcasieu Pass Operations, LLC;

(b)

the Administrative Services Agreement relating to the LNG Export and Liquefaction Facility to be located at the Calcasieu Pass Site in Cameron Parish, Louisiana, dated as of July 9, 2019, by and between the Company and Venture Global Services, LLC;

(c)	the Pipeline Operation and Maintenance Agreement relating to the TransCameron Natural Gas Pipeline dated as of August 9, 2019, by and between TCP and TransCameron Operations, LLC;

(d)	the Administrative Services Agreement relating to the TransCameron Natural Gas Pipeline, dated as of July 9, 2019, by and between TCP and Venture Global Services, LLC;

(e)	the long-term service agreement to be entered into by and between the Company and BHGE;

(f)	the Field Services Agreement, dated as of August 14, 2019, by and between the Company and BHGE; and

(g)	the Technical Advisor Services Agreement, dated as of July 29, 2019, by and between the Company and UOP.

“Shell” means Shell NA LNG LLC.

“Short Derivative Instruments” means, as to any person, a Derivative Instrument (i) the value of which to such person generally decreases, and/or the payment or delivery obligations of such person under which generally increase, with positive changes in the financial performance and/or position of the Company and/or (ii) the value of which to such person generally increases, and/or the payment or delivery obligations of such person under which generally decrease, with negative changes in the financial performance and/or position of the Company.

“Specified Counterparty” means (a) prior to the Project Completion Date, each of the Construction Contractors and each guarantor party to a Parent Guarantee, (b) any counterparty to a Required LNG SPA, (c) any guarantor party to an Initial LNG SPA Guarantee or any other guarantee delivered in respect of a Required LNG SPA and (d) after a Permitted Pipeline Sale, any counterparty to a PPS Gas Agreement and any guarantor party to a guarantee delivered in respect of a PPS Gas Agreement.

“Sponsor” means Venture Global LNG, Inc., a corporation organized under the laws of the State of Delaware.

“State of New York,” “New York” or “NY” means the State of New York in the United States.

“Storage Tanks EPC Contract” means that certain Amended and Restated LNG Storage Tanks Engineering, Procurement and Construction Agreement, dated as of December 22, 2017, by and between CB&I and the Company, as amended by Amendment No. 1 to Amended and Restated LNG Storage Tanks Engineering, Procurement and Construction Agreement dated as of April 1, 2019, Amendment No. 2 to Amended and Restated LNG Storage Tanks Engineering, Procurement and Construction Agreement dated as of June 30, 2019, Change Order No. 1, dated as of December 17, 2019, Change Order No. 2, dated as of December 24, 2019, Change Order No. 3, dated as of December 30, 2019, Change Order No. 4 dated as of June 9, 2020, Change Order No. 05 dated as of October 6, 2020, Change Order No. 06, dated as of October 20, 2020, Change Order No. 07, dated as of April 12, 2021, and Change Order No. 8, dated as of May 27, 2021.

“Storm Surge Wall Construction Agreement” means that certain Construction Agreement relating to a Storm Surge Wall, dated as of February 15, 2017, by and between the Company and Weeks Marine, as amended by Amendment No. 1 to Construction Agreement, dated as of December 13, 2017, Amendment No. 2 to Construction Agreement, dated as October 5, 2018, Amendment No. 3 to Construction Agreement, dated as of March 5, 2019, Amendment No. 4 to Construction Agreement, dated as of June 28, 2019, and Amendment No. 5 to Construction Agreement, dated as of December 12, 2019, Change Order No. 1, dated September 27, 2019, between the Company and Weeks Marine (Storm Surge Wall) and Change Order No. 2 dated February 26, 2020, and Change Order No. 3 dated June 15, 2020.

“Subordinated Debt” means any unsecured debt or obligation that ranks subordinate in right of payment to the Notes on the basis set forth in a subordination agreement in a form attached to the Common Terms Agreement, and if no Loans or Senior Debt Commitments in connection therewith remain outstanding, in the form attached to this Indenture.

“Subsequent Material Project Agreements” has the meaning given in Schedule A of the CSAA.

“Subsidiary” has the meaning given in Schedule A of the CSAA.

“Supplemental Indenture” means any indenture supplemental to this Indenture governing the terms and conditions of any Additional Notes issued from time to time pursuant to Section 2.01(d), in each case, to the extent that the Indebtedness evidenced by any Additional Notes, and the terms and conditions of any such Indebtedness, Additional Notes and Supplemental Indenture, are permitted by this Indenture, including Article 4.

“Supplemental Quantity” has the meaning given in Schedule A of the CSAA.

“Taxes” has the meaning given in Schedule A of the CSAA.

“Term Lenders” means those Term Lenders identified on Schedule I of the Credit Facility Agreement and each other Person that acquires the rights and obligations of any such Term Lender in accordance with the Credit Facility Agreement but excluding any Person that has assigned all of its rights and obligations under the Credit Facility Agreement (other than in connection with the sale of participations) and Loan Participants.

“Term Loan Availability Period” means the period commencing (solely with respect to the initial advance under the Credit Facility Agreement) on the Credit Facilities Closing Date and (with respect to all other advances of Term Loans) following the utilization in full of both the Closing Date Equity Funding and the initial advance under the Credit Facility Agreement, and ending on the earliest of:

(a)	the Date Certain;

(b)	the Project Completion Date;

(c)	the date the Term Loan Commitments are fully utilized or of any cancellation or termination of all of the remaining Term Loan Commitments pursuant the Common Terms Agreement; and

(d)

the date the required lenders under the Credit Facility Agreement terminate their commitments under the Credit Facility Agreement upon the occurrence and during the Continuance of a Loan Facility Event of Default.

“Term Loan Commitment” has the meaning given in Schedule A of the CSAA.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Title Policy” has the meaning given in Schedule A of the CSAA.

“Transaction Documents” means, collectively, the Finance Documents and the Material Project Agreements.

“TransCameron Pipeline” has the meaning given in Schedule A of the CSAA.

“Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unmatured Event of Default” means an event that, with the giving of notice, lapse of time or making of a determination, would constitute an Event of Default.

“Unmatured Loan Facility Event of Default” has the meaning given in Schedule A of the CSAA.

“United States” or “U.S.” means the United States of America.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company or TCP that is designated by the Board of Directors (or equivalent governing body) of the Company or TCP, respectively, as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors (or equivalent governing body), but only to the extent that such Subsidiary:

(a)	has no Indebtedness other than Non-Recourse Debt;

(b)

except as permitted in Section 4.13, is not party to any agreement, contract, arrangement or understanding with the Company, TCP or any of their Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company, TCP or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or TCP;

(c)

is a Person with respect to which none of the Company, TCP and any of their Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company, TCP or any of their Restricted Subsidiaries.

“UOP” means UOP LLC.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Weeks Marine” means Weeks Marine, Inc. “WHC” means WHC, LLC

“Working Capital Debt” means senior secured or unsecured Indebtedness (which, if secured, shall constitute Senior Debt), under one or more working capital facilities, for working capital purposes (including in the forms of undrawn commitments, outstanding indebtedness and the issuance of letters of credit from time to time).

Section 1.02 Other Definitions.

Term	Defined in Section
“2029 Call Date”	3.07
“2029 Make-Whole Price”	3.07
“2031 Make-Whole Price”	3.07
“2031 Call Date”	3.07
“Accession Agreement”	10.02
“Additional Senior Debt”	4.09
“Applicable Expansion Debt Assets”	4.09
“Applicable Tax Law”	7.02
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Cessation Notice”	6.04
“Change of Control Offer”	4.17
“Change of Control Payment”	4.17
“Change of Control Payment Date”	4.17
“Court Determination”	6.05
“Covenant Defeasance”	8.03
“Declared Event of Default”	6.02
“Directing Holder”	6.05
“DTC”	2.03
“Event of Default”	6.01
“Excess Loss Proceeds Offer”	3.09
“Excess Loss Proceeds”	4.19
“Excess Proceeds”	4.12
“Expansion”	4.11
“Expansion Equity Funding Commitment”	4.11

Term	Defined in Section
“Expansion Senior Debt”	4.09
“Export Authorization Remediation”	4.21
“Fundamental Modification”	9.03
“Indenture LNG SPA Prepayment Event”	4.21
“Indenture Payment Default”	6.01
“Initial Series Notes”	3.07
“Instructing Officers”	13.02
“Instructions”	13.02
“Legal Defeasance”	8.02
“LNG SPA Mandatory Offer”	3.09
“LNG SPA Mandatory Prepayment Amount (CTA Calculation)”	4.21
“LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation)”	4.21
“LNG SPA Mandatory Offer Amount”	4.21
“Noteholder Direction”	6.05
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“PDE Senior Debt”	4.09
“PLD Excess Proceeds”	4.20
“PLD Excess Proceeds Offer”	3.09
“Position Representation”	6.05
“Purchase Date”	3.09
“Qualifying LNG SPA”	4.29
“Registrar”	2.03
“Replacement Indenture Qualifying LNG SPA”	4.29
“Replacement Senior Debt”	4.09
“Reversion Date”	4.45
“Rule 144A Information”	4.03
“Sharing Arrangement”	4.28
“Successor Guarantor”	11.04
“Treasury Rate”	3.07
“Verification Covenant”	6.05

Section 1.03 Rules of Construction.

(a)	Unless the context otherwise requires:

(1) the table of contents and headings are for convenience only and shall not affect the interpretation of the Indenture;

(2) unless otherwise specified, references to articles, sections, clauses, appendices, exhibits, schedules or annexes are references to articles, sections, clauses, appendices, exhibits, schedules or annexes to this Indenture;

(3) references to any party to this Indenture or any other document or agreement shall include its successors and permitted transferees and assigns;

(4) an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;

(5) “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, ordinance or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court, in each case having the force of law;

(6) unless as otherwise provided, any reference to assignment of a person’s rights and/or obligations shall be construed to refer to assignment, transfer or novation of those rights and/or obligations;

(7) any reference to the actions or omissions of agents, representatives or authorized persons shall refer only to actions or omissions taken in connection with the agency, representation or authorization;

(8) the omission of the word “any” or the phrase “if any” with respect to anything shall not imply that the thing exists or is required, notwithstanding the inclusion of such word or phrase (for clarity) in other provisions;

(9) any reference to an action being taken “pursuant to” an agreement or document, or any specified provision thereof, shall be construed to mean “pursuant to and in compliance with” the requirements of such agreement, document or provision;

(10) in some instances, a word or reference that, pursuant to these rules of interpretation, is not necessary (for example, inclusion of both the singular and plural), may be included for emphasis or clarity, and any such usage shall not give rise to any negative implication in relation to any other usage, which other usage shall nonetheless be interpreted strictly in accordance with the rules of interpretation set forth herein;

(11) a term has the meaning assigned to it;

(12) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(13) “or” is not exclusive;

(14) “including” means “including without limitation” whether or not stated;

(15) words in the singular include the plural, and in the plural include the singular;

(16) “will” shall be interpreted to express a command and shall be construed to have the same meaning and effect as the word “shall”;

(17) provisions apply to successive events and transactions;

(18) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(19) references to any document, agreement or instrument means such document, agreement or instrument as it may be amended, amended and restated or otherwise modified in accordance with its terms.

(b) Any references herein to “this Indenture,” is a reference to this indenture as described in the first paragraph hereof. References in this Indenture to “an Indenture,” “any Indenture,” or “the Indenture” and to “Senior Notes” and “the Senior Notes,” are references to the defined terms “Indenture” and “Senior Notes” in the CSAA. For purposes of the CSAA, this Indenture is an “Indenture,” and the Notes will be “Senior Notes.”

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Except as otherwise provided in this Section 2.01, Notes issued in global form (and the Trustee’s certificate of authentication of such Notes) will be substantially in the form of Exhibit A-1, A-2, A-3 or A-4 (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each such Note will be dated the date of its authentication. Except as otherwise provided in this Section 2.01, Notes issued in definitive form will be substantially in the form of Exhibit A-1 and A-3 (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto) in an aggregate denomination equal to (i) in the case of the 2029 Notes, $1,250,000,000 and (ii) in the case of the 2031 Notes, $1,250,000,000 and (iii) in the case of any Additional Notes the aggregate initial principal amount of such Notes. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued in a denomination equal to the outstanding principal amount of such Notes initially in the form of Exhibit A-2 or A-4. Such Notes will be deposited on behalf of the purchasers of the Notes represented thereby with or on behalf of, and registered in the name of, the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non- United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in (A) a Global Note substantially in the form of Exhibit A-1 or A-3, bearing the Global Note Legend and the Private Placement Legend, deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, and issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A or (B) a Global Note bearing the Global Note Legend and the Private Placement Legend, deposited with or on behalf of, and registered in the name of, the Depositary or the nominee of the Depositary, and issued in a denomination equal to the outstanding principal amount of Notes sold to Institutional Accredited Investors), all as contemplated by Section 2.06(b) hereof; and

(2) an Officer’s Certificate from the Company.

Following the termination of the Restricted Period with respect to any Notes, beneficial interests in the Regulation S Temporary Global Note will be exchanged, pursuant to the Applicable Procedures, for beneficial interests in a permanent Global Note, which will be in the form of Exhibit A-1 or A-3 bearing the Global Note Legend and the Private Placement Legend, deposited with or on behalf of, and registered in the name of, the Depositary or the nominee of the Depositary, and issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(3) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

(d) Additional Notes. Subject to compliance with the provisions of this Indenture, the Company may from time to time after the Notes Issue Date issue Additional Notes as provided in Exhibit F, which is incorporated by reference in this Section 2.01(d).

Section 2.02 Execution and Authentication.

At least one Authorized Officer must sign the Notes for the Company by manual or electronic signature.

If an Authorized Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual or electronic signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by at least one Authorized Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes. Nothing in this paragraph shall be deemed to modify, replace or otherwise affect the restrictions on transfer applicable to Restricted Notes set forth in Section 2.06.

Section 2.03 Registrar and Paying Agent; Depositary.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company on its own behalf and on behalf of the Guarantors will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary for the Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company, at its option, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3) there has occurred and is Continuing an Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) or.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers of the Notes). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof; and, in each such case set forth in this clause (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (4) .

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to

(A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (3), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, in the case of clause (E) above, the IAI Global Note and in all other cases, the appropriate Unrestricted Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture or any Supplemental Indenture governing Additional Notes.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF VENTURE GLOBAL CALCASIEU PASS, LLC THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO VENTURE GLOBAL CALCASIEU PASS, LLC, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSES (C), (D) OR (E) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (F) ABOVE, VENTURE GLOBAL CALCASIEU PASS, LLC RESERVES THE RIGHT TO REQUIRE THE

DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.06, Section 3.09, Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 and Section 9.06).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9) None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, an agent member of the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any agent member of the Depositary, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member of the Depositary, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable procedures. The Trustee and each Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Trustee and each Agent shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Trustee or any Agent shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any agent member of the Depositary or between or among the Depositary, any such agent member of the Depositary and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(10) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, any Agent, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(11) None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any security (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an Affiliate of the Company shall not be deemed to be outstanding for purposes of Section 3.07.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replacement Note is held by a “protected purchaser” under the uniform commercial code.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will deliver Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3

REDEMPTION AND OFFERS TO PURCHASE NOTES

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)	the Section of this Indenture pursuant to which the redemption shall occur;

(2)	the redemption date;

(3)	the series, or more than one series, if applicable, of Notes to be redeemed;

(4)	the principal amount of Notes to be redeemed;

(5)	the redemption price; and

(6)	the CUSIP number of the Notes to be redeemed.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, or less than all of the Notes of a particular series are to be redeemed, the Trustee will select Notes for redemption by lot, on a pro rata basis (provided that, in the case of Global Notes, the Depositary may select Global Notes for redemption pursuant to its Applicable Procedures) and, if applicable, with such adjustments that may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 or whole multiples of $1,000 in excess thereof will be purchased unless otherwise required by law, Depositary requirements, or applicable stock exchange requirements; provided that if only Notes of a particular series are to be redeemed, such selection by the Trustee shall be limited to Notes of such series.

No Notes of $2,000 or less can be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in the amount of $2,000 or a whole multiple of $1,000 thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Company will deliver a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of a series or a satisfaction and discharge of this Indenture pursuant to Article 8 or 12.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date (unless a shorter period is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any debt or equity financing, acquisition or other corporate transaction or event, and, at Company’s discretion, the redemption date may be delayed until such time as any or all of such conditions have been satisfied. In addition, the Company may provide in any notice of redemption that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another person; provided, however, that the Company will remain obligated to pay the redemption price and perform its obligations with respect to such redemption in the event such other person fails to do so and all conditions to such redemption, if any, are satisfied.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption or Purchase Price.

At least one Business Day prior to the redemption date, the Company will deposit or will cause to be deposited with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

At any time or from time to time prior to February 15, 2029 (the “2029 Call Date”), the Company may, at its option, redeem all or a part of the 2029 Notes at a redemption price equal to the 2029 Make-Whole Price plus accrued and unpaid interest on such 2029 Notes, if any, up to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“2029 Make-Whole Price” with respect to any 2029 Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such 2029 Notes, without any premium, penalty or charge; and

(2) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to the 2029 Call Date (assuming the principal amount is scheduled to be paid on the 2029 Call Date and not including any portion of such payments of interest accrued and paid on the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

At any time on or after the 2029 Call Date, the Company may, at its option, redeem all or a part of the 2029 Notes, at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

At any time or from time to time prior to February 15, 2031 (the “2031 Call Date”), the Company may, at its option, redeem all or a part of the 2031 Notes at a redemption price equal to the 2031 Make-Whole Price plus accrued and unpaid interest on such 2031 Notes, if any, up to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“2031 Make-Whole Price” with respect to any 2031 Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such 2031 Notes, without any premium, penalty or charge; and

(2) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to the 2031 Call Date (assuming the principal amount is scheduled to be paid on the 2031 Call Date and not including any portion of such payments of interest accrued and paid on the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

At any time on or after the 2031 Call Date, the Company may, at its option, redeem all or a part of the 2031 Notes, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the relevant redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to the 2029 Call Date or the 2031 Call Date, as applicable, on which the principal of the Notes of the applicable series being redeemed will be paid in full; provided, however, that if the period from the redemption date to such 2029 Call Date or 2031 Call Date, as applicable, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one- twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such 2029 Call Date or 2031 Call Date, as applicable, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The notice of redemption with respect to the foregoing redemption need not set forth the 2029 Make-Whole Price or 2031 Make-Whole Price, as applicable, but only the manner of calculation thereof. The Company will determine the redemption price (including any 2029 Make- Whole Price or 2031 Make-Whole Price, as applicable) and will notify the Trustee of the redemption price (including any 2029 Make-Whole Price or 2031 Make-Whole Price, as applicable) with respect to any redemption promptly, and the Trustee shall not be responsible for such calculation or determination.

Section 3.08 Open Market Purchases; No Mandatory Redemption or Sinking Fund.

The Company, TCP and their respective Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds, Excess Loss Proceeds, PLD Excess Proceeds and LNG SPA Mandatory Offer Amount.

In the event that, pursuant to Section 4.12, Section 4.19, Section 4.20, or Section 4.21, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer,” an “Excess Loss Proceeds Offer,” a “PLD Excess Proceeds Offer” or a “LNG SPA Mandatory Offer” respectively), it will follow the procedures specified below.

The Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, shall be made to all Holders of Notes of each series and all holders of all other Senior Debt (or will prepay such Senior Debt) then outstanding containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem or requirements to prepay (i) with the proceeds of sales of assets, (ii) with the proceeds of an event of loss, (iii) with the proceeds of PLD Excess Proceeds, or (iv) as a result of LNG SPA prepayment events, to purchase, redeem or repay, as applicable, the maximum principal amount of Notes of each series and such other Senior Debt that may be purchased, redeemed or repaid out of such proceeds. The Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, with respect to all Holders will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds, Excess Loss Proceeds, PLD Excess Proceeds or LNG SPA Mandatory Offer Amount, as applicable (the “Offer Amount”), to the purchase of Notes of each series and such other Senior Debt (on a pro rata basis, if applicable, pursuant to the pro rata payment provisions in the CSAA) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable. Payment for any Notes so purchased will be made in the same manner as interest payments are made hereunder.

If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable.

Upon the commencement of an Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, the Company will deliver a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable. The notice, which will govern the terms of the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, will state:

(1) that the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, is being made pursuant to this Section 3.09 and Section 4.12, Section 4.19, Section 4.20, or Section 4.21, as applicable, and the length of time the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrete or accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, will cease to accrete or accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, may elect to have Notes purchased in integral multiples of $2,000 and integral multiples of $1,000 in excess thereof only;

(6) that Holders electing to have Notes purchased pursuant to an Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other Senior Debt tendered by Holders thereof or required to be prepaid, exceeds the Offer Amount, the Notes, and such other Senior Debt, shall be purchased on a pro rata basis as determined pursuant to the CSAA and, in the case of Global Notes, the Depositary shall select the Notes of each series or portions thereof to be purchased pursuant to its policies and procedures or, in the case of certificated Notes, the Trustee will select the Notes or portions thereof to be purchased by lot, on a pro rata basis; provided that, in the case of Global Notes, the Depositary may select Global Notes for redemption pursuant to its Applicable Procedures (and, if applicable, with respect to the Notes, with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer, the Excess Loss Proceeds Offer, the PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer, as applicable, on the Purchase Date.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes of each series on the dates and in the manner provided in the Notes of each series. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 12:00 p.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will (a) pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 0.50% per annum in excess of the then applicable interest rate on the Notes of each series to the extent lawful and (b) pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the rate equal to 0.50% per annum in excess of the then applicable interest rate on the Notes of such series to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co- registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03 Reporting Requirements.

(a) If the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Company will file with the Trustee, within 15 days after the Company files them with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company will, so long as any Notes are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, furnish to the Trustee and to the Holders and beneficial owners of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) (“Rule 144A Information”), if at the time of such request the Company is not a reporting company under Section 13 or Section 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) thereunder.

(c) So long as any of the Notes are outstanding, the Company will furnish or cause to be furnished to the Trustee (a) within 60 days following the end of the first three fiscal quarters of each fiscal year, consolidated unaudited statements of income and cash flows of each Obligor for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year and (b) within 120 days after the end of each fiscal year, its consolidated annual financial statements, audited by the Independent Accountants, in each case prepared in accordance with GAAP, subject, in the case of a quarterly financial statement, to the absence of notes and normal year-end audit adjustments.

(d) Notwithstanding the foregoing, any reports or other information required to be filed, delivered or furnished pursuant to this Section 4.03 shall be deemed filed, delivered or furnished if filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

(e) Delivery of the above reports and other documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04 Compliance Certificate.

(a) The Company will deliver to the Trustee, accompanying the annual financial statements as described in Section 4.03 of this Indenture, a statement regarding compliance with this Indenture in an Officer’s Certificate also confirming that, to the signing officer’s knowledge, no Event of Default or Unmatured Event of Default has occurred and is Continuing which has not been waived, or, if the same has occurred, a description of any measures taken or proposed to be taken by the Company to address the same.

(b) So long as any of the Notes are outstanding, upon becoming aware of any Unmatured Event of Default or Event of Default, the Company is required to deliver to the Trustee an Officer’s Certificate specifying such Unmatured Event of Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

Each of the Company, TCP and their respective Restricted Subsidiaries (or, for the purposes of this Section 4.05, if such entity is a disregarded entity for U.S. federal income tax purposes, its owner for U.S. federal income tax purposes) will pay or cause to be paid all material Taxes (if any) imposed on it or its property by any Governmental Authority, when due, giving effect to any applicable extensions, unless these are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP.

Section 4.06 Restricted Payments.

Restricted Payments by the Company, TCP or any Restricted Subsidiary may be made up to once monthly; provided that each of the following conditions has been satisfied:

(a) with respect to any Restricted Payment to be made on or prior to Facility Substantial Completion having occurred:

(1) no Event of Default or Unmatured Event of Default has occurred and is Continuing or would reasonably be expected to occur as a result of such Restricted Payment;

(2) LNG Production System Substantial Completion in respect of LPS1 has occurred;

(3) no LNG SPA Mandatory Prepayment or Indenture LNG SPA Prepayment Event, as the case may be, has occurred and is continuing in respect of which the LNG SPA Mandatory Offer required by the occurrence of such event in accordance with Section 4.21 has not been made and all tendered Notes purchased;

(4) the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that it has access to sufficient committed or available funds necessary to achieve Facility Substantial Completion on or before the “facility substantial completion deadline” (as defined in the EPC Contract) and, upon Facility Substantial Completion will have sufficient funds to fund the Senior Facilities Debt Service Reserve Account and each Additional Debt Service Reserve Account to the then required level;

(5) the sum of (A) amounts on deposit in the Contingency Reserve Account and (B) the aggregate amount of restricted cash on the Company’s balance sheet available for the payment of contingency necessary to achieve Facility Substantial Completion equals or exceeds (x) prior to Substantial Completion in respect of LNG Production System 3, an amount equal to the Pre-LNG Production System Fixed Amount, (y) on or after Substantial Completion in respect of LNG Production System 3, $[***] and (z) on or after Facility Substantial Completion, the greater of (I) $[***] and (II) the sum of (1) then-current Reserve Amount, (2) the amount required to be funded in the Senior Facilities Debt Service Reserve Account (or, if the Senior Facilities Debt Service Reserve Account is not yet required to be funded, the amount that will be required to be funded therein on the first date on which it is required to be funded) and (3) the amount required to be funded into each other Additional Debt Service Reserve Account (if any) (or, if any such Additional Debt Service Reserve Account is not yet required to be funded, the amount that will be required to be funded therein on the first date on which such Additional Debt Service Reserve Account is required to be funded);

(6) unless, as of the date such Restricted Payment is to be made, the Notes are Investment Grade, the Independent Engineer shall have certified to the Trustee that it concurs with the Company’s certifications in clause (2) and (4) above;

(7) (A) either the Additional Debt Service Reserve Account opened for the Notes or the Contingency Reserve Account is funded (with cash or an Acceptable Debt Service Reserve LC) in an amount no less than the then-current Reserve Amount and (B) either the Contingency Reserve Account (as contemplated by clause (v) above) or the Senior Facilities Debt Service Reserve Account and each other Additional Debt Service Reserve Account (if any), as applicable, is funded (in each case, with cash or Acceptable Debt Service Reserve LCs) in the amount required by the applicable Finance Document; and

(8) the Trustee has received a certificate of an Authorized Officer of the Company confirming that each of the conditions set forth in clauses (a)(1) through (a)(7) above has been satisfied.

(b) with respect to any Restricted Payment to be made on or after the date on which Facility Substantial Completion occurs:

(1) no Event of Default or Unmatured Event of Default has occurred and is Continuing or would occur as a result of such Restricted Payment;

(2) the Historical DSCR and the Projected Fixed DSCR, each for the Calculation Period, are both at least 1.25:1;

(3) (A) the Additional Debt Service Reserve Account opened for the Notes is funded (with cash or an Acceptable Debt Service Reserve LC) in an amount no less than the then-current Reserve Amount and (B) the Senior Facilities Debt Service Reserve Account and each other Additional Debt Service Reserve Account (if any) is funded (in each case, with cash or Acceptable Debt Service Reserve LCs) in the amount required by the applicable Finance Document;

(4) no LNG SPA Mandatory Prepayment or Indenture LNG SPA Prepayment Event, as the case may be, has occurred and is continuing in respect of which the LNG SPA Mandatory Offer required by the occurrence of such event in accordance with Section 4.21 has not been made and all tendered Notes purchased;

(5) Facility Substantial Completion has occurred, as evidenced by the certificate of the Independent Engineer delivered pursuant to Section 4.36 (it being understood that such certificate shall only be required with respect to the first Restricted Payment to be made on or after the date on which Facility Substantial Completion occurs); and

(6) the Trustee has received a certificate of an Authorized Officer of the Company confirming that each of the conditions set forth in clauses (b)(1) through (b)(7) above has been satisfied and setting forth the calculation of Historical DSCR and Projected Fixed DSCR in clause (b)(2) above.

In addition to the Restricted Payments contemplated by clauses (a) and (b), the Obligors shall be permitted to make Restricted Payments (A) to reimburse equity contributed to the Obligors to complete or repair the Project Facilities in respect of which performance liquidated damages were subsequently received, to commence repairs or to replace property subject to loss prior to receipt of insurance proceeds or condemnation proceeds or to pay Project Costs at times when loans were not available under the Credit Facility Agreement, (B) as permitted by the Common Terms Agreement and the CSAA on the project completion date under the Common Terms Agreement with revenues earned prior to such project completion date, (C) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, certain tax distributions as permitted by the Common Terms Agreement and (D) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, with the net proceeds of Additional Senior Debt incurred on or after the date on which Facility Substantial Completion occurs.

Section 4.07 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) Each of the Company and TCP will not, and will not permit any of its respective Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

(A) pay dividends or make any other distributions on its Capital Stock to the Company, TCP or any of their Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits; or

(B) pay any indebtedness owed to the Company, TCP or any of their Restricted Subsidiaries;

(2) make loans or advances to the Company, TCP or any of their Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company, TCP or any of their Restricted Subsidiaries.

(b) The restrictions in Section 4.07(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing existing Indebtedness as in effect on the Notes Issue Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that, the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Notes Issue Date;

(2) the Finance Documents;

(3) applicable law, rule, regulation or order;

(4) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(5) purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions on the property purchased or leased;

(6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7) Indebtedness permitted pursuant to Section 4.08, including Replacement Senior Debt; provided that in the case of Replacement Senior Debt the restrictions contained in the agreements governing such Replacement Senior Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens permitted to be incurred pursuant to Section 4.14 that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of the Board of Directors (or equivalent governing body) of the Company, TCP, the Pledgor or the applicable Restricted Subsidiary, which limitation is applicable only to the assets that are the subject of such agreements;

(10) Permitted Hedging Instruments; or

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.08 Limitation on Indebtedness.

Each of the Company and TCP will not and will not permit any of its respective Restricted Subsidiaries to incur Indebtedness or to issue preferred stock; provided that, the Company and any Guarantor may incur any of the following:

(a) Senior Debt, including the Initial Senior Debt and any Additional Senior Debt, incurred in accordance with Section 4.09;

(b) Indebtedness expressly contemplated by a Finance Document to which the Trustee is a party (including guarantees permitted by Section 4.25);

(c) Indebtedness incurred in the ordinary course of business pursuant to a Material Project Agreement;

(d) Subordinated Debt;

(e) intercompany Indebtedness between or among the Company, TCP and any of their respective Restricted Subsidiaries (unless in the case of TCP and its Subsidiaries, a Permitted Pipeline Sale has occurred, in which case, no such intercompany Indebtedness between the Company or any of its Restricted Subsidiaries on the one hand, and TCP or any of its Subsidiaries, on the other hand, shall be permitted under this clause (e)); provided, however, that:

(1) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Senior Debt Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(2)

(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company, TCP or a Restricted Subsidiary of the Company or TCP; and

(B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company, TCP or a Restricted Subsidiary of the Company or TCP,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company, TCP or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (e);

(f) Indebtedness incurred under Permitted Hedging Instruments not covered under clause (a);

(g) Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;

(h) purchase money Indebtedness and capital leases or guarantees of the same, in a principal amount not exceeding $100,000,000 in the aggregate outstanding at any one time to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that, if such obligations are secured, they are secured only by Liens upon the assets being financed;

(i) other unsecured Indebtedness in an aggregate amount not to exceed $200,000,000 for general corporate purposes, including all Permitted Refinancing Indebtedness thereof;

(j) other unsecured Indebtedness in an aggregate amount not to exceed $400,000,000 to finance Debottlenecking Expenditures or an Expansion, including all Permitted Refinancing Indebtedness thereof; provided that the foregoing shall be in addition to any PDE Senior Debt otherwise permitted to be incurred under this Indenture;

(k) to the extent constituting Indebtedness, indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(l) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(m) contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Finance Documents or Material Project Agreements;

(n) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(o) trade debt, trade accounts, purchase money obligations or other similar Indebtedness incurred in the ordinary course of business, which (i) is not more than 90 days past due or (ii) is being contested in good faith and by appropriate proceedings;

(p) Indebtedness in an amount not to exceed $250,000,000 to finance restoration of the Development following damage, loss or destruction of all or a material portion of the Project Facilities or an Event of Taking, including any refinancing thereof; and

(q) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company, TCP and their Restricted Subsidiaries in the ordinary course of business.

For purposes of determining compliance with this Section 4.08, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to the paragraphs (a) through (q) of this covenant, the Company will be permitted to classify or divide such item of Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, or the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, that in each such case, the amount of any such accrual, accretion or payment of Indebtedness constituting Senior Debt is included in Senior Debt Obligations of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company, TCP or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(1) the Fair Market Value of such asset at the date of determination;

(2) the amount of the Indebtedness of the other Person; and

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 4.09 Incurrence of Senior Debt.

(a) Working Capital Debt. For so long as no Event of Default or Unmatured Event of Default has occurred and is Continuing or would occur after giving effect to the incurrence of the Working Capital Debt, the Company may incur Working Capital Debt in an amount that, at any point in time, does not in the aggregate exceed the sum of (a) $250,000,000 plus (b) the aggregate amount of working capital that the Company reasonably expects will need to be available to the Development (including pursuant to letters of credit) in order to purchase, transport or store Gas and/or meet credit support requirements under Gas purchase, transport or storage agreements in order to supply the LNG amounts contemplated under all LNG SPAs then in effect, plus (c) an amount equivalent to the then-applicable Senior Facilities Reserve Amount required to be deposited in the Senior Facilities Debt Service Reserve Account pursuant to Section 4.5(i) of the CSAA or, if no such amount is then required, an amount equivalent to the Senior Facilities Reserve Amount that is reasonably expected to be required in respect of such Senior Debt, plus (d) an amount equivalent to the then-applicable amount required to be deposited in any Additional Debt Service Reserve Account.

In connection with the incurrence of any Working Capital Debt:

(1) the provider of Working Capital Debt (or a Senior Creditor Group Representative on its behalf) that is secured shall accede as a Senior Creditor to the CSAA and the Common Terms Agreement and the Intercreditor Agreement, if such agreements are still outstanding, and shall share pari passu in the Collateral; and

(2) in respect of Working Capital Debt that is secured, the Intercreditor Agent shall have received a certificate from an Authorized Officer at least three Business Days prior to the incurrence of such Working Capital Debt that (i) identifies each Senior Creditor Group Representative for, and each holder of, any such Working Capital Debt, and (ii) attaches a copy of each proposed Senior Debt Instrument relating to any such Working Capital Debt.

(b) Replacement Senior Debt. At any time and from time to time, the Company may incur replacement senior debt and replacement unsecured debt (collectively, “Replacement Senior Debt”), so long as:

(1) in the case of any Replacement Senior Debt to be incurred following the occurrence of the Project Completion Date (as defined in the Common Terms Agreement), Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of the Replacement Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying Indenture LNG SPAs then in effect and produces a Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first Indenture Payment Date to occur after the date of incurrence of such Replacement Senior Debt) through the terms of such Qualifying Indenture LNG SPAs (with such ratio being calculated using such Qualifying Indenture LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Replacement Senior Debt and the prepayment or repayment of the existing Senior Debt or cancellation of the applicable Senior Debt Commitments); and

(2) in the case of all Replacement Senior Debt, regardless of when incurred, such Replacement Senior Debt is incurred for the permitted refinancing or prepayment in whole or in part of existing Senior Debt including by way of renewal, replacement, redemption or discharge thereof, (and provisions, costs, prepayment premiums, fees or expenses associated with the Replacement Senior Debt or the prepaid Senior Debt, as applicable (including without duplication (i) any Hedging Termination Amount with respect to any Permitted Hedging Instrument subject to the refinancing with the proposed Replacement Senior Debt; (ii) any amounts required to be deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Senior Debt; and (iii) any incremental carrying costs of such Replacement Senior Debt (including any increased interest during construction) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Senior Debt)), or the permitted replacement of existing unutilized commitments of a Senior Creditor Group (or, within a Senior Creditor Group, of any Facility Lender).

Any provider of secured Replacement Senior Debt (or a Senior Creditor Group Representative on its behalf) will accede as a Senior Creditor to the CSAA and will share pari passu in the Collateral.

(c) Expansion Senior Debt. Following the occurrence of LNG Production System Substantial Completion for LPS2, the Company may incur Senior Debt to finance an Expansion (“Expansion Senior Debt”), so long as each of the following conditions is satisfied and the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that such conditions have been satisfied:

(1) the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that LNG Production System Substantial Completion for LPS2 has occurred;

(2) the design, development, construction and operation of such Expansion is permitted by Section 4.11(a);

(3) no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(4) in the event any mixed refrigerant liquefaction blocks, modules, pretreatment facilities and supporting facilities being financed with the proceeds of such Expansion Senior Debt, any related loading, transportation and storage facilities, any related LNG SPA or any related engineering, construction and procurement (collectively, the “Applicable Expansion Debt Assets”) are not part of the Collateral, prior to the incurrence of such Expansion Senior Debt, the applicable Obligor will deliver such additional agreements and supplements to the Security Documents as are necessary or advisable in order to subject such Applicable Expansion Debt Assets to the Security Interests at the time such Expansion Senior Debt is incurred;

(5) any Required LNG SPAs are then in effect and there is no material payment default or breach thereunder (or, for any new Required LNG SPA related to LNG to be produced from the Expansion, remain subject only to customary conditions that could be satisfied upon taking an investment decision with respect to the Expansion);

(6) the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of Expansion Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying Indenture LNG SPAs then in effect and incremental Qualifying Indenture LNG SPAs entered into in respect of sales of LNG associated with the Expansion, and produces a Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first Indenture Payment Date to occur after the “facility substantial completion deadline” (as defined in the applicable engineering, procurement and/or construction contracts) or comparable term, in each case, with respect to the Applicable Expansion Debt Assets, through the terms of such Qualifying Indenture LNG SPAs (with such ratio calculated using such Qualifying Indenture LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Expansion Senior Debt);

(7)

(A) so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, the Company has obtained the consent of the Facility Lenders pursuant to the Common Terms Agreement if such consent is required under the Common Terms Agreement or a Facility Agreement prior to the incurrence of Expansion Senior Debt; or

(B) the Company has obtained and delivered to the Trustee a Rating Reaffirmation in respect of the Notes on the basis of the incurrence of such Expansion Senior Debt;

(8) the final maturity date of the Expansion Senior Debt is no earlier than the “facility substantial completion deadline” (as defined in the applicable engineering, procurement and/or construction contracts) or comparable term, in each case, with respect to the Applicable Expansion Debt Assets; and

(9) the Expansion Senior Debt does not benefit from any security or guarantee from the Obligors or the Sponsor or its Affiliates (other than cash or letters of credit provided by the Sponsors or their Affiliates to fund the Senior Facilities Debt Service Reserve Account, any Additional Debt Service Reserve Account or any other reserve account required by such Expansion Senior Debt) that is in addition to any security or guarantee from such Persons provided in respect of the Initial Senior Debt unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor.

(d) Permitted Development Expenditure Senior Debt. The Company may incur Senior Debt to finance a Permitted Development Expenditure (“PDE Senior Debt”) so long as each of the following conditions are satisfied and the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that such conditions have been satisfied:

(1) (a) the design, development, construction and operation of such Permitted Development Expenditure is permitted as described under Section 4.10 and (b) the aggregate amount of PDE Senior Debt used or to be used for Permitted Development Expenditures is less than $300,000,000;

(2) no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(3) any Required LNG SPAs are then in effect and there is no material payment default or breach thereunder; and

(4) the PDE Senior Debt does not benefit from any security or guarantee from the Obligors or the Sponsor or its Affiliates that is in addition to any security or guarantee from such Persons provided in respect of the Initial Senior Debt unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor.

(e) Additional Senior Debt. The Company may incur additional Senior Debt (“Additional Senior Debt”), so long as each of the following conditions is satisfied and the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that such conditions have been satisfied:

(1) no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(2) any Required LNG SPAs are then in effect and there is no material payment default or breach thereunder;

(3) after incurrence of such Additional Senior Debt, Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of the Additional Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying Indenture LNG SPAs then in effect and produces a Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first Indenture Payment Date to occur after the date of incurrence of such Additional Senior Debt through the terms of such Qualifying Indenture LNG SPAs (with such ratio being calculated using such Qualifying Indenture LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Additional Senior Debt);

(4) such Additional Senior Debt does not benefit from any security or guarantee from the Obligors or the Sponsors or their Affiliates (other than cash or letters of credit provided by the Sponsors or their Affiliates to fund the Senior Facilities Debt Service Reserve Account, any Additional Debt Service Reserve Account or any other reserve account required by such Additional Senior Debt) that is in addition to any security or guarantee from such Persons provided in respect of the Initial Senior Debt unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor; and

(5) such Additional Senior Debt is permitted to be incurred under all Senior Debt Instruments then in effect and subject to the terms and conditions in such Senior Debt Instruments to the incurrence of such Additional Senior Debt.

Section 4.10 Permitted Development Expenditures.

The Company, TCP and any of their respective Restricted Subsidiaries may make Development Expenditures that qualify as Permitted Development Expenditures that qualify as such in accordance with the applicable definition thereof. In addition, for the avoidance of doubt, a Development Expenditure may also be made in connection with an Expansion or as a result of permitted modifications of an engineering, procurement and construction contract.

Section 4.11 Expansions.

(a) Expansions. The Company, TCP and any of their respective Restricted Subsidiaries, subject to satisfaction of the conditions set forth in Section 4.11(b) below, will have the right to modify existing facilities, and to construct the following additional facilities, including acquiring land for the location of such additional facilities:

(1) any mixed refrigerant liquefaction blocks, modules, pretreatment facilities and supporting facilities in addition to the LNG Facilities and related storage, transportation, loading, unloading and other facilities and equipment;

(2) other facilities for producing, storing, loading or unloading LNG or other products required for or associated with the production of LNG;

(3) expansion of existing pipelines or construction of new pipelines, and related infrastructure;

(4) other modifications of then-existing Project Facilities; and

(5) the construction of Project Facilities or other infrastructure pursuant to a Sharing Arrangement permitted under Section 4.28;

(such expansions and/or modifications, which, in the aggregate, are in excess of $50,000,000 (and which in each case are not Debottlenecking Expenditures) are referred to as “Expansions” and each an “Expansion”); provided that, notwithstanding the conditions set forth in Section 4.11(b) below, the Company, TCP and any of their respective Restricted Subsidiaries may at any time after LNG Production System Substantial Completion for LPS1 (a) conduct front- end engineering, development and design work using Equity Funding; (b) prepare and submit applications for Permits related to any such Expansion; (c) undertake early works and/or pre- construction activities; and (d) enter into a construction contract or construction contracts with respect to the development of mixed refrigerant liquefaction blocks, modules, pretreatment facilities and supporting facilities in addition to the LNG Facilities, and related loading, transportation and storage facilities, that contain obligations and liabilities not exceeding $300,000,000.

(b) Conditions to Expansion. The Company, TCP and any of their respective Restricted Subsidiaries may exercise their foregoing rights in relation to an Expansion if the following conditions are satisfied and the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that such conditions have been satisfied:

(1) the Company has provided to the Trustee a funding plan covering the full amount of costs in respect thereof in order to achieve substantial completion of the mixed refrigerant liquefaction blocks, modules, pretreatment facilities and supporting facilities, and related loading, transportation and storage facilities comprising the Expansion, a budget and construction schedule of the Expansion, with an appropriate contingency and identifying the source of funds to cover such costs (being permitted Expansion Senior Debt, additional funding (including contributions in the form of Subordinated Debt or Equity Funding) from the Sponsor under an equity commitment agreement (“Expansion Equity Funding Commitment”) and/or Development-generated funds that are projected by the Company to be freely available for Restricted Payments as set forth in sub-clause (6)(C) below);

(2) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that no Material Adverse Effect will occur, or would reasonably be expected to occur, as a result of the implementation of such proposed Expansion (including, without limitation, the construction, ownership or operation thereof);

(3) the Independent Engineer shall have certified to the Trustee that it has reviewed and concurs with the Company’s cost estimate under clause (1) above and the Company’s certification in clause (2) above;

(4) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that:

(A) all material Permits from a Governmental Authority required in respect of the implementation of such proposed Expansion (excluding any FERC order or Export Authorizations which are addressed in sub-clauses (B) and (C) below) have been obtained or the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that it reasonably expects such material consents can be obtained by the Obligors when necessary without material expense or delay to construction of the Expansion;

(B) a FERC order with respect to the Expansion: (i) has been obtained (ii) is in full force and effect, and (iii) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect or (z) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the development of the Expansion except to the extent that failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;

(C) to the extent an Expansion relates to additional LNG production, each Export Authorization in respect of the quantum of sales contemplated in connection with the Expansion: (i) has been obtained, (ii) is in full force and effect and (iii) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect or (z) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the development of the Expansion except to the extent that failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;

(D) the Company has used reasonable commercial efforts to obtain insurance with respect to the proposed Expansion consistent with the requirements of Section 4.23 taking into account the type and value of the Expansion; and

(E) the engineering, procurement and construction contracts associated with the proposed Expansion are in effect and no material payment default exists thereunder;

(5) no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(6) if the funding plan delivered under clause (1) above for any Expansion contemplates that:

(A) Expansion Senior Debt is a source of funding, then (i) such Senior Debt is permitted under Section 4.09(c) and Section 4.09(d) and (ii) the cost of such Expansion that is not covered (if applicable) by Expansion Senior Debt is covered by Expansion Equity Funding Commitments as described in sub-clause (B) below and/or Development-generated funds meeting the requirements under sub-clause (C) below;

(B) Expansion Equity Funding Commitments are a source of funding, then the commitment of the Sponsor to provide such Expansion Equity Funding Commitments is set forth in an irrevocable equity commitment agreement and the Company’s rights under such funding commitments have been assigned to the Collateral Agent for the benefit of the Senior Creditors, and the Obligors have obtained a direct agreement with the Collateral Agent in respect of each such funding commitment from the entity providing such funding commitment; and

(C) Development-generated funds are a source of funding, then such funds are projected by the Company to be freely available for Restricted Payments (taking into account the condition to the making of Restricted Payments in Section 4.06(b)(2), but no others), such projection to be detailed, based on reasonable assumptions and certified by an Authorized Officer to the Trustee. This certification will not require any further determination by the Trustee.

Section 4.12 Asset Sales.

(a) The Pledgor will not, and each of the Company and TCP will not, and will not permit any of its respective Restricted Subsidiaries to, consummate an Asset Sale unless each of the following conditions is satisfied and the Company shall have delivered to the Trustee a certificate of an Authorized Officer of the Company certifying that such conditions have been satisfied:

(1) The Pledgor, the Company or TCP (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 90% of the consideration therefor received by the Pledgor, the Company, TCP or such Restricted Subsidiary, as the case may be, is in the form of cash, Authorized Investments or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the most recent consolidated balance sheet (or as would be shown on the consolidated balance sheet as of the date of such Asset Sale) of the Company, TCP or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Company, TCP or such Restricted Subsidiary from further liability therefor; and

(B) any securities, Notes or other obligations received by the Company, TCP or such Restricted Subsidiary from such transferee that are converted by the Company, TCP or such Restricted Subsidiary into cash or Authorized Investments within 90 days after such Asset Sale, to the extent of the cash or Authorized Investments received in that conversion.

The Net Cash Proceeds of any Permitted Pipeline Sale shall be contributed as equity or via an intercompany loan (to the extent not otherwise prohibited under Section 4.08) by the Pledgor to the Company, and neither TCP nor any of its Restricted Subsidiaries shall be released as a Guarantor and no applicable Security Interests shall be released in accordance Section 11.05 until such Net Cash Proceeds shall have been so contributed.

(b) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company or TCP (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Cash Proceeds:

(1) to repay any Senior Debt in accordance with the applicable Senior Debt Instrument; or

(2) to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets); provided that (i) such capital expenditure or purchase is consummated within the later of (x) 360 days after the receipt of the Net Cash Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (ii) if such capital expenditure or purchase is not consummated within the period set forth in subclause (i), the amount not so applied will be deemed to be Excess Proceeds.

(c) Pending the final application of any Net Cash Proceeds, the Company, TCP or the applicable Restricted Subsidiary may reduce Working Capital Debt or other revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

(d) An amount equal to any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs of this Section 4.12 will constitute “Excess Proceeds.” If, on any date, the aggregate amount of Excess Proceeds exceeds $300,000,000, then within ten Business Days after such date, the Company will make an Asset Sale Offer in accordance with Section 3.09. The offer price or prepayment amount in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, the Company, TCP and their Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) Notwithstanding the foregoing, other than in connection with a Permitted Pipeline Sale, the sale, conveyance or other disposition of all or substantially all of the assets of the Company, TCP and their respective Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Section 5.01 and not by the provisions of this Section 4.12.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.12, or compliance with the provisions of Section 3.09 or this Section 4.12 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.12 by virtue of such compliance.

(g) If the Trustee, on behalf of the Holders, receives any Net Cash Proceeds to be applied to the prepayment of Senior Debt and this Indenture does not require the Company to make an Asset Sale Offer pursuant to this Section 4.12, the Company shall instruct the Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Trustee shall be required to make such deposit.

(h) Pending their application, all Net Cash Proceeds while held by the Company in an Account will be invested as Authorized Investments in which the Collateral Agent has a perfected Security Interest for the benefit of the Secured Parties, subject only to Permitted Liens. The Company and TCP, as applicable, will grant to the Collateral Agent, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets purchased, rebuilt, repaired, replaced or constructed with such Excess Proceeds on the terms set forth in this Indenture and the Security Documents.

Section 4.13 Transactions with Affiliates.

Each of the Company and TCP will not and will not permit any of its respective Restricted Subsidiaries to, directly or indirectly, enter into any transaction or agreement with or for the benefit of any of their Affiliates involving aggregate payments or consideration in excess of $50,000,000 except for:

(a) transactions or agreements required by applicable law or regulation;

(b) transactions or agreements required or contemplated by the CSAA;

(c) transactions or agreements contemplated by any Material Project Agreement and entered into in the ordinary course of business (but not the entering into of a Material Project Agreement or an agreement that, pursuant to the terms of this Indenture, becomes a Material Project Agreement);

(d) transactions or agreements undertaken on fair and commercially reasonable terms that are not less favorable in the aggregate to the Company, TCP or such Restricted Subsidiary than would be obtained in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the Board of Directors (or equivalent governing body) of the Company or TCP to be fair and reasonable);

(e) transactions or agreements between or among the Company, TCP and/or their Restricted Subsidiaries; provided that, this clause (e) shall not apply to any transactions or agreements between or among the Company and/or its Restricted Subsidiaries, on the one hand, and TCP and/or its Subsidiaries, on the other hand, entered into following or in contemplation of a Permitted Pipeline Sale;

(f) Subordinated Debt between or among the Company, TCP and/or their Restricted Subsidiaries and any of their Affiliates (unless in the case of TCP and its Subsidiaries, a Permitted Pipeline Sale has occurred, in which case, no such Subordinated Debt between the Company or any of its Restricted Subsidiaries, on the one hand, and TCP or any of its Subsidiaries, on the other hand, shall be permitted under this clause (f));

(g) any Sharing Arrangement with an Affiliate of the Company or TCP; provided, that the terms of such agreement provide for the recovery by the Company, TCP or their respective Restricted Subsidiaries, as the case may be, of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and the Company, TCP or such Restricted Subsidiary has entered into the required Security Documents in respect of its rights under such agreements; provided further that, this clause (g) shall not apply to any Sharing Arrangement between or among the Company and/or its Restricted Subsidiaries, on the one hand, and TCP and/or its Subsidiaries, on the other hand, entered into following or in contemplation of a Permitted Pipeline Sale;

(h) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company, TCP or a Restricted Subsidiary, as the case may be, in the ordinary course of business and payments pursuant thereto;

(i) transactions with a Person (other than (i) an Unrestricted Subsidiary of the Company or TCP or (ii) a Permitted Pipeline Sale, TCP or any Affiliate of TCP) that is an Affiliate of the Company or TCP solely because the Company or TCP owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(j) any issuance of Equity Interests (other than Disqualified Stock) of the Company or TCP to Affiliates of the Company or TCP; provided that, this clause (j) shall not apply to any issuance of Equity Interests of the Company to TCP following or in contemplation of a Permitted Pipeline Sale;

(k) Permitted Investments permitted under Section 4.18 or Restricted Payments permitted under Section 4.06;

(l) Permitted Payments;

(m) any contracts, agreements or understandings existing as of the Notes Issue Date or disclosed in the Offering Memorandum, and any amendments to or replacements of such contracts, agreements or understandings permitted under the Finance Documents to which the Trustee is a party;

(n) any arrangements entered into in accordance with the provisions in Section 4.27 and Section 4.28; and

(o) a Permitted Pipeline Sale.

Prior to entering into any agreement with an Affiliate pursuant to clause (d) above, and involving aggregate consideration in excess of $50,000,000, the Company shall deliver to the Trustee a certificate from an Authorized Officer of the Company as to the satisfaction of the applicable condition set forth in such clause (d).

Section 4.14 Liens.

Subject to Section 3 of the CSAA, each of the Company and TCP will not and will not permit any of its respective Restricted Subsidiaries to assume, incur, permit or suffer to exist any Lien on any of their assets, whether now owned or hereafter acquired, except for Permitted Liens.

Section 4.15 Nature of Business.

Each of the Company and TCP will not, and will not permit any of its respective Restricted Subsidiaries to engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to the Company, TCP and their Restricted Subsidiaries, taken as a whole.

Section 4.16 Maintenance of Existence.

Subject to Section 5.01, the Company and each Guarantor shall do all things necessary to maintain: (a) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided that the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (b) the power and authority (corporate and otherwise) necessary under the applicable law to own its properties and to carry on the business of the Development. Each of the Company and the Guarantors shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the Holders.

Section 4.17 Change of Control.

(a) If a Change of Control Triggering Event occurs and the exceptions set forth in Section 4.17(e) do not apply, the Company will be required to make an offer to repurchase all of the Notes (a “Change of Control Offer”) for payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (“Change of Control Payment Date,” which date will be no earlier than the date of the corresponding Change of Control). No later than 30 days following any Change of Control, the Company will deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.17 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered;

(3) that any Note not tendered will continue to accrete or accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrete or accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.17, or compliance with this Section 4.17 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.17 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes.

(c) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

(e) Notwithstanding anything to the contrary in this Section 4.17, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.17 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.03 with respect to a redemption of Notes pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price.

(f) If the Change of Control Payment Date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

Section 4.18 Limitation on Investments and Loans.

Each of the Company and TCP will not and will not permit any of its respective Restricted Subsidiaries to make any Investments other than Permitted Investments.

Section 4.19 Events of Loss.

(a) If an Event of Loss (other than a Catastrophic Casualty Event) has occurred, Insurance Proceeds and Condemnation Proceeds, as applicable, received by the Company, TCP or any Restricted Subsidiary as a result thereof will be applied to rebuilding, repairing, replacing or constructing improvements to the Project Facilities, with no obligation to make any purchase of Notes.

(b) If an Event of Loss is a Catastrophic Casualty Event, then within 120 days following the Catastrophic Casualty Event, the Company will deliver to the Trustee:

(1) a written confirmation from a reputable contractor or engineer that the Project Facilities can be rebuilt, repaired, replaced or constructed and operating within 540 days following the time such proceeds are received; and

(2) a certificate from an Authorized Officer certifying that the applicable entity has available from Insurance Proceeds or Condemnation Proceeds, as applicable, cash on hand, projected Cash Flow taking into account the impact of such event, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under Section 4.08 to complete the rebuilding, repair, replacement or construction described in sub-clause (a) above of this Section 4.19 and to pay debt service on its Indebtedness during the repair and restoration period.

(c) If a Catastrophic Casualty Event has occurred, but (i) the confirmation in Section 4.19(b)(1) and Section 4.19(b)(2) is not provided within the required 120 days or (ii) if provided, any Insurance Proceeds or Condemnation Proceeds received in connection therewith are not reinvested (or committed for investment by the Company, TCP or any Restricted Subsidiary) within the required 540 days, such proceeds will be deemed “Excess Loss Proceeds.”

(d) If on any date the aggregate amount of Excess Loss Proceeds exceeds $500,000,000, then within 15 Business Days after such date, the Company will make an Excess Loss Proceeds Offer in accordance with Section 3.09. Such purchase, redemption or repayment will be subject to the pro rata payment provisions in the CSAA. The offer price or prepayment amount in any Excess Loss Proceeds Offer will be equal to 100% of the principal amount of the Notes plus accrued but unpaid interest, if any, to, but excluding, the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain unapplied after consummation of an Excess Loss Proceeds Offer, the Company, TCP and their Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Excess Loss Proceeds Offer, the amount of Excess Loss Proceeds will be reset at zero.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Excess Loss Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.19, or compliance with the provisions of Section 3.09 or this Section 4.19 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.19 by virtue of such compliance.

(f) If the Trustee, on behalf of the Holders, receives any Insurance Proceeds or Condemnation Proceeds applied to the prepayment of Senior Debt and this Indenture does not require the Company to make an Excess Loss Proceeds Offer pursuant to this Section 4.19, the Company shall instruct the Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Trustee shall be required to make such deposit.

(g) Pending their application, all Insurance Proceeds and Condemnation Proceeds while held by the Company in an Account will be invested as Authorized Investments in which the Collateral Agent has a perfected Security Interest for the benefit of the Secured Parties, subject only to Permitted Liens. The Company and TCP will grant to the Collateral Agent, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets purchased, rebuilt, repaired, replaced or constructed with such Insurance Proceeds and Condemnation Proceeds on the terms set forth in this Indenture and the Security Documents.

Section 4.20 Performance Liquidated Damages.

(a) If no Loans or Senior Debt Commitments in connection therewith are outstanding and the Company, TCP or a Restricted Subsidiary has received Performance Liquidated Damages, it shall use such Performance Liquidated Damages, within the later of (i) 30 days following the date on which the Facility Substantial Completion occurs and (ii) 270 days following receipt thereof (or 360 days if a commitment to complete, repair, refurbish or improve the Project Facilities is entered within 270 days following the receipt of such proceeds) to:

(1) complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction; or

(2) repay or reimburse providers of Equity Funding to the extent such Equity Funding was used to complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction.

(b) Any Performance Liquidated Damages that are not applied in the manner and within the time periods set forth in the foregoing paragraph will be deemed “PLD Excess Proceeds.”

(c) If on any date the aggregate amount of PLD Excess Proceeds exceeds $100,000,000, then within ten Business Days after such date, the Company shall make a PLD Excess Proceeds Offer in accordance with Section 3.09. The offer price in any PLD Excess Proceeds Offer will be equal to 100% of the principal amount of the Notes of each series, plus accrued but unpaid interest, if any, to, but excluding the date of purchase, and will be payable in cash. If any PLD Excess Proceeds remain after consummation of a PLD Excess Proceeds Offer, the Company may use those PLD Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each PLD Excess Proceeds Offer, the amount of PLD Excess Proceeds for the purposes of this paragraph will be reset at zero.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to a PLD Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.20, or compliance with the provisions of Section 3.09 or this Section 4.20 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.20 by virtue of such compliance.

(e) If the Trustee, on behalf of the Holders, receives any Performance Liquidated Damages applied to the prepayment of Senior Debt and this Indenture does not require the Company to make a PLD Excess Proceeds Offer pursuant to this Section 4.20, the Company shall instruct the Trustee to deposit such proceeds in the Construction Account or the Revenue Account, as applicable, and the Trustee shall be required to make such deposit.

(f) Pending their application, all Performance Liquidated Damages while held by the Company in an Account will be invested as Authorized Investments in which the Collateral Agent has a perfected Security Interest for the benefit of the Secured Parties, subject only to Permitted Liens. The Company and TCP will grant to the Collateral Agent, on behalf of the Secured Parties, a security interest, subject only to Permitted Liens, on any property or assets purchased, rebuilt, repaired, replaced or constructed with such Performance Liquidated Damages on the terms set forth in this Indenture and the Security Documents.

Section 4.21 LNG SPA Mandatory Offer.

(a) The Company shall make an LNG SPA Mandatory Prepayment as required by the Common Terms Agreement and, for purposes of implementing the pro rata payment of Senior Debt Obligations provisions of the CSAA, if either of the events set forth below occurs (each, an “Indenture LNG SPA Prepayment Event”), the Company will make an LNG SPA Mandatory Offer in accordance with Section 3.09 as set forth below:

(1) The Company breaches the LNG SPA maintenance covenant in Section 4.29; or

(2) with respect to a Required LNG SPA, a Required Export Authorization becomes Impaired and the Company does not (i) provide a remediation plan to the Trustee (setting forth in reasonable detail proposed steps to reinstate the Required Export Authorization or to modify its LNG SPA arrangements such that such Export Authorization is no longer a Required Export Authorization with respect to any or all of such Required LNG SPAs (each such item, an “Export Authorization Remediation”)) within 30 days following such Impairment, and (ii) cause such Export Authorization Remediation to become effective within 90 days following the occurrence of such Impairment, which period is automatically extended by an additional 90 days to effect the Export Authorization Remediation if the Company certifies to the Trustee prior to the termination of the initial 90 day period that (A) the Company is diligently pursuing its plan for the Export Authorization Remediation and (B) the Impairment of the Required Export Authorization could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period; provided that if no Loans or Senior Debt Commitments in connection therewith remain outstanding, the maximum period within which the Company shall effect such Export Authorization Remediation under sub-clause (b)(ii) is 360 days.

(b) To the extent any Loans or Senior Debt Commitments in connection therewith are outstanding and the Intercreditor Agent has approved any extension of the time period in which a remediation plan must be submitted or in which an Export Authorization Remediation must take effect, then the Company shall have the benefit of such extended period under this Indenture to submit such remediation plan or for such Export Authorization Remediation to take effect.

(c) For so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, the Company shall make an LNG SPA Mandatory Prepayment in accordance with the provisions of the Common Terms Agreement (including an LNG SPA Mandatory Offer in an amount as determined in accordance with the applicable pro rata payment of Senior Debt Obligations provisions of the CSAA) in an amount as determined in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement (such amount, the “LNG SPA Mandatory Prepayment Amount (CTA Calculation)”).

(d) For so long as Loans or Senior Debt Commitments in connection therewith are outstanding but are less than $1 billion, the Company shall make an LNG SPA Mandatory Prepayment in accordance with the provisions of the Common Terms Agreement (including an LNG SPA Mandatory Offer in an amount as determined in accordance with the applicable pro rata payment of Senior Debt Obligations provisions of the CSAA) in an amount (such amount, the “LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation)”) equal to the greater of:

(1) the amount of the LNG SPA Mandatory Prepayment as required by the Common Terms Agreement; and

(2) the difference between:

(A) the aggregate principal amount of Senior Debt then outstanding plus the aggregate principal amount of undrawn Facility Debt Commitments, less

(B) the maximum amount of Senior Debt that can be incurred such that it is capable of being amortized to a zero balance through the termination date of the last to terminate of the Qualifying LNG SPAs then in effect (including any Replacement Indenture Qualifying LNG SPAs entered into to replace any LNG SPAs whose termination triggered the Indenture LNG SPA Prepayment Event) and produces a Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs, with such calculation using all such Qualifying LNG SPAs in respect of which there is in effect their Required Export Authorizations which are not Impaired, and using an interest rate equal to the weighted average interest rate of all Senior Debt (other than Working Capital Debt) then outstanding.

(e) For so long as there are no Loans or Senior Debt Commitments in connection therewith outstanding, the Company shall make an LNG SPA Mandatory Offer in accordance with Section 3.09 in an aggregate amount (such amount, the “LNG SPA Mandatory Offer Amount”) equal to:

(1) the aggregate principal amount of Notes and other Senior Debt then outstanding, less

(2) the maximum amount of Senior Debt that can be incurred such that it is capable of being amortized to a zero balance through the termination date of the last to terminate of the Qualifying LNG SPAs then in effect (including any new Qualifying LNG SPAs entered into to replace an LNG SPA whose termination triggered the Indenture LNG SPA Prepayment Event) and produces a Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs, with such calculation using all such Qualifying LNG SPAs in respect of which there is in effect their Required Export Authorizations which are not Impaired, and using an interest rate equal to the weighted average interest rate of all Senior Debt (other than Working Capital Debt) then outstanding.

(f) The offer price in any LNG SPA Mandatory Offer will be equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest, if any, to but excluding the date of purchase and will be payable in cash.

(g) In the event that the principal amount of Notes tendered pursuant to the LNG SPA Mandatory Offer, together with accrued but unpaid interest thereon to, but excluding, the date of purchase, is:

(1) in the case of an LNG SPA Mandatory Offer made pursuant to Section 4.21(c) less than the pro rata portion of the LNG SPA Mandatory Prepayment Amount (CTA Calculation) that is required to be applied toward the LNG SPA Mandatory Offer pursuant to the pro rata payment of Senior Debt Obligation provisions of the CSAA, the amount of the difference shall be applied as if it was a Senior Debt Obligation (other than Notes) to be prepaid in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement;

(2) in the case of an LNG SPA Mandatory Offer made pursuant to Section 4.21(d) less than the pro rata portion of the LNG SPA Mandatory Prepayment Amount (CTA/Indenture Calculation) that is required to be applied toward the LNG SPA Mandatory Offer pursuant to the pro rata payment of Senior Debt Obligation provisions of the CSAA, the amount of the difference shall be applied as if it was a Senior Debt Obligation (other than Notes) to be prepaid in accordance with the LNG SPA Mandatory Prepayment provisions of the Common Terms Agreement; and

(3) in the case of an LNG SPA Mandatory Offer made pursuant to the Section 4.21(e), less than the LNG SPA Mandatory Offer Amount, the Company shall not have any further obligations with respect to such LNG SPA Mandatory Offer.

(h) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to a LNG SPA Mandatory Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or this Section 4.21 or compliance with the provisions of Section 3.09 or this Section 4.21 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.21 by virtue of such compliance.

Section 4.22 Access.

Each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, grant the Trustee or its designee from time to time, including during the pendency of an Unmatured Event of Default or an Event of Default, upon 15 days’ advance notice but no more than twice per calendar year (unless an Unmatured Event of Default or an Event of Default has occurred and is Continuing, in which case such access shall be granted upon reasonable prior written notice) reasonable access to all of its books and records and the physical facilities of the Development. All such inspections must be conducted during normal business hours, subject to the confidentiality arrangements pursuant to the confidentiality provisions of the CSAA, in a manner that does not disrupt the operation of the Development; provided, that the Company may redact pricing terms, sensitive technical information and/or other sensitive commercial information in any LNG SPAs, construction contracts or Material Project Agreements from the versions of such agreements made available to the Trustee or its designee. So long as an Unmatured Event of Default or an Event of Default has occurred and is Continuing, the reasonable fees and documented expenses of such persons will be for the account of the Obligors.

Section 4.23 Insurance.

Each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, obtain and maintain insurance with financially sound insurers, in such form and amounts as necessary to insure the probable maximum loss for the Development, except where not available on commercially reasonable terms and for certain exceptions that are consistent with the requirements of the Common Terms Agreement. The Company shall cause each insurance policy to name the Secured Parties and/or the Collateral Agent on behalf of the Secured Parties as named insureds, and in the case of any property insurance, loss payees to the extent provided under, in accordance with and pursuant to terms of, the CSAA.

For so long as the Loans or Senior Debt Commitments in connection therewith are outstanding, the maintenance of insurance required to be procured and maintained pursuant to the insurance covenant of the Common Terms Agreement shall be deemed to meet the insurance covenant in this Section 4.23.

Section 4.24 Compliance with Law.

Each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders (excluding tax laws, in respect of which Section 4.05 is applicable), except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 4.25 Limitation on Guarantees.

Each of the Company and TCP will not and will not permit any of its respective Restricted Subsidiaries to guarantee the obligations of others, except for:

(a) guarantees expressly contemplated by a Finance Document to which the Trustee is a party;

(b) guarantees incurred in the ordinary course of business pursuant to a Material Project Agreement or other ordinary course agreements of the Company and/or TCP;

(c) guarantees of the obligations of one or more of the Company, TCP or any of their respective Restricted Subsidiaries that are Indebtedness permitted under Section 4.08 hereof; and

(d) guarantees of the obligations (other than debt obligations for borrowed money) of third parties in an aggregate amount not exceeding $300,000,000.

Section 4.26 Material Project Agreements.

Each of the Company and TCP will and will cause each of its respective Restricted Subsidiaries, as applicable, to (i) maintain in effect all Material Project Agreements to which it is a party and (ii) comply in all material respects with its payment and other material obligations under the Material Project Agreements, except in each case:

(a) to the extent a Material Project Agreement is permitted to expire, be terminated or replaced under this Indenture or expires or is replaced in accordance with its terms;

(b) to the extent provided in Section 4.21 and Section 4.29 in relation to LNG SPAs; or

(c) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Each of the Company and TCP will not and will not permit any of its respective Restricted Subsidiaries to agree to any material amendment of any Material Project Agreement to which it is or becomes a party (except as permitted in Section 4.30) unless (a) a copy of such amendment has been delivered to the Trustee at least five days in advance of the effective date thereof along with a certificate of an Authorized Officer of the Company certifying that the proposed amendment or termination would not reasonably be expected to have a Material Adverse Effect; or (b) the Company, TCP or the applicable Restricted Subsidiary has obtained the consent of the Intercreditor Agent, if at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, and if not, a majority of the Holders to such amendment.

Section 4.27 Customary Lifting and Balancing Arrangements.

Each of the Company and TCP and/or any of its respective Restricted Subsidiaries may enter into one or more lifting and balancing arrangements with an External LNG/CCS Entity containing provisions for borrowing, loaning or supply of Gas and/or LNG provided that:

(a) such lifting and balancing arrangements are entered into on fair and commercially reasonable terms that are not less favorable in the aggregate to the Company, TCP and/or the applicable Restricted Subsidiary than would be obtained in a comparable agreement with independent parties acting at arm’s length;

(b) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that (i) after giving effect to such lifting and balancing arrangements (and any amendment thereto), the Company, TCP and their Restricted Subsidiaries reasonably expect to be able to meet their performance and operational obligations under all then effective Material Project Agreements; (ii) no Material Adverse Effect would reasonably be expected to occur as a result of the implementation of the proposed lifting and balancing arrangement; and (iii) all conditions provided under this Section 4.27 have been satisfied; and

(c) each of the Company and TCP takes any action that may then be required to grant and perfect security over its rights, title and interest therein to the Senior Creditors as required by the CSAA.

Any such agreements shall be automatically deemed to be Material Project Agreements when the conditions above are satisfied.

Section 4.28 Sharing of Project Facilities.

Each of the Company, TCP and/or any of its respective Restricted Subsidiaries may enter into one or more agreements for the (x) sharing, quiet enjoyment and use by any External LNG/CCS Entity of any Project Facilities, and of any capacity, and/or processing or storage rights of any of the foregoing and/or (y) for the sharing, quiet enjoyment, and use by the Company, TCP and/or any of their Restricted Subsidiaries of facilities of an External LNG/CCS Entity, and of any capacity and/or processing or storage rights of any of the foregoing (each a “Sharing Arrangement”), in each case (whether on a capacity borrowing, lending or swap basis, a committed tolling or pooling basis or otherwise), subject only to the following conditions:

(a)

(1) the Sharing Arrangement does not involve any sale, lease or creation of a Lien over the assets of the Development, other than:

(A) any sale, lease or Lien over Real Estate which (i) is owned by the Company, TCP or a Restricted Subsidiary but is not reasonably necessary for siting, constructing or operating the Project Facilities (as then under construction and/or operation), (ii) would not otherwise materially adversely impact the construction and/or operation of the Project Facilities (as then under construction and/or operation) or their performance as contemplated under their applicable engineering, construction or procurement contract or (iii) could not reasonably be expected to have a Material Adverse Effect (with reasonable concurrence of the Independent Engineer in the case of reliance on clauses (i) or (ii)); and

(B) any Permitted Liens or any customary easements, related subordination and non-attornment provisions or similar Liens employed for the grant of quiet enjoyment rights of use over facilities whose use is shared by one or more entities and which could not reasonably be expected to have a Material Adverse Effect;

(2) Calcasieu Pass Operations, LLC or TransCameron Operations, LLC, as applicable, remains the operator of any applicable Project Facilities subject to such Sharing Arrangement;

(3) such Sharing Arrangement provides that, as a condition precedent to the commencement of any use, sharing or pooling of capacity in a facility that is owned by an External LNG/CCS Entity, that (A) such facility has reached substantial completion in accordance with the applicable engineering, construction and procurement contract or (B) such use, sharing or pooling of capacity relates solely to (1) access and/or easement rights to the site during development and/or construction activities associated with such facility or (2) sharing of facilities for testing and commissioning purposes prior to substantial completion in accordance with the applicable engineering, construction and procurement contract of such facility;

(4) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company (to which the Independent Engineer has reasonably concurred) certifying that after giving effect to such proposed Sharing Arrangement, the Company and TCP will hold capacity and use rights across the Project Facilities (as supplemented by any facilities developed and used by the External LNG/CCS Entity) sufficient for the Company and TCP to meet their obligations under all then-effective Material Project Agreements;

(5) each of the Company and TCP shall take all actions required to grant a perfected security interest over its rights, title and interest in the agreements evidencing such Sharing Arrangements to the Senior Creditors as required by the CSAA (or any other Security Document executed pursuant thereto);

(6) no Event of Default or Unmatured Event of Default has occurred and is continuing or would occur as a result of the implementation of the Sharing Arrangement, and the Company so certifies; and

(7) the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that (A) all requirements described in this Section 4.28 have been complied with, (B) no Material Adverse Effect could reasonably be expected to arise as a result of implementing the proposed Sharing Arrangements and (A) all material Permits from a Governmental Authority required in respect of the implementation of such proposed Sharing Arrangement have been obtained or the Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that it reasonably expects such material consents can be obtained by the Obligors when necessary without material expense or delay to implementation of the Sharing Arrangement; and

(b) the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to such Sharing Arrangements is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying Indenture LNG SPAs then in effect and produces a Projected Fixed DSCR that is not less than the Projected Fixed DSCR derived from amortizing the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding prior to giving effect to such Sharing Arrangements to a zero balance by the termination date of the last to terminate of such Qualifying Indenture LNG SPAs, in each case, through the terms of such Qualifying Indenture LNG SPAs, with such calculations using such Qualifying Indenture LNG SPAs and using an interest rate equal to (i) in the case of an amortization calculation after giving effect to such Sharing Arrangements, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding after giving effect thereto and (ii) in the case of an amortization calculation prior to giving effect to such Sharing Arrangements, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding prior to giving effect thereto.

Any such agreements shall be automatically deemed to be Material Project Agreements when the conditions above are satisfied.

Section 4.29 LNG SPA Maintenance.

The Company will make a mandatory offer to repurchase Notes in accordance with Section 4.21 if the Company fails to maintain Qualifying LNG SPAs providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity unless, upon termination of any Qualifying LNG SPA, the Company enters into Qualifying Indenture LNG SPA(s) (each, a “Replacement Indenture Qualifying LNG SPA”) within 90 days following such termination to the extent necessary to meet the Base Committed Quantity, which period will be automatically extended by an additional 90 days if the Company certifies to the Trustee prior to the termination of the initial 90 day period that:

(a) the Company intends to replace such terminated LNG SPA with one or more LNG SPAs that would be Qualifying LNG SPAs that enable the Company to meet the Base Committed Quantity requirement set forth above and is diligently pursuing such replacement; and

(b) the termination of such Qualifying LNG SPA would not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period;

provided that (i) if any Loans or Senior Debt Commitments in connection therewith are outstanding and the Intercreditor Agent has approved an extension of any of the above cure periods, then the Company shall have the benefit of such extended cure period under this Indenture to replace such terminated LNG SPA and (ii) if no Loans or Senior Debt Commitments in connection therewith are outstanding, the period within which to replace such terminated LNG SPA will be 360 days.

A “Qualifying LNG SPA” comprises each of (i) the Initial LNG SPAs (other than the Excess Capacity LNG SPA), (ii) any LNG SPA entered into for a Qualifying Term in accordance with Section 4.31 and (iii) any other LNG SPA that meets each of the following conditions:

(a) With respect to any new LNG SPA or a Replacement Indenture Qualifying LNG SPA:

(1) for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, such LNG SPA is approved by the Intercreditor Agent;

(2) such LNG SPA is entered into for a Qualifying Term and is entered into (A) with an Investment Grade LNG Buyer (or guaranteed by an Investment Grade entity), (B) with a counterparty that is party to one of the Initial LNG SPAs (other than the Excess Capacity LNG SPA), (C) in the case of any LNG SPA that is a replacement of an LNG SPA referenced in clauses (a) or (d) of the definition of “Initial LNG SPAs,” an entity with consolidated net tangible assets of at least $15 billion (or guaranteed by an entity with such consolidated net tangible assets), (D) in the case of any LNG SPA entered into in accordance with the provisions described below under Section 4.31 or any LNG SPA that is a replacement of an LNG SPA referenced in clauses (b), (c), (e) or (f) of the definition of “Initial LNG SPAs,” so long as the Company has other Qualifying LNG SPAs for at least 6.0 MTPA of ACQ with counterparties that are an Investment Grade LNG Buyer (or guaranteed by an Investment Grade entity), an entity with consolidated net tangible assets of at least $3 billion per 1.0 MTPA of ACQ (or guaranteed by an entity with such consolidated net tangible assets), or (E) for so long as at least $1 billion of Loans or Senior Debt Commitments in connection therewith are outstanding, any entity approved pursuant to the terms of the Loans; or

(3) in the case of:

(A) any new LNG SPA, the Company has obtained and delivered to the Trustee a Rating Reaffirmation which takes into account the proposed LNG SPA and LNG Buyer; or

(B) one or more Replacement Indenture Qualifying LNG SPAs that replace one or more terminated LNG SPAs which, in the aggregate, would require the delivery of an ACQ of no more than 4.0 MTPA in order to replace such terminated LNG SPAs in full, the Company has obtained and delivered to the Trustee a Rating Reaffirmation which (y) takes into account the Replacement Indenture Qualifying LNG SPAs and the LNG Buyers and (z) reaffirms the Company’s rating in effect immediately prior to the occurrence of the termination event giving rise to the termination of the LNG SPAs being replaced (but prior to the running of any applicable notice period or cure period thereunder); and

(b) no Material Adverse Effect occurs, or could reasonably be expected to occur, as a result of entering into such LNG SPA or, in the case of a Replacement Indenture Qualifying LNG SPA, the termination of the LNG SPA being replaced and the entering into of the Replacement Indenture Qualifying LNG SPA, taken as a whole.

The Company will notify the Trustee upon entry into any new Qualifying LNG SPA promptly (and in any event, within 30 days of entry into such agreement), which notice will provide (a) a description thereof to the Trustee consistent with the description of the Initial LNG SPAs in the Offering Memorandum, (b) a statement of whether the Non-FTA Authorization, FTA Authorization, both of the foregoing or any other Export Authorization(s) are Required Export Authorizations in respect of such Qualifying LNG SPA, in accordance with the definition of Required Export Authorization, together with reasonable background information to support such designation and (c) a certification to the effect set forth in clause (b) above. Any LNG SPA that becomes a Qualifying LNG SPA will automatically be deemed to be a Material Project Agreement.

Section 4.30 Amendment of LNG SPAs.

Except to the extent such amendment or modification is required by applicable law or regulation of any Governmental Authority, the Company will not agree to any amendment or modification to the terms or provisions of any Qualifying LNG SPA if such amendment or modification would or could reasonably be expected to have a Material Adverse Effect.

Section 4.31 Sale of Supplemental Quantities.

LNG SPAs may be entered into by the Company in respect of all or any portion of the Supplemental Quantity of LNG and such LNG SPAs may be of any duration, on any terms and to buyers of any credit quality; provided that (a) performance under such LNG SPAs would not reasonably be expected to have a Material Adverse Effect; and (b) entry into and the terms of such LNG SPA will not result in a breach of any Required LNG SPA then in effect.

Section 4.32 Sale of Pre-Commercial Quantities.

The Company shall be permitted to enter into LNG SPAs in respect of any LNG produced or to be produced by the LNG Facility prior to the Commercial Operation Date, which LNG SPAs may be of any duration, on any terms and to buyers of any credit quality; provided that, (a) the Required LNG SPAs are then in full force and effect; (b) any obligations in such LNG SPA with respect to the period occurring after the Commercial Operation Date satisfy Section 4.31; (c) the performance by the Company of its obligations under such LNG SPAs could not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Required LNG SPAs; and (d) the entry into and the terms of such LNG SPA shall not result in a breach or default of any Required LNG SPA then in effect or the Impairment of any then-required material Permit.

Section 4.33 Export Authorizations

The Company will use commercially reasonable efforts to maintain in full force and effect both the FTA Authorization and the Non-FTA Authorization, and shall comply therewith, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.34 FERC Order.

Each of the Company and TCP will maintain in full force and effect and comply in all material respects with the FERC Order, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

The Company and TCP may amend or modify the FERC Order and any conditions thereof only to the extent that such amendment or modification would not reasonably be expected to have a Material Adverse Effect.

Section 4.35 Hedging Arrangements.

Each of the Company and TCP will not and will not permit any of its respective Restricted Subsidiaries to enter into Hedging Instruments other than Permitted Hedging Instruments.

Section 4.36 Project Construction; Maintenance of Properties.

Each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, use their respective commercially reasonable efforts to perform, or cause to be performed, all work and services required or appropriate in connection with the design, engineering, construction, testing and commencement of operations of the Development. On or prior to the Project Completion Date, the Trustee shall have received a certificate of the Independent Engineer confirming (a) that Facility Substantial Completion has occurred pursuant to the EPC Contract (subject to the completion of any punch list items thereunder), (b) that the applicable performance tests under each of the Material Construction Contracts have been successfully passed in accordance with such Material Construction Contract, (c) that the Project Facilities are Operational and (d) the Company’s calculation of the Permitted Completion Costs and that the Company has reserved an amount sufficient for the Permitted Completion Costs.

Section 4.37 Maintenance of Liens.

(a) Each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, grant a security interest to the Collateral Agent in its right, title and interest in, to and under its property to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents and each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, take, or cause to be taken, all action reasonably required by the Collateral Agent to maintain and preserve the Security Interests created by the Security Documents to which it is a party and the priority of such Security Interests as set forth in such Security Documents.

(b) Each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Collateral Agent for such purposes.

(c) Each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents. Each of the Company and TCP will, and will cause its respective Restricted Subsidiaries to, promptly discharge at the Obligors’ cost and expense, any Lien (other than Permitted Liens) on the Collateral to the extent and in accordance with, and subject to the exclusions set forth in, the Security Documents.

Section 4.38 Credit Rating Agencies.

The Company will use its commercially reasonable efforts to cause each series of the Notes to be rated by at least two Recognized Credit Rating Agencies. If any Recognized Credit Rating Agency ceases to be a “nationally recognized statistical rating organization” registered with the SEC or ceases to be in the business of rating securities of the type and nature of the Notes, the Company may replace the rating received from it with a rating from any other Recognized Credit Rating Agency.

Section 4.39 Additional Note Guarantees.

If the Company, TCP or any of their respective Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then such Domestic Subsidiary will (a) execute a supplemental indenture in the form attached hereto as Exhibit E (together with a corresponding Notation of Guarantee in the form attached hereto as Exhibit D), (b) accede to the CSAA and become a “Guarantor” and “Obligor” thereunder, and in each case within 15 Business Days of the date on which such Domestic Subsidiary is acquired or created and (c) if applicable, execute the Common Terms Agreement and any Facility Agreement as a guarantor and “Obligor” thereunder; provided that any such Restricted Subsidiary that is an Immaterial Subsidiary is not required to become a Guarantor until it ceases to be an Immaterial Subsidiary. The Company shall deliver an Opinion of Counsel to the Trustee as of the date of such accession to the CSAA and execution of the supplemental indenture stating that such supplemental indenture and accession to the CSAA are legal, valid and binding obligations of such Domestic Subsidiary enforceable against it in accordance with their respective terms.

Section 4.40 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors (or equivalent governing body) of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary, and the Board of Directors (or equivalent governing body) of TCP may designate any Restricted Subsidiary of TCP to be an Unrestricted Subsidiary, in each case, if that designation would otherwise comply with the provisions of this Section 4.40. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company, TCP and their Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company or TCP as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors (or equivalent governing body) of the Company or TCP, as applicable, giving effect to such designation and a certificate from an Authorized Officer certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 4.08, the Company will be in default of the covenants described in such section. The Board of Directors (or equivalent governing body) of the Company or TCP, as applicable, may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. Any such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted by Section 4.08 calculated on a pro forma basis; and (b) no Event of Default or Unmatured Event of Default would be in existence following such designation.

Section 4.41 Separateness.

The Company and its Subsidiaries, as a consolidated group, and TCP and its Subsidiaries, as a consolidated group, shall each at all times:

(a) observe all applicable entity procedures necessary to maintain its separate existence and formalities, including:

(i) maintain minutes or records of meetings of the members and/or managers of the Company and its Subsidiaries and TCP and its Subsidiaries;

(ii) act on behalf of itself only pursuant to due authorization of the members and/or managers, including, when applicable, any independent managers or members; and

(iii) conduct its own business in its own name and through authorized agents pursuant to its Constitutional Documents;

(b) allocate fairly and reasonably any shared expenses, including overhead for shared office space or common employees (if any);

(c) use separate stationery, invoices and checks bearing its own name;

(d) prepare and maintain its own full and complete books, accounting records (including books of account and payroll, if any) and other documents and records, in each case which are separate and apart from the books, accounting records and other documents and records of the Sponsor or any Affiliate thereof;

(e) maintain separate bank accounts in its own name or otherwise pursuant to the Finance Documents and make all investments by or on behalf of the Company and its Subsidiaries and TCP and its Subsidiaries solely in its name except as otherwise provided by the Finance Documents;

(f) separate its property and not allow funds or other assets to be commingled with the funds and other assets of, held by, or registered in the name of the Sponsor or any Affiliate thereof, and maintain its assets in such a manner that it is not costly or difficult to identify or ascertain such assets, all except to the extent otherwise provided by the Finance Documents;

(g) not hold itself out as being liable for the debts of the Sponsor or any Affiliate thereof and not guarantee the debts of the Sponsor or any Affiliate thereof except as permitted by the Finance Documents;

(h) not acquire or assume obligations or securities of, or make loans or advances to, any of its Affiliates except as required under the Finance Documents;

(i) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the balance sheet of any other Person; provided that such Obligor may also report its financial statements on a consolidated or combined basis with one or more of its Affiliates in accordance with GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Company and its Subsidiaries and TCP and its Subsidiaries from such Affiliate(s) and to disclose the separate nature of the Company and its Subsidiaries; and TCP and its Subsidiaries indebtedness;

(j) prepare and file its own tax returns separate from those of any Person except to the extent that the Company and its Subsidiaries and TCP and its Subsidiaries are treated as a “disregarded entity” for tax purposes and are not required to file tax returns under applicable law;

(k) pay its own liabilities and expenses out of its own assets (except as provided under the Finance Documents);

(l) pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations (either directly or through contractual arrangements to provide such services that such employees would provide) and not permit its employees, if any, to participate in or receive payroll benefits or pension plans of or from any of its Affiliates;

(m) maintain adequate capitalization in light of its contemplated business and obligations;

(n) hold itself out to third parties as a legal entity, separate and distinct and independent from any other entity, conduct its own business solely under its name and correct any known misunderstanding as to the separateness of the Obligors from any other Person;

(o) procure that each of the Company and TCP shall have an independent director or manager; and

(p) have and maintain Constitutional Documents which comply with the requirements of this Section 4.41;

provided that no limitation in this Section shall apply to the Company and its Subsidiaries as among one another or TCP and its Subsidiaries as among one another.

Section 4.42 Use of Proceeds.

The Company will use the proceeds of the Notes solely for purposes permitted in the applicable Finance Documents.

Section 4.43 Payments for Consents.

Each of the Company and TCP will not, and will not permit its respective Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder, in its capacity as a Holder, for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.44 Application of Covenants to TCP and its Subsidiaries Following a Permitted Pipeline Sale.

From and after the consummation of a Permitted Pipeline Sale, none of the covenants or prepayment provisions (except as set forth in the second paragraph in Section 4.12(a)) shall be applicable to TCP or any of its Subsidiaries. If a Permitted Pipeline Sale has occurred, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in TCP or any of its Subsidiaries will be deemed to be an Investment made as of the time of the Permitted Pipeline Sale and will reduce the amount available under one or more clauses of the definition of Permitted Investments, as determined by the Company; provided that, such Permitted Pipeline Sale will only be permitted if each such Investment in TCP or any of its Subsidiaries would be permitted at that time as a Permitted Investment (other than under clause (e), (f), (k), (q), (r) or (s) of the definition thereof).

Section 4.45 Changes in Covenants when Notes Rated Investment Grade.

(a)	If, on any date following the Notes Issue Date:

(1) each series of the Notes becomes Investment Grade; and

(2) no Unmatured Event of Default or Event of Default shall have occurred and be Continuing, then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants set forth in Section 5.01(c), Section 4.18 and Section 4.35 will no longer be applicable to the Notes.

(b) In addition, if, on any date following the date on which (1) the Company satisfies the conditions in clauses (1) and (2) of clause (a) above, then Section 4.13 will no longer be applicable to the Notes, beginning on such date and continuing until the Reversion Date (as defined below).

(c) If, on any date, either series of the Notes cease to be Investment Grade, then on such date (the “Reversion Date”) Section 4.13 will be reinstated as if such section had never been suspended and will be applicable unless and until the conditions in clauses(1) and (2) of clause (a) above are satisfied. No Unmatured Event of Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture or any series of Notes with respect to Section 4.13 and neither the Company nor any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if Section 4.13 remained in effect during such period. The period of time between the date of the suspension of Section 4.13 and the Reversion Date is referred to as the “Suspension Period.”

(d) In addition, on any date following the date on which the Company satisfies the conditions in clauses (1) and (2) of clause (a) above, the restrictions contained in the covenants set forth in Section 4.08 and Section 4.25 shall be of no further force and effect and shall be replaced with the following:

“Each of the Company and TCP will not and will not permit any of its respective Restricted Subsidiaries to incur Indebtedness or to issue preferred stock; provided that the Company and TCP and/or any of their Restricted Subsidiaries may incur Indebtedness and may issue preferred stock (i) permitted to be incurred and/or issued as described in paragraphs (a) through (q) of Section 4.08 (for the avoidance of doubt, including any Additional Senior Debt incurred in accordance with the provisions described under Section 4.09) and (ii) if either of the following conditions has been satisfied:

(A)

The Company shall have delivered to the Trustee a certificate from an Authorized Officer of the Company certifying that the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding, after giving effect to the incurrence of such Indebtedness, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying Indenture LNG SPAs then in effect and produces a Projected Fixed DSCR of at least 1.40:1.00 through the terms of such Qualifying Indenture LNG SPAs (with such ratio calculated using such Qualifying Indenture LNG SPAs, and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom); or

(B)	The Company has obtained and delivered to the Trustee a Rating Reaffirmation in respect of the Notes after giving effect to the incurrence of such Indebtedness.”

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Liquidation, Sale of All Assets.

The Company will not dissolve or liquidate nor consolidate with or merge with or into another Person (regardless of whether the Company is the surviving entity), convert into another form of entity or continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a) either (i) the Company is the surviving entity or (ii) the Person formed by or surviving such consolidation, merger, conversion or continuation (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and assumes the Company’s obligations under the Notes, this Indenture and the Security Documents pursuant to a supplemental indenture or appropriate modifications (if necessary) to the Security Documents;

(b) no Event of Default or Unmatured Event of Default would exist immediately after giving effect to such transaction or series of related transactions;

(c) the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect thereto, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Projected Fixed DSCR that is not less than the lower of (i) 1.40:1.00 and (ii) the Projected Fixed DSCR derived from amortizing the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding prior to giving effect thereto to a zero balance by the termination date of the last to terminate of such Qualifying LNG SPAs, in each case through the terms of such Qualifying LNG SPAs, with such calculations using such Qualifying LNG SPAs and using an interest rate equal to (i) in the case of an amortization calculation after giving effect to such consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding after giving effect thereto and (ii) in the case of an amortization calculation prior to giving effect to such consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding prior to giving effect thereto; and

(d) the Company shall have delivered to the Trustee a certificate from an Authorized Officer and an Opinion of Counsel, each stating that such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture and Security Documents, if any, comply with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition or any transfer of all or substantially all of the assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation, conversion or continuation, or into which the Company merged or to which such sale, assignment, transfer, lease, conveyance or disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such successor Person had been named as the Company in this Indenture and the Notes and thereafter the predecessor Company will have no continuing obligations under the Indenture, the Notes and the Security Documents (and such change shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the existing Indebtedness and any Indebtedness so effected shall continue to be the same obligation and not a new obligation).

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

The following events will be events of default under this Indenture (each, an “Event of Default”):

(a) Indenture Payment Default (an “Indenture Payment Default”):

(1) the Company fails to pay principal amounts due on the Notes; provided that if failure to pay occurs due to a purely administrative error, the Company shall have three Business Days to cure such failure; or

(2) the Company fails to pay interest or other amounts due on the Notes within thirty days of the same becoming due.

(b) Breach of Certain Covenants: except as specifically provided for in another Event of Default under this Section 6.01:

(1) breach by the Company, TCP or any Restricted Subsidiary of any covenant described in Section 5.01;

(2) failure by the Company to consummate a purchase of Notes when required pursuant to the provisions described under Section 4.12, Section 4.17, Section 4.19, Section 4.20 and Section 4.21;

(3) breach by the Company, TCP or any Restricted Subsidiary of any covenant described in Section 4.05, Section 4.08, Section 4.12 (to the extent not covered by the immediately preceding clause (2)), Section 4.14, Section 4.18, Section 4.24, Section 4.25 and Section 4.26; and in each case that is not corrected or cured within 30 days following the earlier of (A) any Obligor becoming aware of such failure; and (B) written notice from the Trustee or Holders of 33 1⁄3% of the principal amount of Notes outstanding;

(4)

(A) breach by the Company, TCP or any Restricted Subsidiary of any covenant described in Section 4.13, Section 4.15, Section 4.33 and Section 4.36; or

(B) material breach by the Company, TCP or any Restricted Subsidiary of any of the other covenants in this Indenture or the Notes;

in the case of each of sub-clauses (A) and (B) of this clause (4), that is not corrected or cured within 90 days after the earlier of (i) any Obligor becoming aware of such breach and (ii) written notice from the Trustee or Holders of 33 1⁄3% of the principal amount of Notes outstanding;

(5) any Permit required as described in Section 4.34 is Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect unless such Impairment is cured no later than 90 days (or to the extent no Loans or Senior Debt Commitments in connection therewith are then outstanding, 360 days) following the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto; provided that if any Loans or Senior Debt Commitments in connection therewith are then outstanding, the Company shall have no more than 180 days in the aggregate to cure such Impairment); or

(6) material breach by the Pledgor of any covenant contained in the Pledge Agreement that is not corrected or cured within 30 days after the earlier of (A) the Pledgor or any Obligor becoming aware of such failure; and (B) written notice from the Trustee or Holders of 33 1⁄3% of the principal amount of Notes outstanding.

(c) Bankruptcy:

(1) a Bankruptcy with respect to an Obligor or the Pledgor has occurred; or

(2) a Bankruptcy shall occur with respect to a Specified Counterparty, unless:

(A) the Company notifies the Collateral Agent and the Trustee that it intends to enter into a replacement contract with a new counterparty or guarantor, as applicable, or to amend or designate an existing contract in a manner that such existing contract shall thereafter satisfy the criteria to replace the contract with the Specified Counterparty that is in Bankruptcy;

(B) the Company diligently pursues such contract;

(C) such contract is entered within 360 days of the Bankruptcy of the Specified Counterparty;

(D) in the case of any Specified Counterparty that is a counterparty to a Required LNG SPA or a guarantor in respect of a Required LNG SPA, such contract meets the requirements of a Qualifying LNG SPA; and

(E) in the case of any Specified Counterparty that is a Construction Contractor or a guarantor party to a Parent Guarantee:

(i) such contract is on terms and conditions, taken as a whole, not materially likely to cause the Company to fail to meet the Project Completion Date by the Date Certain;

(ii) the new contractor or guarantor is a nationally or internationally recognized contractor; and

(iii) the Company has delivered to the Trustee a certificate of the Independent Engineer certifying that such counterparty is capable of completing the applicable portion of the Project Facilities; provided that this sub-clause (E) will not apply if the replacement contract or guarantee is reasonably acceptable to: (x) if the aggregate Loans then outstanding is greater than 25% of the total Senior Debt then outstanding, the Intercreditor Agent (acting on the instructions of the Requisite Secured Parties); or (y) if the aggregate secured bank debt then outstanding is less than 25% of the total Senior Debt then outstanding, Holders of greater than 50% in aggregate principal amount of the then outstanding Notes;

provided that, a Bankruptcy with respect to a counterparty to a PPS Gas Agreement or a guarantor in respect of a PPS Gas Agreement shall not result in an Indenture Event of Default if (I) such Specified Counterparty does not reject the applicable PPS Gas Agreement or guaranty in respect of such PPS Gas Agreement under the applicable Bankruptcy proceeding or (II) the Company obtains a Rating Reaffirmation which takes into account the bankruptcy of such Specified Counterparty.

(d) Abandonment: Abandonment of the Development has occurred and is continuing.

(e) Event of Taking: An Event of Taking that would reasonably be expected to have a Material Adverse Effect has occurred.

(f) Security Interests Invalid: Any of the Security Interests over a material portion of the Collateral ceases to be validly perfected in favor of the Collateral Agent on behalf of the Secured Parties.

(g) Unsatisfied Judgments: one or more final judgments for the payment of money in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in each case, against an Obligor or the Pledgor or against any other Person where an Obligor or the Pledgor is liable to satisfy such judgment, which judgment is by one or more Governmental Authorities, courts, arbitral tribunals or other bodies having jurisdiction over any such entity, and such judgment or judgments remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 90 days after the date of entry of such judgment; provided that such 90-day period will be stayed if an appeal in respect of such judgment or judgments has been filed and not dismissed.

(h) Unenforceability of this Indenture and Security Documents: This Indenture, the CSAA (including the guarantees in the CSAA provided by the Guarantors) or any other Security Document (other than (i) a Direct Agreement in respect of any LNG SPA that is not a Required LNG SPA then in full force and effect or (ii) any Direct Agreement in the case where the occurrence of this Event of Default has been triggered by an event affecting the underlying Material Project Agreement and a mandatory offer to purchase under Section 4.12, Section 4.17, Section 4.19, Section 4.20 and Section 4.21 or other Event of Default is applicable) is:

(1) declared unenforceable in a final judgment of a court of competent jurisdiction against any party (other than the Trustee or Holders or any Senior Creditors);

(2) expressly repudiated in writing by any party thereto (other than the Trustee or Holders or any Senior Creditors); or

(3) shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto not as a result of an Event of Default hereunder).

(i) Senior Debt Cross Payment Default/Cross-Acceleration Default:

(1) Failure by any Obligor to pay when due any principal payments due on any Senior Debt (other than the Notes) in a principal amount over $100,000,000 in the aggregate;

(2) failure by any Obligor to pay interest or other amounts on any Senior Debt (other than the Notes) in a principal amount over $100,000,000 within three Business Days of such interest or other amounts becoming due; or

(3) commencement of a Security Enforcement Action in accordance with the CSAA.

(j) Cross-Acceleration Default (other Indebtedness): A default with respect to any Indebtedness (other than any amount due in respect of Senior Debt Obligations and Subordinated Debt) of any Obligor in a principal amount over $100,000,000 in the aggregate, which default has continued beyond any applicable grace period, to the extent that it causes the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded.

Section 6.02 Declaration of Declared Event of Default.

The Trustee will, if so directed by the Holders of at least 33 1⁄3% of the principal amount of Notes of such series outstanding, or Holders of at least 33 1⁄3% of the principal amount of Notes of such series outstanding may, declare, by notice in writing to the Company (which notice, if given by the Holders, may also be delivered by the Holders to the Trustee), the occurrence of an Event of Default (an “Declared Event of Default”) on and at any time after the occurrence of an Event of Default, unless Holders of Notes of such series holding a greater percentage of the principal amount of Notes of such series direct the Trustee otherwise). An Event of Default also will be deemed to have occurred and been declared without such declaration or other notice upon the occurrence of an Event of Default described in Section 6.01(c)(1).

The Trustee will deliver a copy of any notice declaring the occurrence of an Event of Default (whether initially delivered by the Trustee or Holders) to the Collateral Agent pursuant to the CSAA.

Section 6.03 Acceleration.

In the case of an Event of Default described in Section 6.01(c)(1), all Senior Debt Obligations under the Notes will accelerate automatically and will immediately become due and payable without presentment, demand, vote or other notice or action of any kind. Upon the occurrence and Continuation of any other Declared Event of Default, the Trustee or Holders of at least 33 1⁄3% of the principal amount of Notes outstanding may declare all the Notes to be due and payable immediately, by notice in writing to the Company (which notice, if given by the Holders, shall also be delivered by the Holders to the Trustee), specifying the Event of Default. Upon any such declaration of acceleration, the Notes shall become due and payable immediately. Such notice may be included within a notice from the Trustee or the applicable Holders of the Notes declaring the occurrence of such Event of Default. The Trustee will deliver a copy of any notice of acceleration of the Senior Debt Obligations under the Notes (whether initially delivered by the Trustee or Holders) to the Collateral Agent pursuant to the CSAA.

Section 6.04 Waivers of Defaults and Acceleration.

Holders of more than 50% in aggregate principal amount of the then outstanding Notes of such series by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive a Continuing Unmatured Event of Default, Continuing Event of Default or Declared Event of Default, except a Continuing Unmatured Event of Default, Continuing Event of Default or Declared Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes of such series (including in connection with an offer to purchase); provided, that the Holders of more than 50% in aggregate principal amount of the then outstanding Notes of such series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Any notice delivered in respect of any such waiver or rescission shall be referred to as a “Cessation Notice.”

Upon any such waiver, such Unmatured Event of Default, Event of Default or Declared Event of Default shall cease to exist, and any Unmatured Event of Default, Event of Default or Declared Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture.

The Trustee will deliver a copy of any Cessation Notice received from Holders of more than 50% in aggregate principal amount of the then outstanding Holders of the Notes of such series to the Collateral Agent pursuant to the CSAA.

Section 6.05 Remedies of Holders.

If a Declared Event of Default occurs and is Continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

Except as set forth in Section 6.07 and Section 6.12, a Holder of a Note may pursue any remedy with respect to this Indenture or the Notes of such series only if:

(a) such Holder has previously given the Trustee written notice that an Event of Default is Continuing;

(b) Holders of at least 33 1⁄3% of the principal amount of Notes of such series outstanding make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e) Holders of more than 50% in aggregate principal amount of the then outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Any notice of an Event of Default, notice of acceleration or instruction to the Trustee to provide a notice of an Event of Default, notice of acceleration or take any other action in connection with an Event of Default and/or acceleration of the Notes (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such noteholder of Notes delivered to the Company and the Trustee that such noteholder is not (or, in the case such noteholder is DTC, or its nominee, that such noteholder is being instructed solely by beneficial owners that have represented to such noteholder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of an Event of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the noteholder is DTC, or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC, or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Court Determination”). If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant, and confirmation of such satisfaction shall be provided in writing by the Company to the Trustee. Any breach of the Position Representation (as confirmed by a Court Determination) shall result in such noteholder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such noteholder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Event of Default; provided, however, that this shall not invalidate any indemnity or security provided by any Directing Holder to the Trustee.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or other document delivered to it in accordance with this Indenture, shall have no duty to monitor, inquire as to or investigate the accuracy of, or compliance with, any Position Representation or any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations or take any other actions with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any noteholder or any other Person in acting in good faith pursuant to a Noteholder Direction without regard to any Position Representation or compliance with any Verification Covenant, and all such parties agree not to commence any legal proceedings against the Trustee in respect of, and agree that the Trustee will not be liable for, the delivery and accuracy of, or compliance with, any Position Representation or any Verification Covenant. A Position Representation may be substantially in the form of Exhibit H hereto with such other changes and information as reasonably requested by the Company and the Trustee, if applicable.

Section 6.06 Control by Majority.

Holders of more than 50% in aggregate principal amount of the then outstanding Notes of such series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture and subject to Section 6.12 hereof, the right of any Holder of a Note to receive payment of principal, premium, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) with respect to the Notes occurs and is Continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, or, after an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture, it shall pay out the money in the following order:

First: to the Trustee (including any predecessor trustee), its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes of such series.

6.12 Applicability of the CSAA.

In all cases of the pursuit of a remedy or an enforcement of the performance of any provision of this Indenture by the Trustee or by Holders if permitted under this Indenture, the Trustee and each Holder hereby consent and agree under this Indenture that, subject to any non-waivable rights held by a Holder with respect to pursuit of remedies under Applicable Law, any pursuit of a remedy or enforcement pursued under or pursuant to the Indenture, the Notes or the Note Guarantees shall be subject to the terms and conditions of the CSAA. The Trustee and Holders agree that if Holders meet the criteria in this Indenture to pursue a remedy or enforcement of the performance of any provision of this Indenture directly, they shall be deemed to be doing so on behalf of the Trustee (in its capacity as Senior Creditor Group Representative of the Holders under this Indenture) for purposes of the CSAA and, in pursuit of such remedy or enforcement of the performance of any provision of this Indenture, shall be subject to the terms and conditions of the CSAA.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is Continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the Continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraphs (b) and (e) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not investigate any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both; provided that an Officer’s Certificate or Opinion of Counsel will not be required if the Indenture requires the Company to deliver a certificate of an Authorized Officer of the Company in connection with such act or refrain from acting. The Trustee will not be liable for any action it takes, suffers or omits to take in good faith in reliance on such Officer’s Certificate, Opinion of Counsel or a certificate of an Authorized Officer of the Company. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Unmatured Event of Default or Event of Default unless a Responsible Officer of the Trustee has written notice thereof or unless written notice of such Unmatured Event of Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (and under the other Finance Documents to which it is a party) and each agent, custodian and other Person employed to act hereunder or thereunder.

(j) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential or other similar loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(m) In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”) related to this Indenture, the Company agrees (i) to provide to the Trustee information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) that is within the possession of the Company and reasonably requested by the Trustee so the Trustee can determine whether it has tax related obligations under Applicable Tax Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Tax Law for which the Trustee shall not have any liability, and (iii) to indemnify and hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable Tax Law. The terms of this section shall survive the termination of this Indenture.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in Section 310(b) of the TIA) it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee will not be responsible for the existence, genuineness or value of any of the Collateral, for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company or the Pledgor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee hereby disclaims any representation or warranty to the present and future holders of the Secured Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. For purposes of the two preceding sentences, the terms “Collateral,” “Liens,” “Pledgor” and “Secured Obligations” shall have the meanings ascribed to such terms in the Collateral Trust Agreement.

Section 7.05 Notice of Defaults.

If an Unmatured Event of Default or Event of Default occurs and is Continuing and if a Responsible Officer of the Trustee has written notice thereof, the Trustee will mail to Holders a notice of the Unmatured Event of Default or Event of Default within 90 days after it occurs. Except in the case of an Unmatured Event of Default or Event of Default in payment of principal of, premium or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel and of all Persons not regularly in its employ.

(b) The Company and the Guarantors will indemnify each of the Trustee or any predecessor trustee and their officers, agents, directors and employees for, and hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Finance Documents, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior, to the extent set forth under the CSAA, to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture and the resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(c)(i) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) “Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of more than 50% in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of more than 50% in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee. In case any Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

Section 7.11 Authorization to Enter Into Accession Agreement.

The Trustee is hereby authorized and directed by each of Holder of the Initial Notes to enter into the Accession Agreement and to exercise all the rights and perform all the obligations of a Secured Debt Holder Group Representative set out in the applicable Finance Documents, including, without limitation, making, on behalf of the Holders, any amendments or modifications as described in Section 9.03 and the agreements expressed to be made by Secured Debt Holders under the Finance Documents.

Section 7.12 Trustee Protective Provisions.

Without duplication of any amounts the Trustee is entitled to recover under any indemnification provisions in the Finance Documents, the rights, privileges, protections, indemnities, immunities and benefits provided to the Trustee in this Indenture are in addition to, and are not intended to be in conflict with or limited by, any such provisions in the Finance Documents.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors (or equivalent governing body) evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes of any series upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes of such series (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Section 4.06 through Section 4.45 and Section 5.01(c) with respect to the outstanding Notes of such series on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes of such series will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).

For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute an Unmatured Event of Default or Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(b) through Section 6.01(d) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of, or as certified by, a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, and interest and premium on, the outstanding Notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes of such series are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02, the Company has delivered to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Notes Issue Date, there has been a change in the applicable federal income tax law,

(C) in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Unmatured Event of Default or Event of Default shall have occurred and be Continuing on the date of such deposit (other than an Unmatured Event of Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company, TCP or any of their respective Subsidiaries is a party or by which the Company, TCP or any of their respective Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such series over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7) the Company must deliver to the Trustee an Officer’s Certificate stating that all conditions precedent set forth in clauses (1) through (6) of this Section 8.04 have been complied with; and

(8) the Company must deliver to the Trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this Section 8.04 have been complied with; provided that, the Opinion of Counsel with respect to clause (5) of this Section 8.04 may be to the knowledge of such counsel.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement the Notes and this Indenture or the Note Guarantees without the consent of any Holder or any Rating Reaffirmation:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to add covenants or defaults to this Indenture;

(3) to modify the restrictive legends set forth on the face of the form of any series of Notes or modify the forms of certification;

(4) to make any change that would provide any additional rights or benefits to Holders, increase the interest rate applicable to the Notes or that does not adversely affect the legal rights under this Indenture of any Holder;

(5) to conform the text of this Indenture, the Note Guarantees or the Notes to any provision under the “Description of Senior Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim or substantially verbatim recitation of a provision of any of the foregoing;

(6) to add additional assets as Collateral;

(7) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that such uncertificated Notes are in “registered” form within the meaning of section 163 of the Internal Revenue Code of 1986, as amended, and Treasury regulations thereunder);

(8) to provide for assumption of an Obligor’s obligations by a successor pursuant to this Indenture;

(9) to release a Guarantor from its Note Guarantee and terminate such Note Guarantee in accordance with this Indenture;

(10) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(11) to add any Note Guarantee;

(12) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Notes Issue Date;

(13) to evidence the succession of a new Trustee for any series of Notes; or

(14) to change or modify any provision or definition from the CSAA, included or referred to in this Indenture, the Note Guarantees or the Notes, as applicable, to the extent such provision or definition is changed or modified in the CSAA either (I) pursuant to Section 9.03 or (II) as otherwise permitted under the CSAA.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained. Any such amendment or waiver that imposes any obligation upon the Trustee or adversely affects the rights of the Trustee in its individual capacity will become effective only with the consent of the Trustee.

Section 9.02 With Consent of Holders.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including Section 3.09, Section 4.12, Section 4.17, Section 4.19, Section 4.20, and Section 4.21) and the Notes and the Note Guarantees with the consent of the Holders of more than 50% in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class, or if such amendment or supplement relates solely to Notes of a particular series, the Holders of more than 50% in principal amount of the Notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and Section 6.07, any existing Unmatured Event of Default or Event of Default (other than an Unmatured Event of Default or Event of Default in the payment of the principal of, premium or interest on, the Notes of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of more than 50% in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes of such series). Section 2.08 shall determine which Notes of such series are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors (or equivalent governing body) authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and Section 6.07, the Holders of more than 50% in aggregate principal amount of the Notes (or if a waiver relates to less than all series of Notes, of such series then outstanding) voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes (or the Notes of such series, as applicable) or the Note Guarantees. However, without the consent of each Holder of each series of Notes affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce a noteholder voting threshold for consent in this Indenture to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note;

(3) alter or waive any provisions or redemption payment with respect to the redemption of the Notes (other than notice provisions);

(4) reduce the rate of or change the time for payment of interest on any Note;

(5) waive an Unmatured Event of Default or Event of Default in respect of the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of more than 50% in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(6) changes to the currency of the Notes;

(7) make any change in the provisions of this Indenture relating to waivers of past Unmatured Events of Default or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes; and

(8) making any change in the preceding list of amendment and waiver provisions.

Section 9.03 Decisions under Other Finance Documents.

(a) Notwithstanding any provision of this Indenture or Section 7.2 of the CSAA to the contrary, the Trustee shall be required, without the requirement of any vote or consent by the Holders, with respect to any Covered Modification, to vote as follows:

(1) for any Covered Modification at a time when no Loans or Senior Debt Commitments in connection therewith remain outstanding, the Trustee shall vote in favor of such Covered Modification so long as such Covered Modification causes the provisions of the Finance Documents that are being amended to be equally or more restrictive on the Obligors than the covenants in this Indenture, in each case, as set forth in a certificate of an Authorized Officer of the Company or an Opinion of Counsel, upon which the Trustee may conclusively rely and will be fully protected in so relying;

(2) for any Covered Modification at a time when the Loans or Senior Debt Commitments in connection therewith then outstanding are less than 25% of the aggregate amount of Senior Debt then outstanding, the Trustee shall vote in conformity with the Credit Facility Lenders to the extent that any such Covered Modification causes the provisions of the Finance Documents that are being amended to be equally or more restrictive on the Obligors than the covenants in this Indenture, in each case, as set forth in a certificate of an Authorized Officer of the Company or an Opinion of Counsel, upon which the Trustee may conclusively rely and will be fully protected in so relying;

(3) for any Covered Modification at a time when the Loans or Senior Debt Commitments in connection therewith then outstanding are 25% or greater of the aggregate amount of Senior Debt then outstanding, the Trustee shall vote in conformity with the Intercreditor Agent, in each case, as set forth in a certificate of an Authorized Officer of the Company or an Opinion of Counsel, upon which the Trustee may conclusively rely and will be fully protected in so relying;

provided, however, that the Trustee shall vote as follows for certain modifications to the Finance Documents described below (“Fundamental Modifications”):

(4) if any Loans or Senior Debt Commitments in connection therewith remain outstanding, the Trustee shall vote in conformity with the Credit Facility Lenders with respect to Fundamental Modifications set forth in Sections 7.2(b)(ii)(A), 7.2(b)(ii)(B), 7.2(b)(ii)(C), and 7.2(b)(ii)(D) of the CSAA, or any other material modification to any Security Document, if the Fundamental Modification is not materially adverse to the Holders of the Notes, in each case, as set forth in a certificate from an Authorized Officer of the Company, upon which the Trustee may conclusively rely and will be fully protected in so relying, unless in any such case, such Fundamental Modification applies only to this Indenture;

(5) if any Loans or Senior Debt Commitments in connection therewith remain outstanding, the Trustee shall vote in conformity with the Term Lenders with respect to Fundamental Modifications set forth in Sections 7.2(a)(ii)(A), 7.2(a)(ii)(B) and 7.2(a)(ii)(C) of the CSAA, if the Fundamental Modification contemplated thereby (i) does not result in the Notes receiving payments that are less than pari passu with the Loans (other than due to timing differences in when payments are due on the Notes in accordance with their terms), and (ii) does not result in a material adverse change, when considered together with all other Fundamental Modifications to any particular item specified in this clause, to (x) the priority of the waterfall of payments under Section 4.7(a)(i)-(v) of the CSAA of any payment of principal, interest or other amounts payable (whether by prepayment or otherwise) under the Notes or (y) the then-required funding under then effective Finance Documents of the Additional Debt Service Reserve Account in respect of the Notes, in each case, as set forth in a certificate from an Authorized Officer of the Company, upon which the Trustee may conclusively rely and will be fully protected in so relying;

(6) for any Fundamental Modifications set forth in Sections 7.2(a)(ii)(D), 7.2(a)(ii)(E), 7.2(a)(ii)(F), 7.2(b)(ii)(E) or 7.2(c) of the CSAA, the Trustee shall vote at the direction of the Holders of the aggregate principal amount of the Notes as described in Article 9; and

(7) for any Fundamental Modifications made at a time when no Loans or Senior Debt Commitments in connection therewith remain outstanding, the Trustee shall vote at the direction of the aggregate principal amount of the Notes as set forth in Article 9.

Section 9.04 [Reserved].

Section 9.05 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.06 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.07 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors (or the equivalent governing body) approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Security.

(a) The payment of the Notes, when due, and the performance of all other Senior Debt are secured on a first-priority basis, subject only to Permitted Liens, by security interests in all Collateral owned or at any time acquired by the Company and the Guarantors.

(b) The Company shall, and shall cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Holders and the other Senior Debt, duly created, enforceable and perfected Liens upon the

Collateral as contemplated by this Indenture and the Senior Debt Instruments, so as to render the same available for the security and benefit of this Indenture and of the Notes, according to the intent and purposes hereof expressed subject in each case to any express provisions of any Senior Debt Instruments.

Section 10.02 Security Documents.

(a) The Notes, upon issuance and the execution and delivery of the Accession Agreement, will be Senior Debt for purposes of the CSAA and the Security Documents. The Trustee shall be the Senior Creditor Group Representative for the Notes. The Holders shall be Senior Noteholders.

(b) Upon the execution and delivery of the Senior Creditor Group Representative Accession Agreement (which document shall be substantially in the form attached as Schedule D- 1 to the CSAA (the “Accession Agreement”), each Holder of the Initial Notes, by its acceptance of the Initial Notes instructs and directs the Trustee to execute and deliver the Accession Agreement, to which the Trustee and the Collateral Agent will be a party on the Notes Issue Date, the Notes will constitute additional New Senior Debt (as defined in the Accession Agreement) and Senior Debt Obligations that is pari passu with all other Senior Debt Obligations and will be secured by the Collateral equally and ratable with the all other Senior Debt Obligations.

(c) Each Holder appoints the Trustee as Senior Creditor Group Representative of the Holders hereunder for purposes of the Accession Agreement and each Finance Document to which the Trustee is party on behalf of the Holders.

Section 10.03 Collateral.

(1) The Notes are secured, together with all other Senior Debt of the Company, equally and ratably by security interests granted to the Collateral Agent in all of the assets of the Company and the Guarantors.

Section 10.04 Release of Security Interests.

(a) With respect to the Notes or each series of Notes, the Collateral Agent’s Liens upon Collateral will no longer secure the obligations with respect to the Notes or that series of Notes and the right of the Holders of such obligations to the benefits and proceeds of the Collateral Agent’s Liens on Collateral will terminate and be discharged:

(1)

(A) upon satisfaction and discharge of this Indenture as set forth under in Section 12.01;

(B) upon a Legal Defeasance or Covenant Defeasance with respect to that series of Notes as set forth in Article 8; or

(C) upon payment in full in cash of the applicable Notes and all other related Note obligations that are outstanding, due and payable at the time the Notes are paid in full in cash; and

(2) in accordance with the CSAA.

Section 10.05 Release of Collateral.

(a) Notwithstanding any provision of this Indenture to the contrary, Collateral may only be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the CSAA and the other Security Documents.

(b) No certificate shall be required in connection with any sale, transfer or other disposition of Collateral if such sale, transfer or other disposition does not constitute an Asset Sale or is otherwise expressly permitted by the terms of any Security Document and such Security Document does not require delivery of such certificate and no instrument of release or other action of the Collateral Agent is required in connection with such release.

(c) The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents and none of the certificate delivery requirements under Article 10 shall affect or impair the ability of the Company to obtain the release of any Collateral to the extent the Company complies with its obligations to obtain such release under the CSAA and the other Security Documents.

Section 10.06 Termination of Security Interest.

Upon the payment in full of all obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Company, deliver a certificate to the Collateral Agent stating that such obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents (subject to the satisfaction of any release of Lien provisions set forth in the Security Documents).

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Note Guarantee.

(a) Subject to this Article 11 and to the requirements of Section 11 of the CSAA, each of the Guarantors hereby, jointly and severally, unconditionally reaffirms and confirms hereunder its guarantee made pursuant to Section 11 of the CSAA to the Collateral Agent for the ratable benefit of each of the Secured Parties, including each Holder of a Note authenticated and delivered by the Trustee, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, pursuant to which it has guaranteed that:

(1) the principal of, premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately, subject to the CSAA. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations under the Note Guarantees are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. To the extent permitted by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, the Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees and confirms that the provisions of Section 11 of the CSAA apply to its Note Guarantees.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, and to the extent permitted by applicable law, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guarantee Notation.

To evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto or such other form as may be provided in any Supplemental Indenture will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.25, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.25 and this Article 11, to the extent applicable.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05, the Company will not permit any Guarantor to dissolve or liquidate nor consolidate with or merge with or into another Person (whether or not such Guarantor is the surviving entity), convert into another form of entity, continue in another jurisdiction, or (except in connection with a Permitted Pipeline Sale) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to or with or into the Company or another Guarantor) unless:

(a)

(1) the Person formed by or surviving such consolidation, merger, conversion or continuation (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or disposition is made (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the same laws as the Guarantor was organized immediately prior to such transaction, or under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and the Security Documents and its Note Guarantee pursuant to a supplemental indenture, appropriate modifications (if necessary) to the Security Documents and Note Guarantee;

(3) no Event of Default or Unmatured Event of Default would exist immediately after giving effect to such transaction or series of related transactions; and

(4) the Company will have delivered to the Trustee a certificate from an Authorized Officer and an Opinion of Counsel, each stating that such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture and Security Documents and Note Guarantee, if any, comply with this Indenture and the Security Documents and that all conditions precedent provided for in this Indenture and the Security Documents relating to such transaction have been complied with; or

(b) the transaction does not violate the covenant described under Section 4.12.

In case of any such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05 Releases.

The Note Guarantee of a Guarantor and the Security Interests granted by a Guarantor (and the Security Interests granted by the Company or TCP, as applicable, in respect of its ownership interests in a Guarantor or, as applicable, by the Pledgor in respect of its ownership interests in the Company or TCP) for the benefit of the Holders will be automatically and unconditionally released upon:

(a)

(1) any sale, exchange, disposition or transfer (by merger, consolidation or otherwise) made in compliance with the applicable provisions of this Indenture (including Section 4.12) to a Person that is not (either before or after giving effect to such transaction) the Company, TCP or a Restricted Subsidiary of either the Company or TCP of:

(A) all or substantially all of the Capital Stock of such Guarantor (and such Guarantor ceases to be a subsidiary of (x) in the case of any Guarantor other than TCP, the Company or TCP, as the case may be, or (y) in the case of TCP, the Pledgor, in each case, as a result of such sale, exchange, disposition or transfer); or

(B) all or substantially all of the assets of such Guarantor;

provided that, any such sale, exchange, disposition or transfer of all or substantially all of the Capital Stock of, or all or substantially all of the assets of, TCP may only occur if it is a Permitted Pipeline Sale; provided further that, if TCP is released as a Guarantor in accordance with the foregoing in connection with a Permitted Pipeline Sale, any Subsidiary of TCP that is a Guarantor shall also be released as a Guarantor and any Security Interests granted by such Subsidiary (and the Security Interests granted by TCP in respect of its ownership interests in such Subsidiary) shall also be released.

(2) designation of any Guarantor (other than TCP) as an Unrestricted Subsidiary in accordance with Section 4.40;

(3) exercise of Legal Defeasance or Covenant Defeasance, if any, pursuant to Article 8 or upon payment in full in cash of the applicable Notes and discharge of all other related Senior Debt Obligations that are outstanding, due and payable at the time the Notes are paid in full in cash and discharged;

(4) subject to the provisions described in Section 5.01, the merger or consolidation of any Guarantor with and into the Company, another Guarantor or a Person that will become a Guarantor substantially upon the consummation of such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company or another Guarantor;

(5) the Note Guarantees or Security Interests granted by the Company or any Guarantors being released and discharged pursuant to the CSAA, as described in the CSAA; or

(6) if otherwise permitted or required under the terms of this Indenture; and

(b) The Company delivering to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent provided in this Indenture and the CSAA for the release of such Guarantor from its Note Guarantee or such Security Interests have been complied with.

If the requirements of clauses (a) and (b) above have been met, then upon request by the Company, the Trustee will (if required) execute an instrument evidencing the release of the Note Guarantee of such Guarantor and/or the applicable Security Interests.

Additionally, the Trustee will agree to release or assign the Note Guarantees held or made for the benefit of Holders on the date all outstanding amounts under the Notes have been redeemed, subject to reinstatement in the event any such payments are required to be returned.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes, or all Notes of a series, issued hereunder, when:

(a) either:

(1) all Notes (or all Notes of such series, as applicable) that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2) all Notes (or all Notes of such series, as applicable) that have not been delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee cash, U.S. government obligations or a combination thereof in an amount sufficient, without reinvestment, in the opinion of, or as certified by, a nationally recognized investment bank, appraisal firm, or firm of independent public accountants to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the stated maturity or redemption date;

(b) no Unmatured Event of Default or Event of Default has occurred and is Continuing on the date of such deposit (other than an Unmatured Event of Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(c) the Company has paid or caused to be paid all other sums then due and payable under this Indenture by the Company;

(d) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes (or Notes of such series, as applicable) at maturity or on the redemption date, as the case may be; and

(e) the Company has delivered to the Trustee an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent under this Indenture relating to the discharge of the Notes (or Notes of such series, as applicable) have been complied with.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 [Reserved].

Section 13.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic mail or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Facsimile No.: [***]

E-mail: [***]

Attention: Chief Financial Officer

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Latham & Watkins LLP

1271 Avenue of Americas

New York, NY 10020

Facsimile No.: [***]

E-mail: [***]

Attention: [***]

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th floor

Houston, TX 77002

Facsimile No.: [***]

E-mail: [***]

Attention: Corporate Trust Administration

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; at the time sent, if transmitted by electronic mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that all notices and communications to the Trustee shall not be deemed received by the Trustee unless actually received by the Trustee at its address, facsimile number or electronic mail address set forth above.

Any notice or communication to a Holder will be mailed by first class mail, or by certified or registered mail, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time by any of the means described above with respect to notice or communication by the Company.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and any other Transaction Document and delivered using Electronic Means; provided, however, that the Company and the Guarantors shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Instructing Officers”) and containing specimen signatures of such Instructing Officers, which incumbency certificate shall be amended by the Company and/or the Guarantors, as applicable, whenever a person is to be added or deleted from the listing. If the Company and/or the Guarantors, as applicable, elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company and the Guarantors understand and agree that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Instructing Officer listed on the incumbency certificate provided to the Trustee have been sent by such Instructing Officer. The Company and the Guarantors shall be responsible for ensuring that only Instructing Officers transmit such Instructions to the Trustee and that the Company, the Guarantors and all Instructing Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company and/or the Guarantors, as applicable. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company and the Guarantors agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company and/or the Guarantors, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 13.03 [Reserved].

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with, provided, that no such Opinion of Counsel shall be delivered on the date of this Indenture in connection with the original issuance of the initial Global Notes.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner, Affiliate or stockholder of the Company or any Guarantor (in each case other than the Company and the Guarantors) or the Sponsor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) Each of the Company, any Guarantors and the Trustee, and each Holder of a Note, by its acceptance thereof, hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Indenture, the securities or the transactions contemplated hereby or thereby.

(c) Each of the Company and each Guarantor, if any, irrevocably consents and submits, for itself and in respect of any of its assets or property, to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting, in each case, in the Borough of Manhattan, the City of New York, New York, United States of America, and any appellate court from any thereof in any suit, action or proceeding that may be brought in connection with this Indenture or the securities, and waives any immunity from the jurisdiction of such courts. Each of the Company and each Guarantor, if any, irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Company and each Guarantor, if any, agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and any Guarantor, if any, as applicable, and each of the Company and any Guarantor, if any, waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s and the applicable Guarantor’s, as applicable, jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding; provided, however, that neither the Company nor any Guarantor waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration of, any such judgment.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Execution; Counterpart Originals.

The parties may manually or electronically sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes. Delivery of an executed Indenture by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301- 309), as amended from time to time, or other applicable law), including DocuSign, or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 13.13 Trustee’s Receipt of Funds to the Extent not Required to be Applied to Payment of the Notes.

To the extent the Trustee receives any money from the Company or pursuant to any of the Finance Documents, and such money is not required to be used to redeem or repay the Notes as set forth in a certificate of an Authorized Officer of the Company, such moneys shall be deposited into the Account as specified by the Company in such certificate.

Section 13.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of August 5, 2021

VENTURE GLOBAL CALCASIEU PASS, LLC

By:	/s/ Leah Woodward
Name:	Leah Woodward
Title:	Treasurer

TRANSCAMERON PIPELINE, LLC

By:	/s/ Leah Woodward
Name:	Leah Woodward
Title:	Treasurer

THE BANK OF NEW YORK MELLON,
TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A-1

[Face of Note]

CUSIP: 92328M AA1

ISIN: US92328MAA18

3.875% Senior Secured Notes due 2029

No. _____ $ _________

VENTURE GLOBAL CALCASIEU PASS, LLC

promises to pay to ________ or registered assigns, the principal sum of ___________________________________________ DOLLARS on August 15, 2029.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2022

Record Dates: February 1 and August 1

Dated: ____________, 20 ____

VENTURE GLOBAL CALCASIEU PASS, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: ____________, 20

A-1-1

[Back of Note]

3.875% Senior Secured Notes due 2029

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Venture Global Calcasieu Pass, LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 3.875% per annum from August 5, 2021 until maturity. The Company will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Unmatured Event of Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be February 15, 2022. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 0.50% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate equal to 0.50% per annum in excess of the then applicable interest rate on the Notes of such series to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Paying Agent or Registrar maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

A-1-2

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of August 5, 2021 (the “Indenture”) among the Company, TCP and the Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a pledge of Collateral (as defined in the Indenture) pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time or from time to time prior to February 15, 2029 (the “2029 Call Date”), the Company may, at its option, redeem all or a part of the 2029 Notes at a redemption price equal to the 2029 Make-Whole Price plus accrued and unpaid interest on such 2029 Notes, if any, up to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“2029 Make-Whole Price” with respect to any 2029 Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such 2029 Notes, without any premium, penalty or charge; and

(2) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to the 2029 Call Date (assuming the principal amount is scheduled to be paid on the 2029 Call Date and not including any portion of such payments of interest accrued and paid on the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

At any time on or after the 2029 Call Date, the Company may, at its option, redeem all or a part of the 2029 Notes, at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the relevant redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market

A-1-3

data selected by the Company in good faith)) most nearly equal to the period from the redemption date to the 2029 Call Date on which the principal of the 2029 Notes being redeemed will be paid in full; provided, however, that if the period from the redemption date to such 2029 Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such 2029 Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The notice of redemption with respect to the foregoing redemption need not set forth the 2029 Make-Whole Price, but only the manner of calculation thereof. The Company will determine the redemption price (including any 2029 Make-Whole Price) and will notify the Trustee of the redemption price (including any 2029 Make-Whole Price) with respect to any redemption promptly, and the Trustee shall not be responsible for such calculation or determination.

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) of payment (a “Change of Control Payment”) to each Holder to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest if any, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of the corresponding Change of Control). No later than 30 days following any Change of Control, the Company will deliver a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) The Company will be required to make an Asset Sale Offer, Excess Loss Proceeds Offer, PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer to the extent provided in Sections 4.12, 4.19, 4.20 and 4.21, respectively, of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of a series or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.

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(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(12) NO RECOURSE AGAINST OTHERS.

No past, present or future director, manager, officer, employee, incorporator, member, partner, Affiliate or stockholder of the Company or any Guarantor (in each case other than the Company and the Guarantors) or the Sponsor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(13) AUTHENTICATION. This Note will not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(14) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

A-1-5

(16) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Facsimile No.: [***]

Attention: Treasurer

A-1-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably                                           appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-7

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, check the appropriate box below:

☐ Section 4.12	☐ Section 4.17	☐ Section 4.19	☐ Section 4.20

☐ Section 4.21

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-8

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount [at maturity] of this Global Note	Amount of increase in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

A-1-9

EXHIBIT A-2

[Face of Regulation S Temporary Global Note]

CUSIP: U9220M AA1

ISIN: USU9220MAA19

3.875% Senior Secured Notes due 2029

No.	$

VENTURE GLOBAL CALCASIEU PASS, LLC

promises to pay to        or registered assigns, the principal sum of                       DOLLARS on August 15, 2029.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2022

Record Dates: February 1 and August 1

Dated:      , 20

VENTURE GLOBAL CALCASIEU PASS, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: , 20

A-2-1

[Back of Regulation S Temporary Global Note]

3.875% Senior Secured Notes due 2029

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF VENTURE GLOBAL CALCASIEU PASS, LLC THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY

A-2-2

STATE OF THE UNITED STATES AND ONLY (A) TO VENTURE GLOBAL CALCASIEU PASS, LLC, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSES (C), (D) OR (E) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (F) ABOVE, VENTURE GLOBAL CALCASIEU PASS, LLC RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Venture Global Calcasieu Pass, LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 3.875% per annum from August 5, 2021 until maturity. The Company will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Unmatured Event of Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be February 15, 2022. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 0.50% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate equal to 0.50% per annum in excess of the then applicable interest rate on the Notes of such series to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

A-2-3

Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Paying Agent or Registrar maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of August 5, 2021 (the “Indenture”) among the Company, TCP and the Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a pledge of Collateral (as defined in the Indenture) pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time or from time to time prior to February 15, 2029 (the “2029 Call Date”), the Company may, at its option, redeem all or a part of the 2029 Notes at a redemption price equal to the 2029 Make-Whole Price plus accrued and unpaid interest on such 2029 Notes, if any, up to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

A-2-4

“2029 Make-Whole Price” with respect to any 2029 Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such 2029 Notes, without any premium, penalty or charge; and

(2) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to the 2029 Call Date (assuming the principal amount is scheduled to be paid on the 2029 Call Date and not including any portion of such payments of interest accrued and paid on the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

At any time on or after the 2029 Call Date, the Company may, at its option, redeem all or a part of the 2029 Notes, at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the relevant redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to the 2029 Call Date on which the principal of the 2029 Notes being redeemed will be paid in full; provided, however, that if the period from the redemption date to such 2029 Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such 2029 Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The notice of redemption with respect to the foregoing redemption need not set forth the 2029 Make-Whole Price, but only the manner of calculation thereof. The Company will determine the redemption price (including any 2029 Make-Whole Price) and will notify the Trustee of the redemption price (including any 2029 Make-Whole Price) with respect to any redemption promptly, and the Trustee shall not be responsible for such calculation or determination.

A-2-5

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) of payment (a “Change of Control Payment”) to each Holder to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest if any, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of the corresponding Change of Control). No later than 30 days following any Change of Control, the Company will deliver a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) The Company will be required to make an Asset Sale Offer, Excess Loss Proceeds Offer, PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer to the extent provided in Sections 4.12, 4.19, 4.20 and 4.21, respectively, of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of a series or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

A-2-6

(12) NO RECOURSE AGAINST OTHERS.

No past, present or future director, manager, officer, employee, incorporator, member, partner, Affiliate or stockholder of the Company or any Guarantor (in each case other than the Company and the Guarantors) or the Sponsor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(13) AUTHENTICATION. This Note will not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(14) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(16) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Facsimile No.: [***]

Attention: Treasurer

A-2-7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably                                           appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-2-8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, check the appropriate box below:

☐ Section 4.12	☐ Section 4.17	☐ Section 4.19	☐ Section 4.20

☐ Section 4.21

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-2-9

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S

TEMPORARY GLOBAL NOTE

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another other Restricted Global Note or for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount [at maturity] of this Global Note	Amount of increase in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

A-2-10

EXHIBIT A-3

[Face of Note]

CUSIP: 92328M AB9

ISIN: US92328MAB90

4.125% Senior Secured Notes due 2031

No.	$

VENTURE GLOBAL CALCASIEU PASS, LLC

promises to pay to        or registered assigns, the principal sum of                       DOLLARS on August 15, 2031.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2022

Record Dates: February 1 and August 1

Dated:      , 20

VENTURE GLOBAL CALCASIEU PASS, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: , 20

A-3-1

[Back of Note]

4.125% Senior Secured Notes due 2031

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Venture Global Calcasieu Pass, LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 4.125% per annum from August 5, 2021 until maturity. The Company will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Unmatured Event of Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be February 15, 2022. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 0.50% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate equal to 0.50% per annum in excess of the then applicable interest rate on the Notes of such series to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Paying Agent or Registrar maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

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(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of August 5, 2021 (the “Indenture”) among the Company, TCP and the Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a pledge of Collateral (as defined in the Indenture) pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time or from time to time prior to February 15, 2031 (the “2031 Call Date”), the Company may, at its option, redeem all or a part of the 2031 Notes at a redemption price equal to the 2031 Make-Whole Price plus accrued and unpaid interest on such 2031 Notes, if any, up to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“2031 Make-Whole Price” with respect to any 2031 Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such 2031 Notes, without any premium, penalty or charge; and

(2) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to the 2031 Call Date (assuming the principal amount is scheduled to be paid on the 2031 Call Date and not including any portion of such payments of interest accrued and paid on the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

At any time on or after the 2031 Call Date, the Company may, at its option, redeem all or a part of the 2031 Notes, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the relevant redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market

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data selected by the Company in good faith)) most nearly equal to the period from the redemption date to the 2031 Call Date on which the principal of the 2031 Notes being redeemed will be paid in full; provided, however, that if the period from the redemption date to such 2031 Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such 2031 Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The notice of redemption with respect to the foregoing redemption need not set forth the 2031 Make-Whole Price, but only the manner of calculation thereof. The Company will determine the redemption price (including any 2031 Make-Whole Price) and will notify the Trustee of the redemption price (including any 2031 Make-Whole Price) with respect to any redemption promptly, and the Trustee shall not be responsible for such calculation or determination.

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) of payment (a “Change of Control Payment”) to each Holder to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest if any, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of the corresponding Change of Control). No later than 30 days following any Change of Control, the Company will deliver a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) The Company will be required to make an Asset Sale Offer, Excess Loss Proceeds Offer, PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer to the extent provided in Sections 4.12, 4.19, 4.20 and 4.21, respectively, of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of a series or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.

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(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(12) NO RECOURSE AGAINST OTHERS.

No past, present or future director, manager, officer, employee, incorporator, member, partner, Affiliate or stockholder of the Company or any Guarantor (in each case other than the Company and the Guarantors) or the Sponsor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(13) AUTHENTICATION. This Note will not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(14) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

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(16) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Facsimile No.: [***]

Attention: Treasurer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably                                           appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, check the appropriate box below:

☐ Section 4.12	☐ Section 4.17	☐ Section 4.19	☐ Section 4.20

☐ Section 4.21

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount [at maturity] of this Global Note	Amount of increase in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

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EXHIBIT A-4

[Face of Regulation S Temporary Global Note]

CUSIP: U9220M AB9

ISIN: USU9220MAB91

4.125% Senior Secured Notes due 2031

No.	$

VENTURE GLOBAL CALCASIEU PASS, LLC

promises to pay to        or registered assigns, the principal sum of                       DOLLARS on August 15, 2031.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2022

Record Dates: February 1 and August 1

Dated:      , 20

VENTURE GLOBAL CALCASIEU PASS, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: , 20

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[Back of Regulation S Temporary Global Note]

4.125% Senior Secured Notes due 2031

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF VENTURE GLOBAL CALCASIEU PASS, LLC THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY

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STATE OF THE UNITED STATES AND ONLY (A) TO VENTURE GLOBAL CALCASIEU PASS, LLC, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSES (C), (D) OR (E) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (F) ABOVE, VENTURE GLOBAL CALCASIEU PASS, LLC RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Venture Global Calcasieu Pass, LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 4.125% per annum from August 5, 2021 until maturity. The Company will pay interest semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Unmatured Event of Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be February 15, 2022. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 0.50% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate equal to 0.50% per annum in excess of the then applicable interest rate on the Notes of such series to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

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Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Paying Agent or Registrar maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of August 5, 2021 (the “Indenture”) among the Company, TCP and the Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a pledge of Collateral (as defined in the Indenture) pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

At any time or from time to time prior to February 15, 2031 (the “2031 Call Date”), the Company may, at its option, redeem all or a part of the 2031 Notes at a redemption price equal to the 2031 Make-Whole Price plus accrued and unpaid interest on such 2031 Notes, if any, up to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

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“2031 Make-Whole Price” with respect to any 2031 Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such 2031 Notes, without any premium, penalty or charge; and

(3) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to the 2031 Call Date (assuming the principal amount is scheduled to be paid on the 2031 Call Date and not including any portion of such payments of interest accrued and paid on the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

At any time on or after the 2031 Call Date, the Company may, at its option, redeem all or a part of the 2031 Notes, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest up to but excluding the redemption date, without any premium, penalty or charge (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, without duplication).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the relevant redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to the 2031 Call Date on which the principal of the 2031 Notes being redeemed will be paid in full; provided, however, that if the period from the redemption date to such 2031 Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such 2031 Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The notice of redemption with respect to the foregoing redemption need not set forth the 2031 Make-Whole Price, but only the manner of calculation thereof. The Company will determine the redemption price (including any 2031 Make-Whole Price) and will notify the Trustee of the redemption price (including any 2031 Make-Whole Price) with respect to any redemption promptly, and the Trustee shall not be responsible for such calculation or determination.

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

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(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) of payment (a “Change of Control Payment”) to each Holder to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest if any, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of the corresponding Change of Control). No later than 30 days following any Change of Control, the Company will deliver a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) The Company will be required to make an Asset Sale Offer, Excess Loss Proceeds Offer, PLD Excess Proceeds Offer or the LNG SPA Mandatory Offer to the extent provided in Sections 4.12, 4.19, 4.20 and 4.21, respectively, of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of a series or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

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(12) NO RECOURSE AGAINST OTHERS.

No past, present or future director, manager, officer, employee, incorporator, member, partner, Affiliate or stockholder of the Company or any Guarantor (in each case other than the Company and the Guarantors) or the Sponsor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(13) AUTHENTICATION. This Note will not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(14) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(16) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Facsimile No.: [***]

Attention: Treasurer

A-4-7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably                                           appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-4-8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, check the appropriate box below:

☐ Section 4.12	☐ Section 4.17	☐ Section 4.19	☐ Section 4.20

☐ Section 4.21

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12, Section 4.17, Section 4.19, Section 4.20, Section 4.21 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-4-9

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S

TEMPORARY GLOBAL NOTE

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another other Restricted Global Note or for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount [at maturity] of this Global Note	Amount of increase in Principal Amount [at maturity] of this Global Note	Principal Amount [at maturity] of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

A-4-10

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th floor

Houston, TX 77002

Attention: Corporate Trust Administration

cc:	Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Re:	% Senior Secured Notes due 20 issued by Venture Global Calcasieu Pass, LLC

Reference is hereby made to the Indenture, dated as of August 5, 2021, (the “Indenture”), among Venture Global Calcasieu Pass, LLC, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $      in such Note[s] or interests (the “Transfer”), to         (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.

☐ Check if Transferee will take delivery of a beneficial interest in the Rule 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.

☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, (x) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers of the Notes) and (y) the interest transferred will be held immediately thereafter through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.

☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit G to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.	☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(iii)	☐ IAI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ).

(b)	☐ Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th floor

Houston, TX 77002

Attention: Corporate Trust Administration

cc:	Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Re:	% Senior Secured Notes due 20 issued by Venture Global Calcasieu Pass, LLC

(CUSIP     )

Reference is hereby made to the Indenture, dated as of August 5, 2021, (the “Indenture”), among Venture Global Calcasieu Pass, LLC, as issuer (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

         , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note or ☐ Regulation S Global Note or ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ____________

EXHIBIT D

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth and subject to the provisions in the Indenture dated as of August 5, 2021 (the “Indenture”) among Venture Global Calcasieu Pass, LLC (the “Company”) the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and the provisions of Section 11 of the Common Security and Account Agreement (the “Common Security and Account Agreement”), dated as of August 19, 2019, among the Company, TCP, the other Guarantors party thereto, each Senior Creditor Group Representative, the Intercreditor Agent, the Collateral Agent and the Account Bank (as such terms are defined therein), (a) the due and punctual payment of the principal of, premium and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and Section 11 of the Common Security and Account Agreement and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

D-1

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of     , 20    , among     (the “Guaranteeing Subsidiary”), a subsidiary of Venture Global Calcasieu Pass, LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 5, 2021 providing for the issuance of 3.875% Senior Secured Notes due 2029 (the “2029 Notes”) and 4.125% Senior Secured Notes due 2031 (the “2031 Notes” and, together with the 2029 Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof and Section 11 of the Common Security and Account Agreement dated as of August 19, 2019, among the Company, TCP, the other Guarantors party thereto, each Senior Creditor Group Representative, the Intercreditor Agent, the Collateral Agent and the Account Bank (as such terms are defined therein).

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

5. EXECUTION; COUNTERPARTS. The parties may manually or electronically sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed Supplemental Indenture by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law), including DocuSign, or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:     , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

VENTURE GLOBAL CALCASIEU PASS, LLC

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory

EXHIBIT F

Additional Notes and Supplemental Indentures for Additional Notes

Reference is made in this Exhibit F to the Indenture dated as of August 5, 2021 (the “Indenture”) among Venture Global Calcasieu Pass, LLC, (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

(a) After the Notes Issue Date, subject to compliance with the Indenture, including Sections 2.01 and 4.08 thereof and this Exhibit F, the Company may issue Additional Notes, in one or more series, under this Indenture or under one or more Supplemental Indentures that comply with the provisions of this Indenture. Additional Notes may be issued as a separate series or the same series as the Initial Notes or other Additional Notes, as shall be specified in the form of the Additional Note or in any Supplemental Indenture governing the terms of the Additional Notes permitted to be issued by this Indenture. Additional Notes may be issued in accordance with the following provisions, which are deemed to be part of Section 2.01(d) of the Indenture:

(b) Capitalized terms used and not otherwise defined in this Exhibit F which are defined in Section 2.01(b) or other Sections of the Indenture have the meanings set forth therein and the following terms have the meanings set forth below:

“Board Resolution” means a resolution duly adopted by (1) the Board of Directors (or equivalent governing body) of the Company or (2) any pricing or other committee of the Board of Directors (or equivalent governing body) of the Company duly authorized to act for it hereunder, a copy of which is delivered to the Trustee, accompanied by an Officer’s Certificate that such resolution has been duly adopted, has not been amended, modified, supplemented or rescinded and is in full force and effect.

“Registered Additional Note” means any Additional Note registered on the Additional Note Register maintained by the Company pursuant to Section 3.01 below.

1.01. Terms of Additional Notes. (a) The terms and conditions of any Additional Notes shall be established in or pursuant to a Board Resolution, and set forth in an Officer’s Certificate, or established in one or more Supplemental Indentures approved pursuant to a Board Resolution, and as set forth in an Officer’s Certificate, prior to the issuance of Additional Notes of any series, which shall include, as applicable:

(i) the title of the Additional Notes of the series (which shall distinguish the Additional Notes of the series from all other Notes);

(ii) any limit upon the aggregate principal amount of the Additional Notes of the series which may be authenticated and delivered under the Indenture (except for Additional Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Additional Notes of the series) which amount must be in compliance with the Indenture;

(iii) the date or dates (or the manner of determining the same) on which the principal of the Additional Notes of the series is payable (which, if so provided in or pursuant to such Board Resolution or in any Supplemental Indenture, may be determined by the Company from time to time and set forth in the Additional Notes of the series issued from time to time);

(iv) the rate or rates (or the method of determining the same) at which the Additional Notes of the series shall bear interest, if any, and the date or dates from which such interest shall accrue (which, in the case of either or both, if so provided in or pursuant to such Board Resolution or in any Supplemental Indenture, may be determined by the Company from time to time and set forth in the Additional Notes of the series issued from time to time), the interest payment dates (or the manner of determining the same) on which such interest, if any, shall be payable, the record dates (or the manner of determining the same), if any, for the determination of Holders to whom interest is payable on any interest payment date;

(v) the place or places where, subject to the Indenture, the principal of (and premium, if any) and interest, if any, on Additional Notes of the series shall be payable, any Additional Notes of the series may be surrendered for registration of transfer and Additional Notes of the series may be surrendered for exchange and the place or places where notices or demands to or upon the Company in respect of the Additional Notes of the series may be served;

(vi) the period or periods within which, the price or prices at which, and the terms and conditions upon which Additional Notes of the series may be redeemed, in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise;

(vii) the obligation, if any, of the Company to redeem, repay, prepay or purchase Additional Notes of the series pursuant to any mandatory prepayment, purchase or redemption provision, sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which Additional Notes of the series shall be redeemed, repaid, prepaid or purchased, in whole or in part, pursuant to such obligation, or at the option of a Holder thereof;

(viii) if other than denominations of U.S. $1,000 and any integral multiple thereof, the denominations in which Additional Notes of the series shall be issuable;

(ix) if other than the principal amount thereof, the portion of the principal amount of Additional Notes of the series which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined;

(x) if the amount of payments of principal of (or any premium) or any interest on the Additional Notes of the series may be determined with reference to an index, the manner in which such amounts shall be determined;

(xi) whether the Additional Notes of the series shall be issued in whole or in part in the form of a Global Additional Note or Notes and, in such case, the Depositary for such Global Additional Note or Notes, if other than DTC, whether such global form shall be permanent or temporary and, if so, whether beneficial owners of interests in any such Global Additional Note may exchange such interests for Additional Notes of such series in certificated form and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in this Indenture;

(xii) in the case of any Global Additional Note that may be exchanged for other Additional Notes, the manner and procedures for effecting such exchange;

(xiii) whether and under what circumstances, and the terms and conditions on which, the Company will pay additional amounts on the Additional Notes of the series in respect of any tax, assessment or governmental charge withheld or deducted and whether the Company will have the option to redeem such Additional Notes rather than pay such additional amounts or to redeem such Additional Notes in the event of the imposition of any certification, documentation, information or other reporting requirement and, if so, under what circumstances and the terms and conditions on which the Company may exercise such option; and

(xiv) any other terms of the series of Additional Notes which terms must be consistent with the provisions of the Indenture and, with respect to the matters set forth in Articles 4, 5, 6, 9, 10 (if any Additional Note is secured by any Collateral) and 11 (if any Additional Note is guaranteed by any guarantor of the Notes) (and any defined terms used therein) must be the same as those provisions (and any defined terms used therein); provided that (i) any Additional Notes may have multiple principal payments which may be set forth in a schedule to such Additional Notes and (ii) any series of Additional Notes may omit any of the covenants in Article 4 or Events of Default in Article 6.

(b) All Additional Notes of any one series shall be substantially identical except that such Additional Notes may differ as to date of issue and the date from which interest, if any, shall accrue. The terms of such Additional Notes, as set forth above, may be determined by the Company from time to time if so provided in or pursuant to such Board Resolution or in any Supplemental Indenture for Additional Notes. All Additional Notes of any one series need not, but may, be issued at the same time.

(c) If any terms of any series of Additional Notes are established by action taken pursuant to a Board Resolution, a copy of an appropriate record of such action shall be certified by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate setting forth the terms of the series.

1.02. Issuance of Additional Notes. (a) When authorized by a Board Resolution, Additional Notes may be issued either pursuant to the Indenture or pursuant to a Supplemental Indenture, in each case, without the consent of the Holders of any Notes, subject to compliance with the provisions of this Indenture.

(b) In authenticating or delivering any Additional Notes under the Indenture, or in executing, or accepting the additional trusts created by, any Supplemental Indenture for Additional Notes permitted by the Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, and the Company shall cause to be provided, an Opinion of Counsel that (subject to customary exceptions and assumptions):

(i) the form or forms of such Additional Notes and any Supplemental Indenture for Additional Notes have been established in conformity with, and comply with, the provisions of the Indenture;

(ii) the terms of such Additional Notes and any Supplemental Indenture for Additional Notes have been established in conformity with, and comply with, the provisions of the Indenture;

(iii) such Additional Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; and

(iv) the execution and delivery by the Company of such Additional Notes and any Supplemental Indenture for Additional Notes (A) have been duly authorized by all necessary limited liability company, managing member or other action on the part of the Company or its members and (B) will not violate the limited liability company agreement, certificate of formation or other organizational documents of the Company, any law binding on the Company, or the Indenture and the other Finance Documents.

In executing any amendment, modification or supplement of any Additional Notes or any Supplemental Indenture for Additional Notes, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, and the Company shall cause to be provided, an Opinion of Counsel stating that the amendment, modification or supplement of any Additional Notes or Supplemental Indenture for Additional Notes is authorized or permitted by the Indenture.

(c) The Trustee and the Company, at any time and from time to time, may enter into one or more Supplemental Indentures, in form satisfactory to the Trustee, (i) to establish the forms or terms of Additional Notes of any series permitted by this Indenture or (ii) to amend such forms or terms in any manner, solely to the extent such amendment is permitted by the terms of this Indenture. The Trustee may, but shall not be obligated to, enter into any such Supplemental Indenture for Additional Notes which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

(d) Upon the execution of any Supplemental Indenture for Additional Notes, any such Supplemental Indenture shall form a part of this Indenture for purposes of such Additional Notes and upon the execution of any amendment, modification or supplement of any Supplemental Indenture for Additional Notes in accordance with this Indenture, the Holders of Additional Notes of any series affected thereby theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

(f) Additional Notes of any series authenticated and delivered after the execution of any Supplemental Indenture for Additional Notes may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such Supplemental Indentures. If the Company shall so determine, new Additional Notes of any series, so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such Supplemental Indenture for Additional Notes may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for outstanding Additional Notes of such series.

2.01 Form of Additional Notes. (a) Any Additional Notes of the same series as the Initial Notes will be in the form or forms provided in Sections 2.01(a), (b) or (c), as applicable, of the Indenture.

(b) Any Additional Notes of a separate series from the Initial Notes will be in such form or forms, subject to the compliance with all other provisions of this Indenture, as shall be established in or pursuant to a Board Resolution (and set forth in a Board Resolution or, to the extent established pursuant to (rather than as set forth in) such Board Resolution, in an Officer’s Certificate as to such establishment) or in one or more Supplemental Indentures for the Additional Notes permitted to be issued by this Indenture approved pursuant to a Board Resolution

(c) Except as provided in Section 2.01(b) above, the Additional Notes of each series shall be issued as (i) Registered Additional Notes or (ii) Global Additional Notes.

(d) Additional Notes may be issued, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture or any Supplemental Indenture for Additional Notes, shall have such legends as may be required by Applicable Law, and may have such letters, numbers or other marks of identification and such other legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange, Depositary or clearing organization, or to conform to usage, as may, consistently herewith, be determined by the officers of the Company executing such Additional Notes, as evidenced by their execution of such Additional Notes.

(e) Each Additional Note (including a Global Additional Note) shall be dated the date of its authentication.

(d) The Company in issuing the Additional Notes may use “CUSIP,” “CINS,” “ISIN” and other reference numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP,” “CINS,” “ISIN” and other such reference numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Additional Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Additional Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any changes in the “CUSIP,” “CINS,” “ISIN” or the other such reference numbers.

2.02 Form of Trustee Authentication for Additional Notes.

(a) The Trustee’s Certificate of Authentication on all Additional Notes shall be in substantially the following form:

“This is one of the Additional Notes of the series designated therein referred to in the within-mentioned Indenture.”

[INSERT NAME OF TRUSTEE], as Trustee
By
Authorized Officer

3.01 Registration, Registration of Transfer and Exchange. (a) If the Additional Notes of or within a series are issuable as a Global Additional Note, the provisions of Section 2.06 of the Indenture shall apply to the transfer and exchange of the Global Additional Note.

(b) If the Additional Notes of or within a series are issuable as a Registered Additional Note that is not a Global Additional Note, the Company shall cause to be kept a register or registers in respect of each series of Additional Notes (herein sometimes referred to as the “Additional Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Registered Additional Notes of such series and the registration of transfers of Registered Additional Notes of such series.

(b) Upon surrender for registration of transfer of any Registered Additional Note of any series at the office or agency of the Company maintained for such purpose in respect of such series, but subject to any restrictions thereon, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Registered Additional Notes of such series of any authorized denominations, of a like stated maturity and aggregate principal amount and with like terms and conditions.

(c) At the option of the Holder, Registered Additional Notes of any series may be exchanged for one or more other Registered Additional Notes of such series of any authorized denominations, of a like stated maturity and aggregate principal amount and with like terms and conditions, upon surrender of the Registered Additional Notes to be exchanged at any such office or agency.

(d) Whenever any Registered Additional Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Additional Notes which the Holder making the exchange is entitled to receive.

(f) All Additional Notes issued upon any registration of transfer or exchange of Additional Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Additional Notes surrendered upon such registration of transfer or exchange.

(g) Every Registered Additional Note of a series presented or surrendered for registration of transfer or exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Additional Note Registrar in respect of such series duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

(h) No service charge shall be made for any registration of transfer or exchange of Additional Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Additional Notes.

(i) The Company shall not be required (A) to issue, register the transfer of or exchange any Additional Note of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Additional Notes of such series selected for redemption hereunder and ending at the close of business on the day of such mailing or (B) to register the transfer of or exchange any Registered Additional Note of such series so selected for redemption in whole or in part, except the unredeemed portion of any Registered Additional Note being redeemed in part.

3.02 Persons Deemed Owners. (a) The Company, the Trustee and any paying agent, the Additional Note registrar and any other agent of the Company or the Trustee in respect of the Additional Notes of any series may treat the Person in whose name any Registered Additional Note of such series is registered as the owner of such Registered Additional Note for the purpose of receiving payment of principal of (and premium, if any) and interest, if any, on such Registered Additional Note and for all other purposes whatsoever, whether or not such Registered Additional Note be overdue, and neither the Company nor the Trustee nor any paying agent, Additional Note registrar or other agent of the Company or the Trustee in respect of the Registered Additional Notes of such series shall be affected by notice to the contrary.

(b) None of the Company, the Trustee and any paying agent, the Additional Note registrar and any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Additional Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(c) Notwithstanding the foregoing, with respect to any Global Additional Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any Depositary, as a Holder, with respect to such Global Additional Note or impair, as between such Depositary and owners of beneficial interests in such Global Additional Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Additional Note.

EXHIBIT G

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th floor

Houston, TX 77002

Attention: Corporate Trust Administration

cc:	Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Re:	% Senior Secured Notes due 20 issued by Venture Global Calcasieu Pass, LLC

Reference is hereby made to the Indenture, dated as of August 5, 2021 (the “Indenture”), among Venture Global Calcasieu Pass, LLC, as issuer (the “Company”), the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $     aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of

G-1

this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:____________

G-2

EXHIBIT H

FORM OF NET SHORT REPRESENTATION

Venture Global Calcasieu Pass, LLC

c/o Venture Global LNG, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th floor

Houston, TX 77002

Attention: Corporate Trust Administration

Venture Global Calcasieu Pass, LLC (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) have heretofore executed an indenture, dated as of August 5, 2021 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 3.875% Senior Secured Notes due 2029 and 4.125% Senior Secured Notes due 2031 (collectively, the “Notes”). All terms used herein and not otherwise defined shall have the meaning ascribed to such term under the Indenture.

This letter constitutes a Position Representation in connection with a Noteholder Direction delivered pursuant to Section 6.05 of the Indenture, whereby the undersigned, as Directing Holder, represents to each of the Company and the Trustee that [it is] [its beneficial owners are] not Net Short.

By:
Name: [Holder]
Title:

H-1

EXHIBIT I

COMMON SECURITY AND ACCOUNT AGREEMENT

[Omitted]